                                         Filed Pursuant to Rule 424(b)(2)
                                         Registration Statement No. 333-50383

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 1998)

                                6,850,000 Shares

                             [PROTECTION ONE LOGO]
                                  COMMON STOCK

                            ------------------------
ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY.
 THE COMMON STOCK IS QUOTED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL "ALRM." ON JUNE 2, 1998 THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ
                       STOCK MARKET WAS $9 5/8 PER SHARE.
  CONCURRENTLY WITH THIS OFFERING, THE COMPANY IS OFFERING TO WESTAR CAPITAL, INC., A WHOLLY OWNED SUBSIDIARY OF WESTERN RESOURCES, INC., IN A TRANSACTION
     EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, 30,650,000 SHARES OF COMMON STOCK AT A PRICE PER SHARE EQUAL TO THE PRICE TO
   PUBLIC FOR THE SHARES OFFERED HEREBY. THE CONSUMMATION OF THIS OFFERING IS
    CONDITIONED UPON THE CONSUMMATION OF SUCH OFFERING TO WESTAR CAPITAL. IN
     ADDITION, WESTAR CAPITAL HAS INDICATED THAT IT WILL PURCHASE FROM THE UNDERWRITERS APPROXIMATELY 2,350,000 SHARES OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
         SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                              PRICE $9 1/2 A SHARE
                            ------------------------

                                                                        UNDERWRITING
                                               PRICE                   DISCOUNTS AND                PROCEEDS TO
                                             TO PUBLIC               COMMISSIONS(1)(2)               COMPANY(3)
                                             ---------               -----------------              -----------
Per Share.........................             $9.50                        $.50                       $9.00
Total(4)..........................          $65,075,000                  $3,425,000                 $61,650,000

---------
    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
    (2) Commissions will be paid from cash on hand. The Underwriters have agreed that the underwriting commission payable with respect to shares of Common Stock offered hereby that are purchased by Westar Capital shall be $.285 a share, resulting in proceeds to Company of $9.215 a share.
    (3) Before deducting offering expenses payable by the Company estimated at $800,000.
    (4) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,027,500 additional shares of Common Stock at the price to public for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $74,836,250, $3,938,750 and $70,897,500, respectively. See "Underwriters." The Company has also granted to Westar Capital an option, exercisable within 30 days of the date hereof and only upon exercise of the Underwriters' over-allotment option, to purchase, in a transaction exempt from registration under the Securities Act of 1933, as amended, up to an aggregate of 4,597,500 additional shares of Common Stock at the price to public.
                            ------------------------
    The shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made on or about June 8, 1998 at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY DEAN WITTER
          BEAR, STEARNS & CO. INC.
                    LEHMAN BROTHERS
                             BANCAMERICA ROBERTSON STEPHENS
                                     WHEAT FIRST UNION
June 2, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT WITH THE ACCOMPANYING PROSPECTUS NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
Certain Definitions.........................................   S-4
Prospectus Supplement Summary...............................   S-5
Risk Factors................................................  S-11
Use of Proceeds.............................................  S-17
Capitalization..............................................  S-18
Common Stock Price Range and Dividends......................  S-19
Unaudited Pro Forma Consolidated Financial Information......  S-20
Selected Consolidated Financial Information.................  S-24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-27
The Company.................................................  S-36
Management..................................................  S-46
Security Ownership of Certain Beneficial Owners and
  Management................................................  S-48
Certain United States Tax Consequences to Non-U.S.
  Holders...................................................  S-49
Underwriters................................................  S-51
Experts.....................................................  S-52
Legal Matters...............................................  S-52
Index to Financial Statements...............................   F-1
PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
Forward-Looking Statements..................................     3
Protection One..............................................     4
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     4
Description of the Debt Securities..........................     4
Description of Capital Stock................................    14
Plan of Distribution........................................    16
Legal Matters...............................................    17
Experts.....................................................    17

                           FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement, the accompanying Prospectus and the materials incorporated by reference herein and therein include "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the Company or its management "believes," "expects," "anticipates," "foresees" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations of Protection One include, among others: (i) the impact of the Company's acquisition strategy on its operations; (ii) the Company's need for additional capital and history of losses; (iii) subscriber account attrition; (iv) the risks and uncertainties related to the Company's dealer program; (v) the impact of accounting differences for account purchases and new installations; (vi) the possible adverse effect of false alarm ordinances and future government regulations; (vii) risks of liability from operations; (viii) the Company's leverage and capital structure; and (ix) competition in the security alarm industry. For information with respect to these and other factors, see "Risk Factors." Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein, in the Prospectus and the materials incorporated herein and therein by reference are made only as of the date of this Prospectus Supplement and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                              CERTAIN DEFINITIONS

     Unless otherwise indicated or the context otherwise requires, the following terms have the meanings indicated. "Protection One" or "the Company" means Protection One, Inc., a Delaware corporation, and its direct and indirect, wholly owned subsidiaries. "POI" means solely Protection One, Inc., excluding its subsidiaries. "Monitoring" means Protection One Alarm Monitoring, Inc., a Delaware corporation and a direct, wholly owned subsidiary of POI. "Westar" means Westar Security, Inc., a Kansas corporation and direct, wholly owned subsidiary of POI. "Western Resources" means Western Resources, Inc., a Kansas corporation. "Westar Capital" means Westar Capital, Inc., a wholly owned subsidiary of Western Resources and the majority stockholder of POI.

     "Combination" means the transaction consummated on November 24, 1997 in which the Company combined with Westar and WestSec, Inc., a Kansas corporation. "Western Resources Security Business" or "WRSB" means the security alarm monitoring business acquired by Protection One from Western Resources in the Combination. "Centennial Acquisition" means the acquisition of all of the outstanding capital stock of Centennial Security Holdings, Inc. ("Centennial") on November 24, 1997. "Network Acquisition" means the acquisition by Protection One of all of the outstanding capital stock of Network Multi-Family Security Corporation ("Network") effective January 1, 1998. "Multimedia Acquisition" means the acquisition by Protection One of all of the outstanding capital stock of Multimedia Security Services, Inc. ("Multimedia") on March 2, 1998. "Comsec Acquisition" means the acquisition by Protection One of all of the outstanding capital stock of Comsec Narragansett Security, Inc. ("Comsec") on March 17, 1998. "1998 Acquisitions" means, collectively, the Network Acquisition, the Multimedia Acquisition and the Comsec Acquisition.

     "WR Placement" means the concurrent offering of approximately 30,650,000 of Common Stock to Westar Capital by POI in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). "WR Option" means the option to be granted to Westar Capital by POI in the purchase agreement relating to the WR Placement pursuant to which Westar Capital may, within 30 days of the date of such purchase agreement and only upon exercise of the Underwriters' over-allotment option, purchase an additional approximately 4,597,500 shares of Common Stock. "Offerings" means, collectively, this Offering and the WR Placement.

     MRR, EBITDA and Adjusted EBITDA. As used in this Prospectus Supplement, "MRR" means monthly recurring revenue that the Company is entitled to receive under contracts in effect at the end of the referenced period, "EBITDA" means earnings before interest, taxes, depreciation and amortization (excluding non-recurring charges) and "Adjusted EBITDA" means EBITDA adjusted by adding installation-related expenses and deducting installation revenues. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. EBITDA is derived by adding to income (loss) before income taxes the sum of (i) interest expense, net, (ii) nonrecurring charges, and (iii) amortization of intangibles and depreciation expense and deducting other (income) expense. EBITDA and Adjusted EBITDA do not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income and are indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company's financial performance. Management believes presentation of EBITDA and Adjusted EBITDA enhances an understanding of the Company's financial condition, results of operations and cash flows because EBITDA and Adjusted EBITDA are used by the Company to satisfy its debt service obligations and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, EBITDA and Adjusted EBITDA have been used by senior lenders and subordinated creditors and the investment community to determine the current borrowing capacity and to estimate the long-term value of businesses with recurring cash flows from operations and net losses. The Company also presents Adjusted EBITDA as a measure that the Company believes provides a more appropriate comparison to EBITDA presented by companies that grow through a dealer program or acquisitions.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference herein or therein. Unless otherwise indicated, all information in this Prospectus Supplement assumes (i) no exercise of the Underwriters' over-allotment option, (ii) that the WR Placement is consummated, (iii) no exercise of the WR Option and (iv) that Westar Capital purchases 2,350,000 shares of Common Stock in this Offering. Prospective investors should carefully consider the matters discussed under the caption "Risk Factors."

                                  THE COMPANY

     Protection One is a leading provider of security alarm monitoring and related services in the United States, with approximately 1.2 million subscribers as of May 1998. The Company has grown rapidly by participating in both the expansion and the consolidation of the security alarm monitoring industry.

     Protection One's revenues consist primarily of recurring payments for monitoring and related services. Protection One monitors digital signals communicated by security systems installed at subscribers' premises. Security systems are designed to detect burglaries, fires and other events. Through a network of approximately 60 service branches, the Company provides repair of security systems and, in select markets, armed response to verify that an actual emergency, rather than a false alarm, has occurred.

     The Company provides its services to the residential, commercial and wholesale segments of the alarm monitoring market. The Company believes the residential segment, which represents in excess of 80% of its customer base, is the most attractive because of its growth prospects, gross margins and size. Of the Company's customer base, approximately 62% reside in single-family households and approximately 19% reside in multi-family complexes such as apartments and condominiums. Commercial subscribers represent 12% of the customer base and subscribers served by independent alarm dealers that subcontract monitoring services to the Company represent 7% of the customer base. Protection One intends to grow its presence in each of these key market segments, although the residential market remains the most important for the Company's growth strategy.

RECENT TRANSACTIONS

     Since November 1997, Protection One has transformed itself from a regional company into a nationwide provider of security alarm services through a series of significant acquisitions, including:

     - November 1997 combination with the Western Resources Security Business, which included approximately 440,000 subscribers;

     - November 1997 acquisition of Centennial, which included approximately 50,000 subscribers;

     - January 1998 acquisition of Network, the nation's largest provider of security alarm monitoring services to multi-family dwellings, which included approximately 200,000 subscribers;

     - March 1998 acquisition of Multimedia, which included approximately 147,000 subscribers;

     - March 1998 acquisition of Comsec, which included approximately 30,000 subscribers.

     Management believes that these transactions accomplished a number of important objectives, including: (i) expanding the Company's geographic reach, thereby opening sizable new markets for growth, (ii) increasing the Company's customer concentration in a number of key markets, (iii) increasing the Company's size, which allows it to pursue larger acquisitions and affinity relationships with other national companies and (iv) strengthening the Company's balance sheet and enhancing its access to capital to fund its growth strategy.

STRATEGY

     Protection One's primary objective is to be the national leader in the security alarm monitoring market. The Company intends to achieve its objective by continuing its rapid growth in revenues and EBITDA by adding significant numbers of new subscribers through its Dealer Program, acquisitions and strategic alliances. In addition, as subscriber growth continues, the Company intends to: (i) increase scale and density in key markets to acquire new subscribers at lower costs and to expand margins through operating efficiencies,
(ii) enhance revenues and margins by offering additional services to new and existing customers, and (iii) build the preeminent brand name in the security industry. The principal components of the Company's strategy are as follows:

     GENERATE SUBSCRIBER GROWTH THROUGH THE DEALER PROGRAM. Protection One has developed a Dealer Program rather than an internal sales force to generate a consistent stream of new subscribers. Participants are typically independent companies with residential and small commercial sales, marketing and installation skills that enter into exclusive contracts with Protection One to provide it with new monitoring customers for purchase on an ongoing basis. Protection One believes the Dealer Program is an advantageous distribution channel because it generates higher sales productivity, lower acquisition prices, lower subscriber attrition and lower fixed costs.

     GENERATE SUBSCRIBER GROWTH THROUGH ACQUISITIONS. The security alarm monitoring industry is highly fragmented and consolidating. Since its inception, the Company has completed in excess of 130 acquisitions and, since November 1997, the Company has completed eleven transactions, thereby adding approximately 885,000 subscribers. In addition, the Company's national presence has expanded the available acquisition market from approximately 3,000 security companies in the western United States to approximately 16,000 security companies nationwide. Acquisitions, in conjunction with the Dealer Program, enable Protection One to increase subscriber density, which results in significant operating synergies.

     GENERATE GROWTH THROUGH STRATEGIC ALLIANCES. Strategic alliances provide the Dealer Program with a proprietary source of prospective customers and offer the Company creative opportunities to advertise its brand. Protection One has aggressively pursued alliances with companies in other industries that have significant residential customer bases. In particular, Protection One has entered into marketing alliances with major metropolitan electric and gas utilities and a regional telephone operating company, all of which receive a significant daily volume of inbound phone calls from prospective customers.

     SELL ADDITIONAL SERVICES TO INCREASE REVENUES AND MARGINS. As a means to increase revenues and margins, Protection One offers new and existing customers a wide range of additional security services, including extended service protection, several different types of alarm verification, wireless backup and a medical identification card. These enhanced services also position Protection One as a full service provider and give dealers more features to sell in their solicitation of new customers.

     ESTABLISH PREEMINENT BRAND NAME. Based on primary market research, Protection One believes there is an opportunity to build the preeminent consumer brand in the security industry, thereby enabling the Company to add subscribers at a lower cost than its competitors. The Company believes a nationally recognized brand supports its goals of becoming an industry leader and broadening its customer relationships.

WESTERN RESOURCES

     Western Resources, through Westar Capital, owns an approximate 82% equity interest in Protection One. Western Resources' primary business activities, which generated $2.2 billion in revenues in 1997, are providing (i) electric generation, transmission and distribution services to approximately 614,000 customers in Kansas, (ii) natural gas and transmission and distribution services to approximately 1.4 million customers in Oklahoma and Kansas through its ownership of a 45% equity interest in ONEOK Inc., and (iii) through Protection One, security alarm services to 1.2 million subscribers. Western Resources' rate regulated electric service is provided by KPL, a division of the company, and Kansas Gas and Electric Company ("KGE"), a wholly owned subsidiary. On March 18, 1998, Western Resources and Kansas City Power & Light ("KCPL") announced a restructuring of their February 7, 1997 merger agreement, which will result in the formation of

Westar Energy, an electric company with more than one million customers. As part of this combination, Westar Energy will assume all of the electric utility related assets and liabilities of Western Resources, KCPL and KGE, and Western Resources will own approximately 80.1% of the outstanding equity of Westar Energy. See "Risk Factors -- Control by Western Resources."

                                 THE OFFERINGS

Common Stock offered hereby........    6,850,000 shares

Nasdaq Stock Market Symbol.........    ALRM

Use of Proceeds....................    The net proceeds of the Offering are
                                       estimated to be approximately $62.2
                                       million (or $71.4 million if the
                                       Underwriter's over-allotment option is
                                       exercised in full), based on the price to public of $9.50 per share. The Company intends to use such net proceeds to finance the partial redemption of the Discount Notes (as defined) and, to the extent there are additional proceeds, to repay a portion of the Senior Credit
                                       Facility (as defined) and for general
                                       corporate purposes and working capital.

Common Stock offered in the WR
  Placement........................    30,650,000 shares

Use of Proceeds from WR
Placement..........................    The net proceeds from the WR Placement
                                       are estimated to be approximately $290.4 million (or $334.1 million if Westar
                                       Capital exercises the WR Option in full).
                                       The Company intends to use such net
                                       proceeds to repay and permanently reduce amounts outstanding under the Senior
                                       Credit Facility.

Common Stock to be outstanding
after the Offerings................    121,331,678 shares(1)
---------------

(1) Assumes the Underwriters' over-allotment option and the WR Option are not exercised. See "Underwriters." Based on 83,831,678 shares of Common Stock outstanding as of May 27, 1998, excluding (i) 991,044 shares issuable upon exercise of outstanding employee stock options, (ii) 2,750,238 shares issuable upon exercise of an option held by Western Resources granted in connection with the Combination (the "Combination Option"), (iii) 1,286,750 shares issuable upon exercise of outstanding warrants, (iv) 9,245,510 shares issuable upon conversion of the Convertible Notes (as defined) and (v) 83,998 shares issuable in connection with certain acquisitions.

                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth and incorporated by reference herein and in the accompanying Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before purchasing any of the shares of Common Stock offered hereby.

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The summary financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of the Company and of its accounting predecessor, Westinghouse Security, set forth elsewhere in this Prospectus Supplement. The summary pro forma financial information for the year ended December 31, 1997, reflects the pro forma effects of the Combination, the Centennial Acquisition, the 1998 Acquisitions and the Offerings. The summary pro forma financial information for the quarter ended March 31, 1998 reflects the pro forma effects of the 1998 Acquisitions and the Offerings. The unaudited pro forma statements of operations for the year ended December 31, 1997 and the quarter ended March 31, 1998 have been presented as if the Combination, the Centennial Acquisition, the 1998 Acquisitions and the Offerings were consummated on January 1, 1997. The unaudited pro forma balance sheet as of March 31, 1998, is presented as if the Offerings were consummated as of that date.

     The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had the Combination, the Centennial Acquisition, the 1998 Acquisitions and the Offerings been consummated on the dates specified above. The unaudited pro forma financial information is derived from the unaudited pro forma condensed financial statements included elsewhere herein and should be read in conjunction with those statements and the notes thereto. All amounts are in thousands, except per share and subscriber data, unless otherwise noted.

                                                                                                      WESTINGHOUSE SECURITY
                                                             THE COMPANY(A)                              (PREDECESSOR)(B)
                                     --------------------------------------------------------------   ----------------------
                                     PRO FORMA        QUARTER ENDED       PRO FORMA                      53           52
                                      QUARTER           MARCH 31,            YEAR          YEAR         WEEKS        WEEKS
                                       ENDED      ---------------------     ENDED         ENDED         ENDED        ENDED
                                      3/31/98        1998        1997      12/31/97      12/31/97     12/30/96     12/20/95
                                     ----------   ----------   --------   ----------   ------------   ---------    ---------
STATEMENT OF OPERATIONS DATA:
Revenues...........................  $  91,869    $   76,795   $ 32,576   $ 348,719     $  144,773    $110,881     $ 88,710
Gross profit.......................     61,533        52,802     23,981     241,082        109,104      84,921       71,430
Selling, general and administrative
  expense..........................     23,161        19,435     14,996     132,156         77,203      60,166       50,919
Acquisition and transition
  expense..........................      2,044         2,044         --       6,464          1,308         101          101
Amortization of intangibles and
  depreciation expense.............     26,398        21,429      7,850     100,181         39,822      21,613       17,804
Nonrecurring charges(c)............         --            --         --          --         40,144          --           --
                                     ----------   ----------   --------   ----------    ----------    --------     --------
Operating income (loss)............      9,930         9,894      1,135       2,281        (49,373)      3,041        2,606
Interest expense, net..............      8,475        11,135      8,087      36,510         32,900      10,879       12,159
Net income (loss)..................  $   1,112    $    1,193   $ (4,269)  $ (27,884)    $  (49,303)   $ (4,860)    $ (5,923)
Net income (loss) per share........  $    0.01    $     0.01   $  (0.06)  $   (0.26)    $    (0.70)           (b)          (b)
                                     ==========   ==========   ========   ==========    ==========
OTHER OPERATING DATA:
MRR(d).............................  $  26,128    $   26,128   $  9,079   $  25,824     $   18,978    $  7,870     $  6,437
Subscribers, net at end of
  period...........................  1,159,528     1,159,528    403,560   1,145,192        756,818     313,784      265,839
Adjusted EBITDA(e).................  $  42,232    $   36,777   $ 11,806   $ 132,607     $   50,462    $ 37,327     $ 31,918

                                         AS OF MARCH 31,
                                     -----------------------                              AS OF
                                     PRO FORMA      ACTUAL                             DECEMBER 31,    AS OF       AS OF
                                        1998         1998                                  1997       12/30/96    12/20/95
                                     ----------   ----------                           ------------   --------    --------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)(f).......  $ (90,995)   $  (90,995)                           $   33,632    $(19,515)   $(13,035)
Subscriber accounts, net...........    737,316       737,316                               538,318    157,969      138,620
Goodwill and trademarks............  1,053,136     1,053,136                               682,180     11,102       11,397
Total assets.......................  1,984,538     1,984,538                             1,446,644    187,456      170,907
Total debt, including capital
  leases(g)(h).....................    450,379       806,106                               359,470     47,931       57,617
Total stockholders'
  equity(g)(h).....................  1,295,036       940,553                               933,975    106,140       89,120

------------

(a) Prior to November 24, 1997, Protection One was a standalone security business. Upon consummation of the Combination, Protection One acquired WRSB and Centennial. As a result of the Combination, Westar Capital acquired ownership of approximately 82% of Protection One. The Combination was accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquirer. Accordingly, the results of operations of Protection One and Centennial have been included in the consolidated financial statements only since November 24, 1997.

(b) On December 30, 1996, Western Resources, through its indirect wholly owned subsidiary, WestSec, purchased the assets and assumed certain liabilities comprising the security business of Westinghouse Security Systems ("Westinghouse Security") from Westinghouse Electric Corporation ("WEC"). Westinghouse Security is deemed to be a predecessor of Protection One for accounting purposes.

     Summary financial data for 1995 and 1996 were derived from the financial statements of Westinghouse Security for those years. Per share data is omitted because Westinghouse Security was wholly owned by WEC.

(c) In connection with the Combination, the Company incurred nonrecurring charges of $40.1 million in order to reflect business activities of the accounting acquirer, WRSB, that are no longer of continuing value to the combined entity and that will be phased out in the integration of operations. These charges have been separately identified as a component of operating income in the accompanying statements of operations. Charges for the year ended December 31, 1997, are as follows:

   Inventory and other asset losses...............  $17,697
   Customer account transition....................   12,337
   Disposition of excess fixed assets.............    4,128
   Closure of duplicate facilities................    1,991
   Severance compensation and benefits............    1,865
   Other..........................................    2,126
                                                    -------
                                                    $40,144
                                                    =======

(d) MRR is monthly recurring revenue that the Company is entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on the Company's overall rate of attrition.

(e) EBITDA is derived by adding to income (loss) before income taxes, the sum of (i) interest expense, net, (ii) nonrecurring charges, and (iii) amortization of intangibles and depreciation expense and deducting other (income) expense. Adjusted EBITDA is derived by adding to EBITDA installation-related expenses, and deducting from EBITDA installation revenues during the period. EBITDA and Adjusted EBITDA do not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income and are indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company's financial performance. Management believes presentation of Adjusted EBITDA enhances an understanding of the Company's financial condition, results of operations and cash flows because EBITDA and Adjusted EBITDA are used by the Company to satisfy its debt service obligations and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, EBITDA and Adjusted EBITDA have been used by senior lenders and subordinated creditors and the investment community to determine the current borrowing capacity and to estimate the long-term value of companies with recurring cash flows from operations and net losses. The Company also presents Adjusted EBITDA as a measure that the Company believes provides a more appropriate comparison to EBITDA presented by companies that grow through a dealer program or acquisitions.

     The following table provides a calculation of EBITDA and Adjusted EBITDA for each of the periods presented above:

                                                                                               WESTINGHOUSE SECURITY
                                                            THE COMPANY                            (PREDECESSOR)
                                        ----------------------------------------------------   ---------------------
                                        PRO FORMA     QUARTER ENDED     PRO FORMA
                                         QUARTER        MARCH 31,         YEAR        YEAR     53 WEEKS    52 WEEKS
                                          ENDED     -----------------     ENDED      ENDED       ENDED       ENDED
                                         3/31/98     1998      1997     12/31/97    12/31/97   12/30/96    12/20/95
                                        ---------   -------   -------   ---------   --------   ---------   ---------
Income (loss) before taxes............   $ 4,625    $ 1,988   $(7,115)  $(34,505)   $(82,273)   $(7,838)   $ (9,553)
Plus:
  Interest expense, net...............     8,475     11,135     8,087     36,510     32,900      10,879      12,159
  Nonrecurring charges................        --         --        --         --     40,144          --          --
  Amortization of intangibles and
    depreciation expense..............    26,398     21,429     7,850    100,181     39,822      21,613      17,804
Less:
  Other (income) expense..............    (3,170)    (3,229)      163        276         --          --          --
                                         -------    -------   -------   --------    --------    -------    --------
    EBITDA............................    36,328     31,323     8,985    102,462     30,593      24,654      20,410
                                         -------    -------   -------   --------    --------    -------    --------
Plus:
  Installation-related expenses.......    10,574      9,137     6,499     61,444     34,998      29,074      24,633
Less:
  Installation revenues...............    (4,670)    (3,683)   (3,678)   (31,299)   (15,129)    (16,401)    (13,125)
                                         -------    -------   -------   --------    --------    -------    --------
    Adjusted EBITDA...................   $42,232    $36,777   $11,806   $132,607    $50,462     $37,327    $ 31,918
                                         =======    =======   =======   ========    ========    =======    ========

(f) Excluding short term borrowings due to parent and the current portion of long term debt and capital leases.

(g) Reflects the assumption that the Offerings will generate approximately $352.6 million in net proceeds, approximately $65.1 million of which will be used to redeem 35% of the Discount Notes and approximately $287.5 million of which will be used to repay borrowings under the Senior Credit Facility.

(h) The redemption of the Discount Notes is assumed to occur at June 30, 1998. At such date, the Company estimates the redemption price will be calculated as outlined below:

Accreted value....................................  $166,000
Multiplied by portion redeemed....................        35%
Multiplied by redemption price expressed as a
  percentage of accreted value....................       112%
                                                    --------
Aggregate redemption price........................  $ 65,072
                                                    ========

    At March 31, 1998, the Company recorded the Discount Notes at a value of $195.0 million. As a result, the Company's redemption, assuming that it had occurred at March 31, 1998, would have reduced the recorded Discount Notes balance by $68.3 million. For pro forma purposes, the difference between the recorded amount and the aggregate redemption price was reflected as an extraordinary gain on redemption, net of the provision for income taxes using an estimated tax rate of 39%.

                                  RISK FACTORS

     Prospective purchasers of shares of Common Stock offered hereby should carefully review the information contained elsewhere in this Prospectus Supplement, in the accompanying Prospectus and incorporated by reference herein or therein and should carefully consider the following matters.

IMPACT OF ACQUISITION STRATEGY ON OPERATIONS

     A principal element of the Company's business strategy is to grow rapidly by acquiring portfolios of alarm monitoring accounts. During the 1992-1997 period, acquisitions were the primary source of the Company's growth; however, the Dealer Program has become an increasingly important component of the Company's growth. Since November 1997, Protection One has completed 11 transactions, thereby adding approximately 885,000 subscribers. The Combination, the Centennial Acquisition and the 1998 Acquisitions have placed and will continue to place substantial demands on the Company's management, operational resources and financial and internal control systems. The Company's future operating results will depend in part on the Company's ability to continue to implement and improve the Company's operating and financial controls and to expand, train and manage the Company's employee base. Significant changes in quarterly revenues and costs may result from the Company's execution of its business strategy, resulting in fluctuating financial results. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues. Moreover, due to the continuing consolidation of the security alarm monitoring industry and the acquisition by the Company and other alarm companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. The Company faces competition for the acquisition of portfolios of subscriber accounts, and may be required to offer higher prices for subscriber accounts it acquires in the future than the Company has in the past. See "-- Competition." There can be no assurance that the Company will be able to find acceptable acquisition candidates or, if such candidates are identified, that acquisitions can be consummated on terms acceptable to the Company.

     Acquisitions of portfolios of subscriber accounts involve a number of risks, including the possibility of unanticipated problems not discovered prior to the acquisition, higher than expected account attrition and the diversion of management's attention from other business activities in order to focus on the integration of accounts. For acquisitions that are structured as stock purchases of other companies, the Company may assume unexpected liabilities and must dispose of unnecessary or undesirable assets of the acquired companies. Because the Company's primary consideration in acquiring a portfolio of subscriber accounts is the amount of cash flow that can be derived from the MRR associated with the purchased accounts, the price paid by the Company is customarily directly tied to such MRR. The price paid varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts and other factors. The seller typically does not have audited historical financial information with respect to the acquired accounts. In making acquisition decisions, the Company generally has relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are true and complete or, if such representations and warranties are inaccurate, that the Company will be able to uncover such inaccuracies in the course of its due diligence or recover damages from the seller in an amount sufficient to fully compensate the Company for any resulting losses. The Company expects that future acquisitions will present at least the same risks to the Company as its prior acquisitions.

     An important aspect of the Company's acquisition program is the integration of subscriber accounts into the Company's operations after purchase. Depending on the size, frequency and location of acquisitions, the integration of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if the Company's corporate or branch operations fail to integrate a substantial portion of or do not adequately service acquired subscriber accounts, the Company may experience higher attrition in the future.

HISTORY OF LOSSES

     The Company incurred a net loss of $49.3 million in 1997 and a net loss of $0.7 million in 1996, and Westinghouse Security (a predecessor of the Company for accounting purposes) reported net losses of $4.9 million, $5.9 million, $1.8 million and $9.2 million in fiscal 1996, 1995, 1994 and 1993, respectively. These losses reflect, among other factors, substantial charges incurred by the Company and Westinghouse Security for amortization of purchased subscriber accounts, interest incurred on indebtedness and non-recurring charges. Such charges, with the exception of the non-recurring charges, will increase as the Company continues to purchase subscriber accounts, if the Company's indebtedness increases, or if interest rates increase. The Company's earnings have been insufficient to cover its fixed charges since the Company was formed, and there can be no assurance that the Company will attain profitable operations on an annual basis or at all.

CONTROL BY WESTERN RESOURCES

     Western Resources, through Westar Capital, currently owns in excess of 80% of the outstanding Common Stock of POI. Upon completion of the Offerings, Westar Capital will continue to own in excess of 80% of the outstanding Common Stock of POI. In addition, if the Underwriters' over-allotment option is exercised in full, Westar Capital will likely exercise its rights under the WR Option to maintain ownership in excess of 80% of the outstanding Common Stock of POI. As long as Westar Capital continues to beneficially own in excess of 50% of the shares of Common Stock outstanding, Westar Capital will be able to direct the election of all directors of POI and exercise a controlling influence over the business and affairs of POI, including any determinations with respect to mergers or other business combinations involving POI, the acquisition or disposition of assets by POI, future issuances of Common Stock or other equity securities of POI, the incurrence of indebtedness by POI and the payment of dividends with respect to the Common Stock. Similarly, Westar Capital will have the power to determine matters submitted to a vote of POI's stockholders without the consent of POI's other stockholders, will have the power to prevent or cause a change in control of POI and could take other actions that might be favorable to Western Resources and Westar Capital, whether or not such actions would be favorable to Protection One or its stockholders generally.

NEED FOR ADDITIONAL CAPITAL

     The Company's purchases of subscriber accounts through the Dealer Program and acquisitions of portfolios of subscriber accounts have generated cash needs that exceed the Company's net cash provided by operating activities. The Company intends to continue to pursue subscriber account growth through the Dealer Program and acquisitions. As a result, the Company will be required to seek additional funding from additional borrowings under the Senior Credit Facility and the sale of additional securities in the future, which may lead to higher leverage or the dilution of then existing holders' investment in the Common Stock. See "-- Leverage." Any inability of the Company to obtain funding through external financing is likely to adversely affect the Company's ability to increase its subscribers, revenues and cash flows from operations. There can be no assurance that external funding will be available to the Company on terms considered favorable by the Company or at all.

ATTRITION OF SUBSCRIBER ACCOUNTS

     The Company experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, the Company experiences attrition of newly acquired accounts to the extent the Company does not integrate such accounts or does not adequately service those accounts. An increase in attrition rates could have a material adverse effect on the Company's revenues and earnings.

     When acquiring accounts, the Company seeks to withhold a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the Company's financial condition or results of operations. There can be no assurance that the Company will be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. The Company has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

     As of March 31, 1998, the cost of subscriber accounts, net of goodwill and trademarks, net of previously accumulated amortization, was $1.8 billion, which constituted approximately 90.2% of the book value of the Company's total assets. The Company's purchased subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues (generally ten years) and goodwill is amortized over a 40 year life. The effects of gross subscriber attrition has historically been offset by adding new accounts from subscribers who move into premises previously occupied by prior subscribers and in which security alarm systems are installed, conversions of accounts that were previously monitored by other alarm companies to the Company's monitoring services and accounts for which the Company obtains a guarantee from the seller that provides for the Company to "put" back to the seller canceled accounts. The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is the Company's policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of the Company's purchased accounts to reflect assumed future attrition. There could be a material adverse effect on the Company's results of operations and financial condition if actual account attrition significantly exceeds assumed attrition and the Company has to shorten the period over which it amortizes the cost of purchased subscriber accounts.

RISKS RELATED TO THE DEALER PROGRAM

     During 1995-1997, the Company's Dealer Program became an increasingly important source of growth for the Company. The Company expects that this emphasis will continue. During the twelve months ended December 31, 1997, Westar and WestSec installed approximately 50,000 new security systems through an internal sales force. Protection One has converted this previously internal sales force into independent dealers participating in the Dealer Program. Several of the Company's competitors also have or are initiating dealer programs, and there can be no assurance that the Company will be able to retain or expand its current dealer base or that competitive offers to the Company's dealers will not require the Company to pay higher prices to the Company's dealers for subscriber accounts than previously paid.

POSSIBLE ADVERSE EFFECT OF "FALSE ALARM" ORDINANCES

     According to the Company's experience and industry data, substantially all alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

     A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

POSSIBLE ADVERSE EFFECT OF FUTURE GOVERNMENT REGULATIONS, RISKS OF LITIGATION

     The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of the Company's business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company.

     The Company's advertising and sales practices are regulated by both the Federal Trade Commission and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of security alarm systems and the obligation of the Company to provide purchasers of alarm systems with certain rescission rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations was violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violation will occur in the future.

LIABILITY FROM OPERATIONS

     The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which the Company sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will be enforced, and the costs of such litigation could have an adverse effect on the Company.

     The Company's alarm response and patrol services require Company personnel to respond to emergencies that may entail risk of harm to such employees and to others. In most cities in which the Company provides such services, the Company's patrol officers carry firearms, which may increase such risk. Although the Company screens and trains its employees, the provision of alarm response service subjects the Company to greater risks related to accidents or employee behavior than other types of businesses. Reduction of police participation in the handling of emergencies could expose the Company's patrol officers to greater hazards and further increase the Company's risk of liability.

     The Company carries insurance of various types, including general liability and errors and omissions insurance. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

LEVERAGE

     The Company has substantial indebtedness. As of March 31, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions and the Offerings (and the use of the proceeds therefrom), as though all such events had occurred at such date, the Company would have had approximately $450.4 million of indebtedness outstanding, and there would have been approximately $115.1 million available for future borrowings under the Senior Credit Facility. See "Capitalization." The Company may incur additional indebtedness in the future, subject to certain limitations contained and to be contained in the various indentures and credit agreements governing the Company's outstanding indebtedness, and expects to do so in order to fund future additions of subscriber accounts through purchases in connection with the Dealer Program and future acquisitions of subscriber account portfolios as part of its business strategy. To the extent the Company will need to rely on funds under the Senior Credit Facility beyond its current maturity of March 30, 1999, the Company believes that it will be able to obtain further extensions of the maturity date of the Senior Credit Facility from time to time, or will be able to refinance the Senior Credit Facility prior to its present maturity date, although there can be no assurance that the Company will be able to do so. A portion of the consolidated debt of the Company bears interest at floating rates; therefore, the financial results of the Company are and will continue to be affected by changes in prevailing interest rates. As of April 1, 1998, the Company had approximately $458.9 million of debt outstanding bearing interest at floating interest rates.

     The Company's degree of leverage may have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations is, and will continue to be, dedicated to the payment of the principal of and interest on the Company's indebtedness, thereby reducing the funds available to the Company for its operations and future growth or other business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, the Dealer Program, acquisitions of portfolios of subscriber accounts, capital expenditures, general corporate purposes or other purposes may be impaired; (iii) the indenture under which Monitoring's 13 5/8% Senior Subordinated Discount Notes (the "Discount Notes") were issued (the "Discount Notes Indenture") and the Senior Credit Facility contain, and are expected to continue to contain, certain restrictive covenants, including covenants under the Senior Credit Facility that require the Company to obtain the consent of the lenders under the Senior Credit Facility to certain actions by the Company and to maintain certain financial ratios in order to undertake significant acquisitions of portfolios of subscriber accounts, all of which impose limitations on the Company's ability to execute its business strategy; (iv) Monitoring's borrowings under the Senior Credit Facility are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates; (v) the Company may be more vulnerable to a downturn in the Company's business or the economy generally; and (vi) the Company's ability to compete against other less leveraged companies may be adversely affected.

IMPACT OF ACCOUNTING DIFFERENCES FOR ACCOUNT PURCHASES AND NEW INSTALLATIONS

     A difference between the accounting treatment of the purchase of subscriber accounts (including both purchases of subscriber account portfolios and purchases under ongoing agreements with independent alarm dealers) and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force has a significant impact on the Company's results of operations. All direct external costs associated with purchases of subscriber accounts are capitalized and amortized over 10 years on a straight-line basis. Also included in capitalized costs are certain acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the purchased subscriber accounts into the Company's operations. Such costs include costs incurred by the Company in fulfilling the seller's pre-acquisition obligations to the acquired subscribers, such as providing warranty repair services. In contrast, the Company's costs related to the sales and marketing of new alarm monitoring systems generated by the Company's sales force, as well as indirect overhead incurred in support of such activities, are expensed in the period in which such activities occur. The Company's sales, marketing and indirect overhead expenses for new systems generally exceed installation revenues. The Company has recently converted the internal sales force of WestSec and Westar into independent dealers participating in the Dealer Program.

     There can be no assurance that the Company will not increase its emphasis on the marketing and sales of new alarm system installations in the future, however, particularly in connection with a joint venture or other strategic alliance. Any such increase could adversely affect reported results.

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. The Company competes with major firms with substantial financial resources, including: ADT Operations Inc., a subsidiary of Tyco International, Inc.; the security subsidiaries of the Ameritech Corporation; and Brinks Home Security Inc., a subsidiary of The Pittston Services Group. Other alarm service companies have adopted a strategy similar to the Company's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some competitors have greater financial resources than the Company, or may be willing to offer higher prices than the Company is prepared to offer, to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for subscriber accounts, which would adversely affect the Company's return on investment in such accounts and the Company's results of operations.

IMPACT OF DECLINES IN NEW CONSTRUCTION OF MULTI-FAMILY DWELLINGS

     Demand for alarm monitoring services in the multi-family alarm monitoring market is tied to the construction of new multi-family structures. The Company believes that developers of multi-family dwellings view the provision of alarm monitoring services as an added feature that can be used in marketing newly developed condominiums, apartments and other multi-family structures. Accordingly, the Company anticipates that the growth in the multi-family alarm monitoring market will continue so long as there is a demand for new multi-family dwellings. However, the real estate market in general is cyclical and, in the event of a decline in the market for new multi-family dwellings, it is likely that demand for the Company's alarm monitoring services to multi-family dwellings would also decline, which could negatively impact the Company's results of operations.

ANTITAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws, together with certain provisions of Delaware law and certain provisions in the indentures for the Convertible Notes and the Discount Notes, may render more difficult or have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management of the Company. See "Description of Capital Stock" in the Prospectus. Although such provisions do not have a substantial practical significance to investors while Western Resources, through Westar Capital, controls the Company, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Westar Capital's voting power decrease to less than 50%.

SHARES ELIGIBLE FOR FUTURE SALE

     Of the 83,831,678 shares of Common Stock outstanding at May 27, 1998, 13,807,174 shares were freely tradeable in the public market without any restriction and an additional 70,024,504 shares were eligible for sale subject to the volume limitations of Rule 144 under the Securities Act. In addition, as of May 27, 1998, (i) an aggregate of 9,245,510 shares of Common Stock were issuable upon conversion of Monitoring's 6 3/4% Convertible Senior Subordinated Notes due 2003 (the "Convertible Notes") at a conversion price of approximately $11.19 per share, (ii) an aggregate of 1,286,750 shares of Common Stock were issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.72 per share, (iii) an aggregate of 991,044 shares of Common Stock were issuable upon the exercise of outstanding options with a weighted average exercise price of $9.84 per share, and (iv) an aggregate of 83,998 shares were issuable in connection with certain acquisitions of portfolios of alarm accounts, all of which shares are currently registered for sale or resale under the Securities Act. The Company expects that the exercise prices for the Company's outstanding warrants will be adjusted under the terms of the agreements pursuant to which they were issued to account for the Offerings, which may result in additional shares of Common Stock being issuable. Also, as of May 27, 1998, an aggregate of 2,750,238 shares of Common Stock were issuable upon exercise by Western Resources of the Combination Option, which shares are not registered under the Securities Act. Sales and potential sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock. The shares held by Westar Capital are restricted securities. Pursuant to certain registration rights, however, and because of its ownership position, Westar Capital is able to cause the Company to register such shares.

DIVIDEND POLICY, RESTRICTIONS ON DIVIDENDS

     Other than the cash distribution paid to holders of record of Common Stock as of November 24, 1997, holders of outstanding options to purchase Common Stock and holders of certain warrants exercisable for Common Stock, all in connection with the Combination, POI has never paid any cash dividends on the Common Stock and does not intend to pay any cash dividends in the foreseeable future. POI is dependent upon the receipt of dividends or other distributions from Monitoring to fund its operations, and the Senior Credit Facility and the Discount Notes Indenture restrict POI's ability to declare or pay any dividend on, or make any other distribution in respect of, the Common Stock and do not permit distributions from Monitoring to POI other than for certain specified purposes.

POSSIBLE VOLATILITY OF PRICES OF THE COMMON STOCK

     The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market prices of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company. Due to all of the foregoing factors, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the trading price of the Common Stock would likely be materially and adversely affected.

                                USE OF PROCEEDS

     The net proceeds of the Offering are estimated to be approximately $62.2 million (or $71.4 million if the Underwriter's over-allotment option is exercised in full), based on the price to public of $9.50 per share. The Company intends to use such net proceeds to finance the partial redemption of the Discount Notes and, to the extent there are additional proceeds, to repay a portion of the Senior Credit Facility and for general corporate purposes and working capital. The Discount Notes bear interest at 13 5/8% and mature on June 30, 2005. The Senior Credit Facility bears interest at a floating rate equal to LIBOR plus 1.125% (currently a rate of approximately 6.8%). Borrowings under the Senior Credit Facility were incurred to refinance promissory notes used to fund the 1998 Acquisitions. The net proceeds from the WR Placement are estimated to be approximately $290.4 million (or $334.1 million if Westar Capital exercises the WR Option in full). The Company intends to use the net proceeds from the WR Placement to repay and permanently reduce amounts outstanding under the Senior Credit Facility.

                                 CAPITALIZATION

     The following table sets forth the unaudited short-term debt, long-term debt and the consolidated capitalization of the Company at March 31, 1998, as adjusted for the Offerings. The consummation of the Offering is conditioned upon the concurrent consummation of the WR Placement. This table should be read in conjunction with the consolidated financial statements of the Company and the "Unaudited Pro Forma Consolidated Financial Statements" and the notes thereto included elsewhere herein.

                                                                         MARCH 31, 1998
                                                                ---------------------------------
                                                                                 AS ADJUSTED
                                                                  ACTUAL     FOR THE OFFERINGS(1)
                                                                ----------   --------------------
                                                                         (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt.........................    $    9,374        $    9,374
  Senior Credit Facility....................................       458,886           171,422
                                                                ----------        ----------
          Total short-term debt:............................    $  468,260        $  180,796
                                                                ==========        ==========
Long-term debt (net of current portion):
  Discount Notes............................................    $  195,038        $  126,775
  Convertible Notes.........................................       103,500           103,500
  Other long-term debt......................................        39,308            39,308
                                                                ----------        ----------
          Total long-term debt:.............................       337,846           269,583
Stockholders' equity:
  Common Stock, $.01 par value, 150,000,000 shares
     authorized, 83,800,808 shares issued and outstanding at
     March 31, 1998; 121,300,808 shares issued and
     outstanding, as adjusted for the Offerings (excluding
     shares issuable upon exercise of the Underwriters'
     over-allotment option and WR Option)...................           838             1,213
  Additional paid-in capital................................       988,464         1,340,625
  Retained losses...........................................       (48,749)          (46,802)
                                                                ----------        ----------
          Total stockholders' equity........................       940,553         1,295,036
                                                                ----------        ----------
               Total capitalization.........................    $1,278,399        $1,564,619
                                                                ==========        ==========

---------------

(1) Reflects the capitalization of the Company as adjusted to reflect (i) the repayment of approximately $287.5 million of borrowings under the Senior Credit Facility, (ii) the redemption of approximately $68.3 million (35% of principal amount) book value of the Discount Notes, (iii) the recognition of an after-tax extraordinary gain of approximately $1.9 million upon the redemption of the Discount Notes, and (iv) the issuance of 37.5 million shares of Common Stock in the Offering and the WR Placement at the price of $9.50 per share, net of underwriting discounts and additional offering expenses.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Common Stock is traded on the Nasdaq Stock Market under the symbol "ALRM." The following table sets forth, for each of the quarterly periods indicated, the high and low sale prices of the Common Stock as reported on the Nasdaq Stock Market.

                                                               COMMON STOCK
                                                                 PRICE(1)
                                                              ---------------
                                                              HIGH        LOW
                                                              ----        ---
Year ended December 31, 1996
  First Quarter.............................................  $14 3/4     $ 9
  Second Quarter............................................   17 7/8      13 1/4
  Third Quarter.............................................   16 7/8      11 3/4
  Fourth Quarter............................................   15           8 3/4
Year ended December 31, 1997
  First Quarter.............................................  $11 1/8     $ 7 3/8
  Second Quarter............................................   14 1/8       9 1/4
  Third Quarter(1)..........................................   21 3/4      13 3/8
  Fourth Quarter(1).........................................   20 1/8      10 3/4
Year ending December 31, 1998
  First Quarter.............................................  $13 1/2     $10 1/16
  Second Quarter (through June 2, 1998).....................   13 7/8       9 1/2

------------

(1) On July 30, 1997, the Company declared a cash distribution of $7.00 per share to all holders of record of Common Stock, which was subsequently paid on November 24, 1997.

     A recently reported sale price per share for the Company's Common Stock on the Nasdaq Stock Market is set forth on the cover page of this Prospectus Supplement. At June 2, 1998, there were approximately 78 holders of record of the Company's Common Stock. The Company believes there are in excess of 400 beneficial owners of the Common Stock.

     Other than the cash distribution paid to holders of record of Common Stock as of November 24, 1997, to holders of outstanding options to purchase Common Stock and to holders of certain warrants exercisable for Common Stock, all in connection with the Combination, POI has never paid any cash dividends on the Common Stock and does not intend to pay any cash dividends in the foreseeable future. The Company intends to retain its cash flows for the operation and expansion of its business. The Discount Notes Indenture and the Senior Credit Facility restrict POI's ability to declare or pay any dividend on, or make any other distribution in respect of, POI's capital stock. During 1995, Monitoring paid dividends to POI of approximately $0.2 million. No dividends were paid by Monitoring to POI in 1996 or 1997.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following pro forma financial information for the year ended December 31, 1997 reflects the pro forma effects of the Combination, the Centennial Acquisition, the 1998 Acquisitions and the Offerings. The pro forma financial information for the quarter ended March 31, 1998 reflects the pro forma effects of the 1998 Acquisitions and the Offerings. The Combination was accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquirer. The 1998 Acquisitions were accounted for under the purchase method of accounting. Accordingly, the unaudited pro forma combined balance sheet at March 31, 1998 includes the accounts of Protection One on a historical basis and the assets and liabilities of Comsec, Multimedia and Network at acquisition cost, allocated by relative estimated fair value as of the date of acquisition. The estimated purchase price allocations have been made on a preliminary basis and may change as additional information becomes known. The unaudited pro forma combined statements of operations for the year ended December 31, 1997 and the quarter ended March 31, 1998, have been presented as if the Combination, the Centennial Acquisition, the 1998 Acquisitions and the Offerings occurred at January 1, 1997. The unaudited pro forma condensed balance sheet as of March 31, 1998 is presented as if the Offerings were consummated on that date.

     The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had the Combination, the Centennial Acquisition, the 1998 Acquisitions and the Offerings occurred on the dates specified above. The unaudited pro forma combined financial information should be read in conjunction with the separate audited historical financial statements of Protection One and the notes thereto and the separate audited historical financial statements of Westinghouse Security and the notes thereto, each of which is included elsewhere in this Prospectus Supplement.

                              PROTECTION ONE, INC.
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                        PRO FORMA
                                                       AT                              AS ADJUSTED
                                                    MARCH 31,      PRO FORMA            MARCH 31,
                                                      1998        ADJUSTMENTS             1998
                                                   -----------    -----------          -----------
ASSETS
Cash and cash equivalents........................  $   11,876                          $   11,876
Other current assets.............................     121,047                             121,047
Subscriber accounts, net.........................     737,316                             737,316
Goodwill and trademarks..........................   1,053,136                           1,053,136
Other assets.....................................      61,163                              61,163
                                                   ----------                          ----------
                                                   $1,984,538                          $1,984,538
                                                   ==========                          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..............................  $  223,918                          $  223,918
Current portion of long-term debt................     468,260      (287,464)(a)           180,796
Long-term debt, net of current...................     337,846       (68,263)(a)(b)        269,583
Other liabilities................................      13,961         1,244(b)             15,205
                                                   ----------                          ----------
                                                    1,043,985                             689,502
Stockholders' equity.............................     940,553       354,483(a)(b)       1,295,036
                                                   ----------                          ----------
                                                   $1,984,538                          $1,984,538
                                                   ==========                          ==========

------------

(a) Reflects the assumption that the Offerings will generate approximately $352.6 million in net proceeds, approximately $65.1 million of which will be used to redeem 35% of the Discount Notes and approximately $287.5 million of which will be used to repay borrowings under the Senior Credit Facility.

(b) The redemption of the Discount Notes is assumed to occur at June 30, 1998. At such date, the Company estimates the redemption price will be calculated as outlined below:

Accreted value....................................  $166,000
Multiplied by portion redeemed....................        35%
Multiplied by redemption price expressed as a
  percentage of accreted value....................       112%
                                                    --------
Aggregate redemption price........................  $ 65,072
                                                    ========

    At March 31, 1998, the Company recorded the Discount Notes at a value of $195.0 million. As a result, the Company's redemption, assuming that it had occurred at March 31, 1998, would have reduced the recorded Discount Notes balance by $68.3 million. For pro forma purposes, the difference between the recorded amount and the aggregate redemption price was reflected as an extraordinary gain on redemption, net of the provision for income taxes using an estimated tax rate of 39%.

                              PROTECTION ONE, INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 PRO FORMA
                             COMPANY     COMSEC     MULTIMEDIA    PRO FORMA                     AS ADJUSTED
                             3 MONTHS    PERIOD       PERIOD     ADJUSTMENTS      PRO FORMA      3 MONTHS
                              ENDED     1/1/98 TO   1/1/98 TO      FOR 1998       OFFERINGS        ENDED
                             3/31/98     3/16/98      3/1/98     ACQUISITIONS    ADJUSTMENTS      3/31/98
                             --------   ---------   ----------   ------------    -----------    -----------
Revenues...................  $76,795     $ 6,834      $8,240                                     $ 91,869
Cost of revenues...........   23,993       3,464       2,879                                       30,336
                             -------     -------      ------                                     --------
  Gross profit.............   52,802       3,370       5,361                                       61,533
Selling, general and
  administrative expense...   19,435       1,867       1,859                                       23,161
Acquisition and transition
  expense..................    2,044          --          --                                        2,044
Amortization of intangibles
  and depreciation
  expense..................   21,429         442       2,709         1,818(a)                      26,398
                             -------     -------      ------                                     --------
  Operating income.........    9,894       1,061         793                                        9,930
Other (income) expenses:
  Interest expense.........   11,135         244                     2,991(b)      (5,895)(c)       8,475
  Other....................   (3,229)      5,075          59        (5,075)(d)                     (3,170)
                             -------     -------      ------                                     --------
     Income (loss) before
       income taxes........    1,988      (4,258)        734                                        4,625
Income tax expense
  (benefit)................      795         (23)         --        (1,267)(e)      4,008(e)        3,513
                             -------     -------      ------                                     --------
          Net income
            (loss).........  $ 1,193     $(4,235)     $  734                                     $  1,112
                             =======     =======      ======                                     ========
          Net income per
            share..........  $  0.01                                                             $   0.01
                             =======                                                             ========
Weighted average shares
  outstanding..............   83,460                                               37,500         120,960
EBITDA.....................  $31,323                                                             $ 36,328
Adjusted EBITDA............  $36,777                                                             $ 42,232

                              PROTECTION ONE, INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                  FORMER                                FOR THE
                                                PROTECTION                            COMBINATION,                     PRO FORMA
                                      WRSB         ONE       CENTENNIAL              THE CENTENNIAL                   AS ADJUSTED
                                    12 MONTHS   12 MONTHS    12 MONTHS      1998      ACQUISITION,      PRO FORMA      12 MONTHS
                                      ENDED       ENDED        ENDED      ACQUISI-    AND THE 1998      OFFERINGS        ENDED
                                    12/31/97     9/30/97      12/31/97    TIONS(F)    ACQUISITIONS     ADJUSTMENTS     12/31/97
                                    ---------   ----------   ----------   --------   --------------    -----------    -----------
Revenues..........................  $131,310     $ 98,493     $21,981     $96,935                                      $348,719
Cost of revenues..................    31,375       27,944       9,518      38,800                                       107,637
                                    --------     --------     -------     -------                                      --------
  Gross profit....................    99,935       70,549      12,463      58,135                                       241,082
Selling, general and
  administrative expense..........    74,131       19,978      14,194      23,853                                       132,156
Acquisition and
  transition expense..............       544        5,920          --          --                                         6,464
Amortization of intangibles
  and depreciation expense........    35,472       38,227       5,816      20,778          (112)(g)                     100,181
Nonrecurring charges..............    40,144           --          --          --       (40,144)(h)                          --
                                    --------     --------     -------     -------                                      --------
  Operating income (loss).........   (50,356)       6,424      (7,547)     13,504                                         2,281
Other (income) expenses:
  Interest expense................    31,005       29,842       2,271       1,996        (4,976)(i)      (23,628)(c)     36,510
  Other...........................        --          239          --          37                                           276
                                    --------     --------     -------     -------                                      --------
  Income (loss) before income
    taxes.........................   (81,361)     (23,657)     (9,818)     11,471                                       (34,505)
Income tax expense (benefit)......   (33,000)      (1,744)         --       3,101         8,971(e)        16,051(e)      (6,621)
                                    --------     --------     -------     -------                                      --------
        Net income (loss).........  $(48,361)    $(21,913)    $(9,818)    $ 8,370                                      $(27,884)
                                    ========     ========     =======     =======                                      ========
        Net income (loss)
          per share...............                                                                                     $  (0.26)
                                                                                                                       ========
Weighted average shares
    outstanding...................                                                                        37,500        107,703
EBITDA............................                                                                                     $102,462
Adjusted EBITDA...................                                                                                     $132,607

------------

(a) Reflects the allocation of the acquisition cost of each of the Comsec Acquisition and the Multimedia Acquisition, as if each acquisition had occurred on January 1, 1998. The Company completed the Multimedia Acquisition on March 2, 1998 and the Comsec Acquisition on March 17, 1998. In aggregate, the Company allocated $150.3 million of the purchase cost to subscriber intangibles and $193.6 million to goodwill. Subscriber intangibles are amortized over 10 years; goodwill is amortized over 40 years; and property and equipment, net is estimated to have an average life of 3.5 years. An adjustment for the acquisition of Network was not required as it was added effective January 1, 1998.

(b) Reflects additional interest expense arising from each of the Comsec Acquisition and the Multimedia Acquisition, as if each acquisition had occurred at January 1, 1998. The Company funded the acquisitions with $274.0 million of promissory note financing provided by Westar Capital.

(c) Reflects the redemption of $65.1 million, or 35%, of the outstanding Discount Notes and the repayment of $287.5 million of borrowings under the Senior Credit Facility.

(d) Reflects the removal of a nonrecurring charge taken by Comsec in connection with certain employee payments arising from the acquisition.

(e) Reflects a 39% income tax rate, adjusted for non-deductible goodwill amortization.

(f) Includes results for the year ended September 30, 1997 for Comsec and the year ended December 31, 1997 for each of Multimedia and Network.

(g) Reflects the allocation of the acquisition cost of the Combination, the Centennial Acquisition and the 1998 Acquisitions. At December 31, 1997, Protection One carried balances of $538.3 million, $682.1 million and $14.9 million in subscriber intangibles, goodwill and property and equipment, net, respectively. The Company added $161.1 million to subscriber intangibles, $352.2 million to goodwill and $0.4 million to property and equipment, net in its allocation of the aggregate acquisition cost of the 1998 Acquisitions.

(h) Reflects the removal of a nonrecurring charge taken by the Company in connection with the Combination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(i) Reflects additional interest expense arising from the 1998 Acquisitions, offset by repayment of debt in the Combination, as if each had occurred on January 1, 1997.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto of the Company and the financial statements and the related notes thereto of Westinghouse Security, included elsewhere in this document. All amounts are in thousands, except per share and subscriber data, unless otherwise noted.

                                          THE COMPANY(A)                         WESTINGHOUSE SECURITY (PREDECESSOR)(B)
                             ----------------------------------------   ---------------------------------------------------------
                              QUARTER                                     53 WEEKS       52 WEEKS       52 WEEKS       52 WEEKS
                               ENDED       YEAR ENDED     YEAR ENDED       ENDED          ENDED          ENDED          ENDED
                             MARCH 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 30,   DECEMBER 20,   DECEMBER 20,   DECEMBER 16,
                                1998          1997           1996           1996           1995           1994           1993
                             ----------   ------------   ------------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $   76,795    $  144,773      $  8,097       $110,881       $ 88,710       $ 67,253       $ 47,985
Cost of revenues...........      23,993        35,669         3,348         25,960         17,280         15,224         11,615
                             ----------    ----------      --------       --------       --------       --------       --------
Gross profit...............      52,802       109,104         4,749         84,921         71,430         52,029         36,370
Selling, general and
  administrative expense...      19,435        77,203         5,091         60,166         50,919         27,448         30,674
Acquisition and transition
  expense..................       2,044         1,308            --            101            101             --             --
Amortization of intangibles
  and depreciation
  expense..................      21,429        39,822           609         21,613         17,804         13,959         13,009
Nonrecurring charges(c)....          --        40,144            --             --             --             --             --
                             ----------    ----------      --------       --------       --------       --------       --------
Operating income (loss)....       9,894       (49,373)         (951)         3,041          2,606         10,622         (7,313)
Interest expense, net and
  other....................       7,906        32,900            15         10,879         12,159         13,467          7,511
                             ----------    ----------      --------       --------       --------       --------       --------
Income (loss) before income
  taxes....................       1,988       (82,273)         (966)        (7,838)        (9,553)        (2,845)       (14,824)
Income tax (expense)
  benefit..................        (795)       32,970           310          2,978          3,630          1,081          5,633
                             ----------    ----------      --------       --------       --------       --------       --------
    Net income (loss)......  $    1,193    $  (49,303)     $   (656)      $ (4,860)      $ (5,923)      $ (1,764)      $ (9,191)
                             ==========    ==========      ========       ========       ========       ========       ========
    Net income (loss) per
      share................  $     0.01    $    (0.70)     $  (0.01)              (b)            (b)            (b)            (b)
OTHER OPERATING DATA:
MRR(d).....................  $   26,128    $   18,978      $  8,974       $  7,870       $  6,437       $  5,231       $  4,288
Subscribers, net at end of
  period...................   1,159,528       756,818       424,100        313,784        265,839        214,785        224,960
EBITDA(e)..................      31,323        30,593          (342)        24,654         20,410         24,581          5,696
Adjusted EBITDA (e)........      36,777        50,462           (22)        37,327         31,918         27,559          4,228

                               AS OF          AS OF DECEMBER 31,           AS OF          AS OF          AS OF          AS OF
                             MARCH 31,    ---------------------------   DECEMBER 30,   DECEMBER 20,   DECEMBER 20,   DECEMBER 16,
                                1998          1997           1996           1996           1995           1994           1993
                             ----------   ------------   ------------   ------------   ------------   ------------   ------------
CONSOLIDATED BALANCE SHEET
  DATA:
Working capital
  (deficit)(f).............  $  (90,995)   $   33,632      $(14,899)      $(19,515)      $(13,035)      $(11,551)      $ (2,550)
Subscriber accounts, net...     737,316       538,318       265,530        157,969        138,620        114,236         94,148
Goodwill and trademarks,
  net......................   1,053,136       682,180       218,991         11,102         11,397         11,691             --
Total assets...............   1,984,538     1,446,644       506,647        187,456        170,907        145,062        109,593
Total debt, including
  capital leases...........     806,106       359,470        65,053         47,931         57,617         58,475         35,883
Total stockholders'
  equity...................     940,553       933,975       410,430        106,140         89,120         60,108         55,803

------------

(a) Prior to November 24, 1997, Protection One was a standalone security business. Upon consummation of the Combination, Protection One acquired WRSB and Centennial. As a result of the Combination, Westar Capital acquired ownership of approximately 82% of Protection One. The Combination was accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquirer. Accordingly, the results of operations of Protection One and Centennial have been included in the consolidated financial statements only since November 24, 1997. The 1996 historical financial statements of Protection One are those of the accounting acquirer, WRSB.

     The operating results of WRSB for the year ended December 31, 1995, can be considered nominal in relation to the accompanying consolidated statements of operations. The 1995 results are comprised of only two months of start-up activity. Summarized operating results are as follows:

Revenue...........................................      $344
Gross Profit......................................       189
Net Income........................................        18

(b) On December 30, 1996, Western Resources, through its indirect wholly owned subsidiary, WestSec, purchased the assets and assumed certain liabilities comprising the security business of Westinghouse Security from WEC. Westinghouse Security is deemed to be a predecessor of Protection One for accounting purposes.

     Selected financial data for 1993 through 1996 were derived from the financial statements of Westinghouse Security for those years. Per share data is omitted because Westinghouse Security was wholly owned by WEC.

(c) In connection with the Combination, the Company incurred nonrecurring charges of $40.1 million in order to reflect business activities of the accounting acquirer, WRSB, that are no longer of continuing value to the combined entity and that will be phased out in the integration of operations. These charges have been separately identified as a component of operating income in the accompanying statements of operations. Charges for the year ended December 31, 1997, are as follows:

Inventory and other asset losses.................    $17,697
Customer account transition......................     12,337
Disposition of excess fixed assets...............      4,128
Closure of duplicate facilities..................      1,991
Severance compensation and benefits..............      1,865
Other............................................      2,126
                                                     -------
                                                     $40,144
                                                     =======

(d) MRR is monthly recurring revenue that the Company is entitled to receive under contracts in effect at the end of the period. MRR is a term commonly used in the security alarm industry as a measure of the size of a company, but not as a measure of profitability or performance, and does not include any allowance for future attrition or allowance for doubtful accounts. The Company does not have sufficient information as to the attrition of acquired subscriber accounts to predict the amount of acquired MRR that will be realized in future periods or the impact of the attrition of acquired accounts on the Company's overall rate of attrition.

(e) EBITDA is derived by adding to income (loss) before income taxes, the sum of (i) interest expense, net, (ii) nonrecurring charges, and (iii) amortization of intangibles and depreciation expense and deducting other (income) expense. Adjusted EBITDA is derived by adding to EBITDA installation-related expenses, and deducting from EBITDA installation revenues during the period. EBITDA and Adjusted EBITDA do not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income and is indicative neither of the Company's operating performance nor of cash flows available to fund the Company's cash needs. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company's financial performance. Management believes presentation of Adjusted EBITDA enhances an understanding of the Company's financial condition, results of operations and cash flows because EBITDA and Adjusted EBITDA are used by the Company to satisfy its debt service obligations, and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, EBITDA and Adjusted EBITDA are used by senior lenders and subordinated creditors and the investment community to determine the current borrowing capacity and to estimate the long-term value of companies with recurring cash flows from operations and net losses. The Company also presents Adjusted EBITDA as a measure which the Company believes provides a more appropriate comparison to EBITDA presented by companies that grow through a dealer program or acquisitions.

     The following table provides a calculation of EBITDA and Adjusted EBITDA for each of the periods presented above:

                                                      THE COMPANY                   WESTINGHOUSE SECURITY (PREDECESSOR)
                                             ------------------------------   ------------------------------------------------
                                              QUARTER        YEAR ENDED         53 WEEKS       52 WEEKS ENDED       52 WEEKS
                                               ENDED        DECEMBER 31,         ENDED          DECEMBER 20,         ENDED
                                             MARCH 31,   ------------------   DECEMBER 30,   ------------------   DECEMBER 16,
                                               1998        1997      1996         1996         1995      1994         1993
                                             ---------   --------   -------   ------------   --------   -------   ------------
Income (loss) before income taxes..........   $ 1,988    $(82,273)  $  (966)    $(7,838)     $ (9,553)  $(2,845)    $(14,824)
Plus:
  Interest expense, net....................    11,135      32,900        15      10,879        12,159    13,467        7,511
  Nonrecurring charges.....................        --      40,144        --          --            --        --           --
  Amortization of intangibles and
    depreciation expense...................    21,429      39,822       609      21,613        17,804    13,959       13,009
Less:
  Other (income) expense...................    (3,229)         --        --          --            --        --           --
                                              -------    --------   -------     -------      --------   -------     --------
    EBITDA.................................    31,323      30,593      (342)     24,654        20,410    24,581        5,696
                                              -------    --------   -------     -------      --------   -------     --------
Plus:
  Installation related expenses............     9,137      34,998     2,156      29,074        24,633     9,493          324
Less:
  Installation revenues....................    (3,683)    (15,129)   (1,836)    (16,401)      (13,125)   (6,515)      (1,792)
                                              -------    --------   -------     -------      --------   -------     --------
  Adjusted EBITDA..........................   $36,777    $ 50,462   $   (22)    $37,327      $ 31,918   $27,559     $  4,228
                                              =======    ========   =======     =======      ========   =======     ========

---------------

(f) Excluding short term borrowings due to parent and the current portion of long term debt and capital leases.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Except where the context indicates otherwise, the information presented below is based on the Company's business, operations and financial condition as of and for the period ended March 31, 1998. For the reasons discussed below, the financial statements of the Company prior to November 24, 1997, are those of WRSB and its predecessor, Westinghouse Security.

BACKGROUND

     The Company is principally engaged in the business of monitoring and servicing security systems.

     On November 24, 1997, pursuant to a Contribution Agreement dated July 30, 1997, between Protection One and Western Resources (as amended, the "Contribution Agreement"), Protection One acquired WRSB, and certain cash and securities. Under the terms of the Contribution Agreement, Western Resources, through Westar Capital, was issued an aggregate of 68,673,402 shares of Common Stock of Protection One, which represented approximately 82.4% of the shares of Common Stock outstanding immediately after such issuance.

     Accordingly, although Protection One is the legal parent of WRSB, the transaction was accounted for as a recapitalization of WRSB and a purchase by WRSB of Protection One (a reverse acquisition in which WRSB is considered the acquirer for accounting purposes). The Company recorded approximately $464 million of goodwill related to this transaction. The financial statements of the Company for the periods prior to November 24, 1997, therefore, are those of WRSB and its predecessor, Westinghouse Security. The assets and liabilities of Protection One are recorded at their estimated fair values and the accounts of Protection One are included in the consolidated financial statements from the date of acquisition.

     On December 30, 1996, WestSec purchased 310,000 subscribers and assets, and assumed certain liabilities and obligations, of Westinghouse Security from WEC for $358 million in cash, subject to adjustments. WRSB initially recorded approximately $275 million of goodwill as a result of this transaction. Westar, formed in 1995, acquired six security businesses and/or portfolios of subscriber accounts from November 1995 through September 1996. In aggregate, such acquisitions represented approximately 100,000 subscribers, and a purchase price of $25 million paid in cash and Western Resources stock. Goodwill recorded by WRSB related to these acquisitions totaled approximately $23 million.

OVERVIEW

     A majority of the Company's revenues are derived from recurring payments for the monitoring and servicing of security systems and additional security services, pursuant to contracts with an initial noncancellable term. Service revenues are derived from payments under extended service contracts and for service calls performed on a time and materials basis. The remainder of the Company's revenues are derived primarily from revenues from the sale and installation by Company personnel of security systems, add-ons and upgrades. Payment for monitoring services is typically required in advance. Monitoring and service revenues are recognized as the service is provided. Installation, add-on and upgrade revenue is recognized in the period of installation.

     Alarm monitoring services generate a significantly higher gross margin than do the other services provided by the Company. In fact, the cost of providing patrol and alarm response services exceeds revenues generated by such services, and although sales and installation services contribute to the Company's gross profits, the total expenses associated with alarm system installations also exceed the revenues generated by such services. The Company's strategy, however, is to provide patrol and alarm response services and to invest in system sales and installation because the Company believes that such services and products contribute to the generation and retention of alarm monitoring subscribers. The Company expects that system sales and installation activity will decline in 1998, as a result of converting substantially all of WRSB's internal sale force to independent dealers participating in the Dealer Program.

     Accounting Differences for New Installations and Account Purchases. In the past, Protection One, which sold systems outright, and WRSB, which has primarily leased systems, have accounted for expenses associated with alarm system installations differently. Protection One's direct installation costs, which include materials, labor and installation overhead, and related selling and marketing costs were expensed in the period incurred. WRSB's direct installation costs were capitalized while selling and marketing costs and indirect overhead were expensed in the period incurred. Such capitalized costs were amortized over the average estimated subscriber life of ten years. Upon consummation of the Combination, Protection One adopted WRSB's policy with respect to installations. Due to the Company's strategy to rely primarily on the Dealer Program and acquisitions to meet its growth objectives, the Company anticipates a substantial reduction in installation activities in 1998.

     A difference between accounting treatment of the purchase of subscriber accounts and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force impacts the Company's results of operations. All direct external costs associated with purchases of subscriber accounts (either through the Dealer Program or through acquisitions of subscriber account portfolios) are capitalized and amortized over ten years on a straight-line basis. Company personnel and related support and duplicate costs incurred solely in connection with subscriber account acquisitions and transitions are expensed as incurred. Other acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the purchased subscriber accounts into its operations, including costs incurred by the Company in fulfilling the seller's pre-acquisition warranty repair service and other obligations to the acquired subscribers are also capitalized and amortized over a ten year period as described above. Direct costs related to alarm system installations are capitalized and amortized over a ten year period. Indirect costs related to alarm system installations are expensed in the period incurred.

     Subscriber Attrition. Subscriber attrition has a direct impact on the Company's results of operations, since it affects both the Company's revenues and its amortization of intangibles expense. Attrition can be measured in terms of canceled subscriber accounts and in terms of decreased MRR resulting from canceled subscriber accounts. Gross subscriber attrition is defined by the Company for a particular period as a quotient, the numerator of which is equal to the number of subscribers who disconnect service during such period and the denominator of which is the average of the number of subscribers at each month-end during such period. Net MRR attrition is defined by the Company for a particular period as a quotient, the numerator of which is an amount equal to gross MRR lost as the result of canceled subscriber accounts or services during such period, net of (i) MRR generated during such period by the sale of additional services and increases in rates to existing subscribers, (ii) MRR generated during such period from the connection of subscribers who move into premises previously occupied by subscribers and in which existing systems are installed and from conversion of accounts that were previously monitored by other companies to the Company's monitoring service (i.e., "reconnects" and "conversions") and (iii) MRR attributable to canceled accounts that, by virtue of a purchase holdback, are "put" back to the seller of such accounts during such period (i.e., "guaranteed accounts"); and the denominator of which is the average month-end MRR in effect during such period. While the Company reduces the gross MRR lost during a period by the amount of guaranteed accounts provided for in purchase agreements with sellers, in some cases the Company may not collect all or any of the reimbursement due it from the seller. During 1997, the Company experienced gross subscriber attrition of 15.4% and net MRR attrition of 13.0%. As the Company has no economic investment in wholesale accounts, these accounts are excluded from the calculation.

     Management has established target ranges for gross subscriber attrition and net MRR attrition of 16%-18% and 7%-9%, respectively. Fluctuations in gross subscriber attrition reflect changes in levels of acquisition activity, the rate at which subscribers move, the number of subscribers that the Company disconnects for non-payment and customer satisfaction with Protection One's customer service and field repair functions. Changes in net MRR attrition are caused by the factors impacting gross subscriber attrition, as well as by changes in Protection One's ability to generate reconnects and conversions, to create MRR through the sale of additional services and price increases and to obtain purchase holdbacks covering the loss of acquired subscribers.

     Because the Company determines payments to sellers under purchase price holdbacks subsequent to the periods to which such holdbacks apply, and because holdbacks are not allocated to specific guaranteed accounts or specific fiscal periods, the Company reduces gross MRR lost during a period by the amount of guaranteed accounts provided for in purchase agreements with sellers. However, in some cases, the Company has not retained the full amount of such holdback to which the Company is contractually entitled. If guaranteed accounts for which the Company was not compensated by the seller were taken into account in calculating net MRR attrition, net MRR attrition would have been higher in each period presented above.

     MRR represents the monthly recurring revenue Protection One is entitled to receive under subscriber contracts in effect at the end of the period. Included in MRR and the number of subscribers are amounts associated with subscribers with past due balances. It is the policy and practice of Protection One that every effort be made to preserve the revenue stream associated with these contractual obligations. To this end, Protection One actively works to both collect amounts owed and to retain the subscriber. In certain instances, this collection and evaluation period may exceed six months in length. When, in the judgment of Protection One's collection personnel, all reasonable efforts have been made to collect balances due, subscribers are disconnected from Protection One's service centers and are included in the calculation of gross subscriber and net MRR attrition.

     Generally, net MRR attrition is less than actual "net account attrition," which the Company defines as canceled subscriber accounts net of reconnects, conversions and guaranteed accounts. Estimated net account attrition is the basis upon which the Company determines the period over which it amortizes its investment in subscriber accounts. The Company amortizes such investment over ten years based on current estimates. If actual subscriber account attrition were to exceed such estimated attrition, the Company could be required to amortize its investment in subscriber accounts over a shorter period, thus increasing amortization expense in the period in which such adjustment is made and future periods. Since the majority of the subscriber accounts acquired by the Company since its formation were purchased recently, there can be no assurance that the actual attrition rates for such accounts will not be greater than the rate assumed by the Company. See "-- Results of Operations -- 1997 Compared to 1996 -- Amortization of intangibles and depreciation expense" below and "Risk Factors -- Attrition of Subscriber Accounts."

     The table below sets forth the change in the Company's subscriber base over the 1995-1997 period. The changes for 1995 and 1996 are changes for Westinghouse Security as predecessor of WestSec. The results for Westinghouse Security and WRSB are combined in the 1996 column. The changes for 1997 reflect changes for WRSB through November 24, 1997, and the Company for the remainder of 1997. The figures below reflect all residential, commercial, and wholesale accounts:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Beginning of period...................................  424,100    265,839    214,785
Internal installations................................   61,765     75,232     69,866
Account acquisitions..................................   25,072      9,129     10,264
WRSB..................................................       --    110,316         --
Protection One and Centennial.........................  303,783         --         --
Account attrition.....................................  (57,902)   (36,416)   (29,076)
                                                        -------    -------    -------
End of period.........................................  756,818    424,100    265,839
                                                        =======    =======    =======

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as dollar amounts and as a percentage of total revenues for the periods indicated. The amounts and percentages for 1997 represent WRSB operations through November 24, 1997 and the operations of the Company from November 24, 1997 through December 31, 1997. Amounts and percentages are presented for WRSB's operations in 1996. Amounts and percentages are also presented for 1995 and 1996 related to Westinghouse Security, as predecessor of Protection One.

                                                               THE COMPANY
                                  ----------------------------------------------------------------------
                                       QUARTER ENDED MARCH 31,                   FISCAL YEAR
                                  ---------------------------------   ----------------------------------
                                       1998              1997               1997               1996
                                  ---------------   ---------------   ----------------    --------------
Revenues:
 Monitoring and related
   services.....................  $70,774    92.2%  $28,184    86.5%  $126,630    87.5%   $6,382    78.8%
 Other..........................    6,021     7.8     4,392    13.5     18,143    12.5     1,715    21.2
                                  -------   -----   -------   -----   --------   -----    ------   -----
   Total revenues...............  $76,795   100.0%  $32,576   100.0%  $144,773   100.0%   $8,097   100.0%
Cost of revenues:
 Monitoring and related
   services.....................  $20,073    26.1%  $ 7,653    23.5%  $ 32,656    22.5%   $1,761    21.7%
 Other..........................    3,920     5.1       942     2.9      3,013     2.1     1,587    19.6
                                  -------   -----   -------   -----   --------   -----    ------   -----
   Total cost of revenues.......   23,993    31.2     8,595    26.4     35,669    24.6     3,348    41.3
   Gross profit.................   52,802    68.8    23,981    73.6    109,104    75.4     4,749    58.7
 Selling, general and
   administrative expense.......   19,435    25.3    14,996    46.0     77,203    53.3     5,091    62.9
 Acquisition and transition
   expense......................    2,044     2.7        --      --      1,308     0.9        --      --
 Amortization of intangibles and
   depreciation expense.........   21,429    27.9     7,850    24.1     39,822    27.5       609     7.5
 Nonrecurring charges...........       --      --        --      --     40,144    27.8        --      --
                                  -------   -----   -------   -----   --------   -----    ------   -----
   Operating income (loss)......  $ 9,894    12.9%  $ 1,135     3.5%  $(49,373)  (34.1)%  $ (951)  (11.7)%
                                  =======   =====   =======   =====   ========   =====    ======   =====

                                        WESTINGHOUSE SECURITY
                                            (PREDECESSOR)
                                  ----------------------------------
                                             FISCAL YEAR
                                  ----------------------------------
                                        1996              1995
                                  ----------------   ---------------
Revenues:
 Monitoring and related
   services.....................  $ 93,765    84.6%  $74,911    84.4%
 Other..........................    17,116    15.4    13,799    15.6
                                  --------   -----   -------   -----
   Total revenues...............  $110,881   100.0%  $88,710   100.0%
Cost of revenues:
 Monitoring and related
   services.....................  $ 24,987    22.5%  $16,843    19.0%
 Other..........................       973     0.9       437     0.5
                                  --------   -----   -------   -----
   Total cost of revenues.......    25,960    23.4    17,280    19.5
   Gross profit.................    84,921    76.6    71,430    80.5
 Selling, general and
   administrative expense.......    60,166    54.3    50,919    57.4
 Acquisition and transition
   expense......................       101     0.1       101     0.1
 Amortization of intangibles and
   depreciation expense.........    21,613    19.5    17,804    20.1
 Nonrecurring charges...........        --      --        --      --
                                  --------   -----   -------   -----
   Operating income (loss)......  $  3,041     2.7%  $ 2,606     2.9%
                                  ========   =====   =======   =====

     THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     General. Results for the three months ended March 31, 1998 (the "first quarter of 1998") reflect the operations of Protection One following the Combination and the Centennial Acquisition, while results for the comparable period in 1997 reflect only the operations of WRSB. In addition, in accordance with applicable purchase accounting rules, results for the first quarter of 1998 include the financial results of Network for the entire period, Multimedia since March 2, 1998 and Comsec since March 17, 1998. Increases in revenues and expense items discussed below are attributable to three factors, as appropriate: (i) changes in the financial results of WRSB; (ii) the Combination; and (iii) the 1998 Acquisitions. Discussion of results in future periods may not include specific discussion of contributions from the 1998 Acquisitions or the Combination due to the integration of financial reporting.

     Revenues for the first quarter of fiscal 1998 increased by approximately $44.2 million, or 135.7%, to $76.8 million from $32.6 million for the comparable period in 1997 (the "first quarter of fiscal 1997"). Monitoring and related services revenues increased by approximately $42.6 million, or 151.1%. Substantially all of the increase is due to the Combination and approximately 10% of such increase is due to the 1998 Acquisitions. Installation and other revenues increased by $1.6 million, or 37.1% to $6.0 million from $4.4 million, reflecting a decrease in WRSB installation revenues, offset by additional installation revenues from the 1998 Acquisitions. The decline in WRSB installation revenues reflects the Company's conversion of substantially all sales and installation activities previously conducted by an internal sales force to the Dealer Program.

     Cost of revenues for the first quarter of fiscal 1998 increased by approximately $15.4 million, or 179.1%, to $24.0 million from $8.6 million. Cost of revenues as a percentage of total revenue increased to 31.2% for the first quarter of fiscal 1998 from 26.4% for the comparable period in 1997. Monitoring and related services expenses increased by approximately $12.4 million, or 162.3%, primarily due to the Combination. Monitoring and related services expenses as a percentage of monitoring and related services revenues increased to 28.4% for the first quarter of fiscal 1998 from 27.2% in the comparable period in 1997, due to the addition of several service centers resulting from acquisition activity, as well as a decline in MRR per subscriber. The decline in MRR per subscriber reflects the addition of multi-family subscribers from the Network Acquisition, which subscribers carry an average MRR of approximately $10.00. Other cost of revenues increased by $3.0 million, or 316%, reflecting primarily additional installation activities from the 1998 Acquisitions.

     Gross profit for the first quarter of fiscal 1998 was approximately $52.8 million, representing an increase of $28.8 million, or 120.2%, over the $24.0 million of gross profit recognized in the comparable period in fiscal 1997. Such increase is primarily due to the Combination and the 1998 Acquisitions. Gross profit as a percentage of total revenues was 68.8% for the first quarter of fiscal 1998 compared to 73.6% for the comparable period in 1997. The decline in gross profit as a percentage of revenues is due to the cost of revenues factors noted above.

     Selling, general and administrative expense ("S,G&A") rose to $19.4 million in the first quarter of fiscal 1998, an increase of approximately $4.4 million, or 29.6%, over S,G&A in the comparable period in 1997. Substantially all of the increase is due to the Combination and the 1998 Acquisitions. Such figure as a percentage of total revenues decreased from 46.0% in the first quarter of fiscal 1997 to 25.3% in the first quarter of fiscal 1998. The substantial decline in S,G&A as a percentage of total revenues reflects the significant reduction in WRSB installation activities, as well as the integration of branch operations and corporate administrative functions pursuant to the Combination.

     Acquisition and transition expense for the first quarter of fiscal 1998 totaled $2.0 million, as compared to no expenses in the comparable period in 1997. The Company expects acquisition and transition expenses to increase in future periods due to the Company's efforts to integrate the 1998 Acquisitions and to support the national expansion of its Dealer Program.

     Amortization of intangibles and depreciation expense was $21.4 million for the first quarter of fiscal 1998, an increase of $13.6 million, or 173.0% over $7.9 million in the comparable period in 1997. The increase is due primarily to the Combination and the 1998 Acquisitions, which transactions caused the Company to record acquired assets at fair value and the excess purchase price, if any, over book value as goodwill. As a result of the Combination, Protection One recorded approximately $464.0 million of goodwill and the Company added approximately $161.1 million to subscriber intangibles and $352.2 million to goodwill in connection with the 1998 Acquisitions. The Company anticipates amortization of intangibles and depreciation expense to increase substantially in the second quarter of 1998, reflecting the impact of the Multimedia Acquisition and the Comsec Acquisition for the entire quarter.

     Other income (expense) totaled $(7.9) million of expense in the first quarter of 1998, as compared to $(8.3) million of expense in the comparable period in 1997. Interest expense increased to $11.1 million during the period, reflecting additional borrowings to complete the 1998 Acquisitions, offset by repayment of borrowings in connection with the Combination. Interest expense was reduced by other income of $3.2 million during the first quarter of 1998, reflecting a gain on repurchase of certain contracts.

     1997 COMPARED TO 1996

     Revenues for 1997 were $144.8 million with $131.3 million related to the WRSB entities, $2.7 million related to Centennial, and $10.8 million related to Protection One. WRSB's revenues for 1996 were $8.1 million and Westinghouse Security revenues for 1996 were $110.9 million for a total of $119.0 million. Monitoring and related services revenues for the WRSB entities increased by $14.0 million, or 14.0%, substantially all of which resulted from average account base growth. Other revenues related to the WRSB entities decreased by $1.7 million, or 9.0%. The decrease is related primarily to a reduction of 25% in total internally placed accounts added, offset partially by an increase in average placement revenue per account of 14%. The significant decrease in internally placed accounts added is due to a sales force transition related to the transactions involving Westinghouse Security and WRSB and WRSB and Protection One.

     Cost of revenues for 1997 was $35.7 million with $31.4 million related to the WRSB entities, $1.0 million related to Centennial, and $3.3 million related to Protection One. Cost of revenues for 1996 was $3.3 million for WRSB and $26.0 million for Westinghouse Security for a total of $29.3 million. Monitoring and related services expenses for the WRSB entities increased by $2.2 million, or 8.2%, primarily due to the additional personnel required to provide service to the larger account base.

     Gross profit for 1997 was $109.1 million with $99.9 million related to the WRSB entities, $1.6 million related to Centennial, and $7.5 million related to Protection One. Gross profit for 1996 was $4.7 million for WRSB and $84.9 million for Westinghouse Security for a total of $89.6 million. Gross profit for the WRSB entities increased $10.3 million, or 11.5%, reflecting the growth in the average account base.

     Selling, general and administrative expense for 1997 was $77.2 million with $74.1 million related to the WRSB entities, $0.8 million related to Centennial, and $2.3 million related to Protection One. SG&A for 1996 was $5.1 million for WRSB and $60.2 million for Westinghouse Security for a total of $65.3 million. SG&A increased $8.8 million, or 13.5%, for the WRSB entities primarily because of the new advertising efforts required to establish market awareness of the "Westar Security Services" business name in support of placement activities.

     Amortization of intangibles and depreciation expense for 1997 were $39.8 million with $35.5 million related to the WRSB entities, $0.6 million related to Centennial, and $3.7 million related to Protection One. Amortization and depreciation expenses for 1996 were $0.6 million for WRSB and $21.6 million for Westinghouse Security for a total of $22.2 million. Depreciation and amortization increased $13.3 million, or 59.9% for the WRSB entities. The increase is due to the amortization of the $196 million of goodwill arising from WestSec's acquisition of the Westinghouse Security business from WEC. The goodwill is being amortized over a 40 year life. Related to the acquisition of Westinghouse Security by WRSB on December 30, 1996, the subscriber accounts purchased were written up to fair market value. These amounts are being amortized over 10 years and have consequently increased amortization expense in 1997 compared to 1996.

     The non-recurring charges were taken in connection with the Combination. The Company incurred nonrecurring charges of $40.1 million, in order to reflect business activities of the accounting acquirer, WRSB, that are no longer of continuing value to the combined entity and that will be phased out in conjunction with the merger. These charges have been separately identified as a component of operating income in the accompanying statements of operations.

     Generally, management intends to bring all security operations under the Protection One brand and to eliminate redundant facilities, systems and activities in specific locations where such exist. Additionally, costs will be incurred to transition individual customer accounts from the former service providers with respect to operations, billing and network systems, and to close down these redundant operations. Management intends to complete these exit activities by the fourth quarter of 1998.

     1996 COMPARED TO 1995 - WESTINGHOUSE SECURITY (PREDECESSOR TO PROTECTION
ONE)

     Westinghouse Security revenues for 1996 increased by $22.2 million, or 25.0%, to $110.9 million from $88.7 million for 1995. Monitoring and related services revenues increased by $18.9 million, or 25.2%, substantially all of which resulted from the addition of approximately 75,000 subscribers from internal sales and installations of subscriber accounts and approximately 7,000 subscribers purchased from dealers. Other revenues increased by 24.0% to $17.1 million in 1996 from $13.8 million in 1995. The increase in other revenues reflects an increase in installation revenues as a result of additional installed accounts and the sale of equipment upgrades.

     Costs of revenues for 1996 increased by $8.7 million, or 50.3%, to $26.0 million. Costs and expenses as a percentage of total revenues increased to 23.4% during 1996 from 19.5% during 1995. Monitoring and related services expenses increased by $8.1 million, or 48.4% from 1995 to 1996, primarily due to increased activity at Westinghouse Security's central monitoring station and an expansion in service activities in the field branches. Monitoring and related services expenses as a percentage of monitoring and related services revenues increased to 26.6% in 1996 from 22.5% during 1995. Such increase reflects a high level of staffing at Westinghouse Security's central monitoring station.

     Gross profit for 1996 was $84.9 million, which represents an increase of $13.5 million, or 18.9%, over the $71.4 million of gross profit recognized in 1995. Such increase was due primarily to an increase in monitoring activities, which reflected the increase in Westinghouse Security's subscriber base from approximately 265,000 at December 20, 1995 to 314,000 at December 30, 1996.

     Selling, general and administrative expense rose to $60.3 million in 1996, an increase of $9.2 million, or 18.1%, over such expenses in 1995, but declined as a percentage of total revenues from 57.5% in 1995 to 54.4% in 1996. The increase in general and administrative expenses was caused by increases in corporate and branch overhead expenses associated with a larger customer base and higher numbers of installations. Advertising and marketing expenses comprised approximately 2% of revenues in both 1995 and 1996.

     Amortization of intangibles and depreciation expense for 1996 increased by $3.8 million, or 21.4%, to $21.6 million. This increase was partially due to the 75,000 new internally placed accounts and 7,000 dealer program accounts purchased during 1996. Westinghouse Security amortized subscriber accounts over 10 years.

     Operating income for 1996 was $3.0 million, compared to operating income of $2.6 million in 1995. Operating income as a percentage of revenue was 2.7% in 1996 compared to 2.9% in 1995.

     The effective income tax benefit for 1996, 1995, and 1994 has been estimated at 38%. The historical net operating income or losses prior to the WestSec purchase were included in WEC's consolidated federal income tax return.

LIQUIDITY AND CAPITAL RESOURCES

     In general, the Company has financed its operations and growth primarily from operating cash flows, supplemented by advances from its parent, Western Resources.

     Recent Developments. On November 24, 1997, pursuant to the Contribution Agreement, Protection One received $367.4 million of cash and securities from Western Resources, and made the following disbursements, either concurrently with or within several days of the closing of the Combination: (i) $114.1 million to make a cash distribution to holders of record of Common Stock as of November 24, 1997, holders of outstanding options to purchase Common Stock and holders of certain warrants exercisable for Common Stock; (ii) $94.4 million to pay the cash purchase price of Centennial; and (iii) $61.6 million to repay borrowings under its revolving credit facility. The remaining $97.3 million included $14.8 million of marketable securities, which amount included common and preferred shares in Guardian International, Inc., and $82.5 million of cash.

     The amounts contributed by Western Resources have substantially enhanced the Company's liquidity. In addition, the Company believes the issuance of 68.7 million shares of Common Stock to Western Resources has improved its access to the public equity markets. The Company intends to use cash flow provided by operations, cash on hand, funding by Western Resources, and capital raised in debt and equity offerings, as needed, to fund its ongoing operations and growth activities. The Company believes that cash required to fund its growth activities will continue to exceed cash flow provided by operations for the foreseeable future.

     On February 4, 1998, Protection One announced its decision to exercise its option to purchase Network, the leading provider of security alarm monitoring to multi-family dwellings, with approximately 200,000 subscribers. Pursuant to the terms of the option, Protection One purchased Network, effective January 1, 1998, for a purchase price of approximately $180 million. On March 2, 1998, Protection One completed the acquisition of 147,000 subscribers and related assets of Multimedia for a purchase price of approximately $233 million. On March 17, 1998, Protection One completed the acquisition of Comsec for a cash purchase price of approximately $45 million and the assumption of $15 million of debt. The Company funded these acquisitions with promissory note financing provided by Westar Capital.

     Material Commitments. The Company has several long-term commitments. The Convertible Notes, which total $103.5 million in aggregate principal amount, mature on September 15, 2003, and the Company must make a payment of $166.0 million on June 30, 2005 (or $107.9 million after giving effect to the Offerings) at the maturity of the Discount Notes. Cash interest payable on the Convertible Notes and Discount Notes will total $18.3 million in 1998 and $29.6 million (or $14.3 million and $21.7 million, respectively, after giving effect to the Offerings) annually thereafter until maturity. (See Note 6 of Protection One, Inc. Notes to Consolidated Financial Statements, for further information regarding the Convertible Notes and Discount Notes.) In addition, Protection One has assumed, as part of the Western Resources transaction, approximately $60 million of the WestSec indebtedness from agreements entered into by Westinghouse Security, of which approximately $26 million is payable in 1998 and $34 million in 1999. Under the agreements, Protection One monitors and services subscriber accounts for which certain rights were transferred to a third party. Protection One has the right, but not the obligation, to purchase the rights in the contracts as the underlying third party notes mature. The Company made payments of approximately $15.2 million in February 1998 to repurchase a portion of such contracts.

     As discussed above, Westar Capital extended two promissory notes to the Company to enable it to fund the 1998 Acquisitions. The 6 11/16% promissory notes had an aggregate principal amount of $458.9 million at March 31, 1998, and were due on June 1, 1998. As of April 1, 1998, the Company converted its promissory notes into a $600 million senior credit facility with Westar Capital (the "Senior Credit Facility"). The Company may borrow, subject to certain financial covenants and restrictions, at varying interest rates ranging from LIBOR plus 1.125% to the Prime Rate plus 1.125%. The Senior Credit Facility matures on March 30, 1999, and will be permanently reduced by the amount of the WR Placement and the WR Option.

     The Company generated $22.0 million of net cash provided by operating activities for the three months ended March 31, 1998, compared to the $4.2 million net cash provided by operating activities in the three months ended March 31, 1997. The increase in net cash provided by operating activities reflects the Company's substantial growth due to the Combination and, to a lesser extent, the 1998 Acquisitions.

     The Company used $348.2 million of net cash in investing activities for the three months ended March 31, 1998 compared to the use of $3.7 million for the comparable period in 1997. Investing activities during the three months ended March 31, 1998 included the acquisition of Comsec and Multimedia as well as Dealer Program purchases.

     The Company generated $262.5 million of net cash through financing activities for the three months ended March 31, 1998 compared to generating $0.6 million for the three months ended March 31, 1997. The Company received funding of approximately $277.2 million from Westar Capital and reduced other indebtedness by approximately $15.2 million.

     1997 results. For 1997, the Company's net cash flows used in operating activities was $4.9 million, compared to $0.1 million used by WRSB and $23.7 million provided by Westinghouse Security for 1996. This shift from a net cash inflow in 1996 to a net cash outflow in 1997 is primarily due to the timing of tax payments.

     Net cash flows used in investing activities of the Company in 1997 were $156.7 million, compared to $369.5 million used by WRSB and $40.5 million used by Westinghouse Security in 1996. The Company paid $107.7 million in special distributions to equityholders related to the Contribution. WRSB paid WEC $357.3 million in cash in 1996 to purchase Westinghouse Security. The remaining cash used for account acquisitions and placements for WRSB in 1996 was $11.3 million and $39.2 million for Westinghouse Security. This total is comparable to the $46.5 million spent by the Company in 1997 for account acquisitions and placements.

     The Company generated $237.0 million of net cash through financing activities in 1997. The Company received $300.7 million in funding from Westar Capital in 1997, approximately $258.0 million of which was related to the Contribution Agreement. All of the borrowings ($61.6 million) under the Company's previous credit facility were paid off with proceeds received under the Contribution Agreement. In 1996, WRSB generated $369.7 million through financing activities while Westinghouse Security generated $16.7 million. Substantially all of WRSB's financing came from Westar Capital in 1996. Westinghouse Security received $21.9 in proceeds from WEC in 1996. Westinghouse Security also made payments of $5.1 million related to repayments of amounts owed under the agreements discussed in Footnote 6 of Notes to Consolidated Financial Statements.

     The indentures governing the Discount Notes and Convertible Notes contain certain restrictions on the transfer of Company funds, including dividends, loans and advances made by the Company. The Company believes such restrictions have not had and will not have a significant impact on the Company's ability to meet its cash obligations.

     Capital Expenditures. The Company anticipates making capital expenditures in 1998 of approximately $22.5 million, including $5.0 million to upgrade branch operations, $12.5 million for integration activities, and $5.0 million for service center improvements and other capital items.

     Tax Matters. As a result of the Combination, Protection One will be consolidated into future tax returns filed by its majority stockholder, Western Resources. The two parties have entered into a tax sharing agreement in principle whereby Western Resources will make cash payments to the Company for current tax benefits utilized and will require cash payments from the Company for current tax expenses incurred for income tax return purposes. This arrangement has allowed Protection One to provide a current tax benefit for the year ended December 31, 1997, as well as the quarter ended March 31, 1998.

     If and when the Company generates income for tax return purposes, it will proportionately utilize existing net operating loss carryforwards in amounts up to approximately $50 million. Currently, the deferred tax assets related to the net operating loss carryforwards are fully reserved due to uncertainty as to their future realizability. However, when net operating loss carryforwards are utilized, the relief of the corresponding reserve will not create a tax benefit but, as required by generally accepted accounting principles, will reduce the Company's goodwill balances. The net financial statement impact of this treatment will cause the Company to recognize deferred tax expense it might not otherwise recognize.

YEAR 2000 ISSUE

     The Company is reviewing its computer and signal processing to identify and correct any components that could be affected by the change of the date to January 1, 2000 (the "Year 2000 Issue"). Results of the review thus far indicate that key infrastructure components including processing systems, application software and telecommunications systems are unaffected by the Year 2000 Issue. The Company will continue its review until January 1, 2000, particularly with respect to acquisitions of security businesses that include additional computer systems and equipment. In addition, changes in the state of compliance or preparedness within companies that provide services or equipment to the Company will require the Company to continue its evaluation. Based on its ongoing review, Management believes the Year 2000 Issue does not pose material operational problems and the costs associated with the assessment of risk and the execution of corrective action will not be material.

                                  THE COMPANY

OVERVIEW

     Protection One is a leading provider of security alarm monitoring and related services in the United States, with approximately 1.2 million subscribers as of May 1998. The Company has grown rapidly by participating in both the expansion and the consolidation of the security alarm monitoring industry.

RECENT TRANSACTIONS

     Since November 1997, Protection One has transformed itself from a regional company into a nationwide provider of security alarm services through a series of significant acquisitions, including:

     - November 1997 combination with the Western Resources Security Business, which included approximately 440,000 subscribers;

     - November 1997 acquisition of Centennial, which included approximately 50,000 subscribers;

     - January 1998 acquisition of Network, the nation's largest provider of security alarm monitoring services to multi-family dwellings, which included approximately 200,000 subscribers;

     - March 1998 acquisition of Multimedia, which included approximately 147,000 subscribers;

     - March 1998 acquisition of Comsec, which included approximately 30,000 subscribers.

     Management believes that these transactions accomplished a number of important objectives, including: (i) expanding the Company's geographic reach, thereby opening sizable new markets for growth, (ii) increasing the Company's customer concentration in a number of key markets, (iii) increasing the Company's size, which allows it to pursue larger acquisitions and affinity relationships with other national companies, and (iv) strengthening the Company's balance sheet and enhancing its access to capital to fund its growth strategy.

BUSINESS

     Protection One's revenues consist primarily of recurring payments for monitoring and related services. Protection One monitors digital signals communicated by security systems installed at subscribers' premises. Security systems are designed to detect burglaries, fires and other events. Through a network of approximately 60 service branches, the Company provides repair of security systems and, in select markets, armed response to verify that an actual emergency, rather than a false alarm, has occurred.

     The Company provides its services to the residential, commercial and wholesale segments of the alarm monitoring market. The Company believes the residential segment, which represents in excess of 80% of its customer base, is the most attractive because of its growth prospects, gross margins and size. Of the Company's customer base, approximately 62% reside in single-family households and approximately 19% reside in multi-family complexes such as apartments and condominiums. Commercial subscribers represent 12% of the customer base and subscribers served by independent alarm dealers that subcontract monitoring services to the Company represent 7% of the customer base. Protection One intends to grow its presence in each of these key market segments, although the residential market remains the most important for the Company's growth strategy.

STRATEGY

     Protection One's primary objective is to be the national leader in the security alarm monitoring market. The Company intends to achieve its objective by continuing its rapid growth in revenues and EBITDA by adding significant numbers of new subscribers through its Dealer Program, acquisitions and strategic alliances. In addition, as subscriber growth continues, the Company intends to: (i) increase scale and density in key markets to acquire new subscribers at lower costs and to expand margins through operating efficiencies,
(ii) enhance revenues and margins by offering additional services to new and existing customers, and

(iii) build the preeminent brand name in the security industry. The principal components of the Company's strategy are as follows:

     GENERATE SUBSCRIBER GROWTH THROUGH THE DEALER PROGRAM. Protection One has developed a Dealer Program rather than an internal sales force to generate a consistent stream of new subscribers. Participants are typically independent companies with residential and small commercial sales, marketing and installation skills that enter into exclusive contracts with Protection One to provide it with new monitoring customers for purchase on an ongoing basis. The Company anticipates a significant increase in the number of new subscribers generated by the Dealer Program 1998 due to the Company's increased size and scope of operation from the Combination in 1997. During the twelve months ended December 31, 1997, Westar and WestSec installed approximately 50,000 new security systems through an internal sales force. Protection One has converted this internal sales force to Dealer Program participants. Protection One believes the Dealer Program is an advantageous distribution channel because it generates higher sales productivity, lower acquisition prices, lower subscriber attrition and lower fixed rates.

     GENERATE SUBSCRIBER GROWTH THROUGH ACQUISITIONS. The security alarm monitoring industry is highly fragmented consolidating. Since its inception, the Company has completed in excess of 130 acquisitions and, since November 1997, the Company has completed 11 transactions, thereby adding approximately 885,000 subscribers. In addition, the Company's national presence has expanded. The available acquisition may let approximately 3,000 security companies in the Western United States to approximately 16,000 security companies nationwide. Acquisitions, in conjunction with the Dealer Program, allow Protection One to increase subscriber density, which results in significant operating synergies.

     GENERATE GROWTH THROUGH STRATEGIC ALLIANCES. Strategic alliances provide the Dealer Program with a proprietary source of prospective customers and offer the Company creative opportunities to advertise its brand. Protection One has aggressively pursued alliances with companies in other industries that have significant residential customer bases. In particular, Protection One has targeted major metropolitan electric and gas utilities and telephone companies, all of which receive a significant volume of inbound phone calls from prospective customers. Protection One has entered into marketing alliances with PacifiCorp, Salt River Project, KCPL, and Oklahoma Natural Gas, as well as the electric operating businesses of Western Resources, KPL and KGE, and is pursuing additional utility alliances. In addition, Southwestern Bell Corporation serves as a sales agent for Protection One in its markets.

     SELL ADDITIONAL SERVICES TO INCREASE REVENUES AND MARGINS. As a means to increase revenues and margins, Protection One offers new and existing customers an array of additional security services, including extended service protection, several different types of alarm verification, wireless backup and a medical identification card. These enhanced services also position Protection One as a full service provider and give dealers more features to sell in their solicitation of new customers.

     ESTABLISH PREEMINENT BRAND NAME. Based on primary market research, Protection One believes there is an opportunity to build the preeminent consumer brand in the security industry thereby enabling the Company to add subscribers at a lower cost than its competitors. The Company's service and response vehicles, yard signs, window decals, dealer marketing efforts and affinity relationships serve as a base from which to launch further brand development efforts. The Company believes a nationally recognized brand supports its goals of becoming an industry leader and broadening its customer relationships.

THE SECURITY ALARM INDUSTRY

     The U.S. security alarm industry is large and growing rapidly, is characterized by a high degree of fragmentation, low residential penetration and a continuing trend towards consolidation.

     LARGE AND GROWING MARKET

     SDM Magazine (formerly Security Distributing and Marketing) reports that the U.S. security alarm industry grew 5.2% in 1997, reaching total revenues of approximately $14 billion. Of the industry total, SDM Magazine estimates that alarm monitoring revenue comprised 20%, or approximately $2.8 billion, an increase of 7.7% from $2.6 billion in 1996. In addition, SDM Magazine reports that the largest 100 companies in the industry experienced growth of 14.8% in 1997, compared to the industry growth rate of 5.2%. This disparity reflects a continuing consolidation of the security alarm industry as larger firms are actively acquiring smaller ones. The Company believes that several factors, including increased concern about crime, favorable demographic trends for residential customers and a strong economy for commercial customers, have contributed to the increased demand for security alarm services.

     HIGH DEGREE OF FRAGMENTATION

     The security alarm industry currently comprises a large number of small providers of alarm systems and services. For instance, SDM Magazine estimates that there are 16,000 businesses in the security alarm industry. In addition, the most recent ranking of security alarm companies indicates that only 25 security companies generated revenues in excess of $20 million in 1996.

     TREND TOWARDS CONSOLIDATION

     Since the most recent SDM Magazine survey, eight of the 25 largest companies in the sector have been acquired. Protection One believes that larger more efficient alarm companies with access to capital will continue to grow faster than the industry average. In most cases, the installation of security systems requires alarm companies to fund the excess of installation-related costs over installation revenues, a trend that continues to be prevalent in both the residential and commercial segments. In addition, the Company believes the growth in false alarms is causing some municipalities to consider alternatives to response by municipal police. To the extent that municipalities elect to require some form of private verification of an alarm prior to police dispatch, such policies could impose additional expenses on alarm monitoring companies and thereby provide additional impetus for consolidation. Due to Protection One's size, density in key markets and access to capital, the Company believes it is well positioned to take advantage of consolidation opportunities in the industry.

OPERATIONS

     Protection One's operations consist principally of alarm monitoring and customer service functions and branch operations.

     CENTRALIZED MONITORING, CUSTOMER SERVICE AND CUSTOMER SOLICITATION

     Subscriber Security Alarm Systems. Security alarm systems include devices installed at subscribers' premises designed to detect or react to various occurrences or conditions, such as intrusion or the presence of fire or smoke. The Company's subscribers have many different types and sizes of security alarm systems. In general, systems for multi-family and residential applications tend to be smaller in size than those used by commercial subscribers, and also tend to generate a lower level of alarm signals than in commercial applications. These devices are connected to a computerized control panel that communicates through telephone lines to a service center. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated, and can transmit that information to the central monitoring station.

     The basic system sold by the Company's dealers includes protection of the front and back doors of a home, one interior motion detection device, a central processing unit with the ability to communicate signals to the Company's central monitoring station, a panic button, a siren, window decals and a lawn sign. This basic system often will be offered for little or no up-front price, but will be sold to a subscriber with additional equipment customized to a subscriber's specific needs. Such equipment add-ons include additional perimeter and interior protection, fire protection devices (heat and smoke detectors), environmental protection devices (freeze sensors and water detectors), additional panic buttons and home automation devices (lighting or appliance controls).

     Subscriber Contracts. The Company's alarm monitoring subscriber contracts generally have initial terms ranging from one to five years in duration, and provide for automatic renewal for a fixed period (typically one year) unless the Company or the subscriber elects to cancel the contract at the end of its term.

     Typically, dealers sign subscribers to alarm monitoring contracts that include a bundled monthly charge for monitoring and extended service protection. Extended service protection covers the normal costs of repair of the security system after the expiration of the security system's initial warranty period. Although a customer may elect to sign an alarm monitoring contract that excludes extended service protection, few customers choose to do so, and the Company believes the bundling of monitoring and extended service protection provides additional value to subscribers and allows the Company to provide more efficient field repair services.

     Service Centers. The Company maintains five state-of-the-art service centers to provide monitoring services to its customer base. The table below provides additional detail about each service center:

                                   NUMBER OF
                                  SUBSCRIBERS    CURRENT SUBSCRIBER
            LOCATION               MONITORED          CAPACITY            PRIMARY MARKETS
            --------              -----------    ------------------    ----------------------
Beaverton, OR...................    250,000            500,000         Residential/Commercial
Dallas, TX......................    200,000            500,000              Multi-Family
Irving, TX......................    340,000          1,000,000         Residential/Commercial
Orlando, FL.....................    100,000            500,000               Wholesale
Wichita, KS.....................    147,000            200,000         Residential/Commercial

     Each service center incorporates the use of advanced communications and computer systems that route incoming alarm signals and telephone calls to operators. Each service center currently monitors signals largely on a geographic basis. The Company is currently standardizing its operating platforms so that the centers will be effectively integrated with signals routed to the centers on a capacity basis, rather than on a geographic basis. The Company expects that the use of a single operating platform will enable it to realize overall operating efficiencies through the ability to more efficiently monitor alarm signal patterns and adjust service center staffing levels.

     Depending upon the type of service for which the subscriber has contracted, service center personnel respond to alarms by relaying information to the local fire or police departments, notifying the subscriber, or taking other appropriate action, such as dispatching alarm response personnel to the subscriber's premises where this service is available. The Company also provides a substantial number of subscribers with remote audio verification capability that enables the central monitoring station to listen and speak directly into the subscriber's premises in the event of an alarm activation. This feature allows the Company's personnel to verify that an emergency exists, to reassure the subscriber, and to expedite emergency response, even if the subscriber is unable to reach a telephone. Remote audio verification capability also assists the Company in quickly determining if the alarm was activated inadvertently, and thus whether a response is required.

     The Company's service centers operate 24 hours per day, seven days a week, including all holidays. Each operator within a service center monitors a computer screen that presents real-time information concerning the nature of the alarm signal, the subscriber whose alarm has been activated, and the premises on which such alarm is located. Each operator receives training that includes familiarization with substantially every type of alarm system in the Company's subscriber base. This enables the operator to tell subscribers how to turn off their systems in the event of a false alarm, thus reducing the instances in which a field service person must be dispatched. All telephone conversations are automatically recorded. Other non-emergency administrative signals are generated by low battery status, deactivation and reactivation of the alarm monitoring system, and test signals, and are processed automatically by computer.

     All of the Company's primary service centers are listed by Underwriters Laboratories, Inc. ("UL") as protective signaling services stations. UL specifications for service centers include building integrity, back-up computer and power systems, staffing and standard operating procedures. In many jurisdictions, applicable law requires that security alarms for certain buildings be monitored by UL listed facilities. In addition, such listing is required by certain commercial subscribers' insurance companies as a condition to insurance coverage.

     Wholesale Monitoring. The Company, through its service center in Orlando, Florida, is a leading provider of wholesale monitoring services to independent dealers. The Orlando service center is one of only a few wholesale monitoring facilities to offer two-way voice communication on a widespread basis. Under the typical arrangement, dealers subcontract monitoring services to the Company, primarily because such dealers do not have their own monitoring capabilities. The Company may also provide billing and other services. Dealers retain ownership of monitoring contracts and are responsible for every other aspect of the relationship with customers, including field repair service.

     The Company's presence in the wholesale monitoring segment provides it with another source of prospective acquisition targets. Independent dealers who subcontract monitoring services to the Company are familiar with the Company's high quality monitoring and related capabilities, an important consideration for a prospective seller of a portfolio of security alarm subscribers.

     Customer Care Services. The Company's customer care centers process non-emergency communications. Operators receive inbound customer calls and the customer service group addresses customer questions and concerns about billing, service, credit and alarm activation issues. The help desk staff assists customers in understanding and resolving mechanical and operating issues related to security systems. A centralized field repair scheduling function sets up technician appointments.

     Enhanced Services. As a means to increase revenues and enhance customer satisfaction, Protection One offers customers an array of enhanced security services, including extended service protection and several different types of alarm verification. These services position Protection One as a full service provider and give dealers more features to sell in their solicitation of new customers. The Company actively solicits its customers for interest in these services. The following provides additional detail on enhanced services:

          Extended Service Protection, which covers the normal costs of repair of the system during normal business hours, after the expiration of the initial warranty period.

          Two-Way Voice Communication (Remote Audio Verification), which consists of the ability, in the event of an alarm activation, to listen and talk to persons at the monitored premises from the service center through speakers and microphones located within the premises. Among other things, such remote audio verification helps the Company to determine whether an alarm activation is a false alarm.

          Supervised Monitoring Service, which allows the alarm system to send various types of signals containing information on the use of the system, such as which users armed or disarmed the system and at what time of the day. This information is supplied to subscribers for use in connection with the management of their households or businesses. Supervised monitoring service can also include a daily automatic test feature.

          Pager Service, which provides the subscriber with standard pager services that also enable the Company to reach the subscriber in the event of an alarm activation.

          Medical Identification Card, which enables medical personnel in the event of a medical emergency to access a subscriber's medical information (e.g., allergies, medications and family medical history), emergency contacts and doctors by calling Protection One's service center.

          Wireless Back-Up, which permits the alarm system to send signals over a cellular telephone or dedicated radio system, in the event that regular telephone service is interrupted.

          Alarm Response and Patrol Service, which provides subscribers in selected markets with rapid, on-premises response to and verification of alarms by armed officers.

          Mobile Services, which provides leading edge technology and professional response for the delivery of emergency, navigation and information services in mobile applications. The Company became a pioneer in the mobile security industry when it teamed with Ford Motor Company and Motorola in 1995 to develop Lincoln RESCU. This program offered the first vehicle safety system to integrate cellular phone and global positioning technology to assist motorists when they need emergency help, roadside or routing assistance. The Company recently contracted with Nissan to provide similar services in connection with equipment built into its Infiniti line of cars. The Company is actively pursuing similar contracts with other car manufacturers.

     BRANCH OPERATIONS

     The Company maintains approximately 60 branches nationwide from which it provides field repair, customer care, alarm response and sales services. The Company's branch infrastructure plays an important role in enhancing customer satisfaction, reducing attrition and building the Company's brand awareness.

     Field Repair. Field repair personnel are trained by Protection One to provide repair services for the various types of security systems utilized by the Company's subscribers. The Company strives to execute prompt service scheduling and first call repair for customers. Field personnel also provide quality and related compliance inspections for new installations performed by the Company's dealers.

     Repair services generate revenues primarily through billable field service calls and recurring payments under the Company's extended service protection program. The increasing density of the Company's subscriber base, the result of continuing efforts to acquire new subscribers in areas surrounding branch operations, permits more effective scheduling and routing of field service technicians and results in economies of scale at the branch level. Increased efficiency in scheduling and routing also allows Protection One to provide faster field service response and support, which leads to a higher level of customer satisfaction. The Company continually reviews available automated work management and scheduling programs to maximize employee resources in the field repair function.

     Alarm Response and Patrol. Protection One offers its subscribers in southern California and Las Vegas alarm response and patrol enhanced services in addition to the Company's other services. These armed officers supplement Protection One's alarm monitoring service by providing "alarm response service" to alarm system activations, "patrol service" consisting of routine patrol of subscribers' premises and neighborhoods and, in a few cases, "special watch" services, such as picking up mail and newspapers and increased surveillance when the subscriber is travelling. Alarm response service requires Protection One's patrol officers to observe and report any potential criminal activity at a subscriber's home.

     The Company believes that demand for alarm response and patrol services is likely to increase as a result of a trend on the part of local police departments to limit their response to alarm activations and other factors that may lead to a decrease of police presence. The Private Sector Liaison Committee of the International Association of Chiefs of Police has established Non-Sworn Alarm Responder Guidelines to provide standards for private alarm response officers. Although the Company currently incurs a loss in its patrol and alarm response operations, the Company believes further demand for such services will enable the Company to increase subscriber density in its routes, thereby reducing losses. In addition, the Company's offer of patrol and alarm response services is a sales method used to attract subscribers of other alarm monitoring companies that do not provide such services. To the extent that further demand develops for patrol and alarm response services, the Company believes its current presence will enable it to increase its conversions of subscribers to the Company's services. Additionally, the Company believes such services are an effective impediment to subscriber attrition.

     Acquisitions are integrated at the branch level through a specific program developed in conjunction with each seller. Integration efforts typically include a letter from the seller to its subscribers, explaining the sale and transition, followed by one or more letters and packages that include the Company's subscriber service brochures, field service and monitoring phone number stickers, yard signs and window decals. Thereafter, each new subscriber is contacted individually by telephone by a member of the Company's customer service group for the purpose of addressing the subscriber's questions or concerns and soliciting certain information. Finally, the subscriber receives a follow-up telephone call after six months and periodically thereafter. Management's goal is to enhance new subscriber identification with Protection One as the service provider and to maintain subscriber satisfaction.

SALES AND MARKETING

     Protection One's sales and marketing activities consist of a corporate advertising and marketing function, centralized inbound and outbound sales functions, a branch sales function and dealer and prospective acquisition marketing efforts.

     The Company believes that the increasing density of the Company's subscriber base (i.e., increasing concentration of subscribers in certain areas) has increased the overall presence and visibility of the Company. All new subscribers are provided with highly visible reflective yard signs placed prominently in front of their homes or businesses. The presence of these signs develops greater awareness in a neighborhood and leads to more inbound and referral business. The Company encourages referrals from existing subscribers through an incentive program promoted through newsletters, billing inserts and employee contacts. Alarm response and service vehicles, which display the Protection One logo, also increase the Company's visibility.

     CORPORATE ADVERTISING AND MARKETING

     In the last two years, Protection One has substantially increased its advertising and marketing efforts to support the Dealer Program. The Company uses television, radio, newspaper and direct mail with promotional messages to create sales leads and increase awareness of the Protection One brand. Such sales leads are distributed to dealers based on their financial contribution to support cooperative advertising efforts. The Company also has specifically tailored regional advertising and promotional programs to utilize marketing alliances where appropriate.

     Protection One has marketing alliances with PacifiCorp, Salt River Project, KCPL, Oklahoma Natural Gas, KPL and KGE. Southwestern Bell Corporation serves as a sales agent on behalf of Protection One in its markets. Protection One is seeking to develop numerous additional utility alliances and has established arrangements with other leading companies in the insurance, banking, credit card, mortgage and retail industries. Protection One also has a number of exclusive arrangements with homebuilders, which agreements enable the Company to market home security systems to new home buyers through the builders.

     Based on primary market research, Protection One believes there is an opportunity to build a preeminent consumer brand in the security industry. Currently, consumers are unable to name any security industry competitor on an unaided basis to a significant degree. The Company has established a coordinated branding strategy to assist it in achieving its other strategic objectives by positioning it as an industry leader and to build a platform for the sale of additional services. The Company believes a nationally recognized brand supports its goals of becoming the industry leader and broadening its customer relationships. The Company has recently completed the first phase of a significant research effort to define a unique selling proposition for the Protection One brand. The Company will create sales and marketing materials that reflect this positioning and will coordinate internal and external communication vehicles to offer a single focused message about the Protection One brand. In addition, the Company will evaluate all future opportunities for marketing alliances and joint ventures in the context of the brand strategy, selecting those that enhance its positioning and that accelerate the growth in public awareness of the brand. Finally, the Company intends to test the use of brand awareness advertising in conjunction with direct response marketing, in an effort to quantify the extent to which increased consumer awareness of the brand enhances direct marketing activities. The Company expects to invest gradually in brand advertising over time as the security market matures.

     BRANCH SALES

     The most common reason for customer attrition is customers moving out of their homes and businesses. Sales professionals at the Company's branch offices are responsible for tracking previous Protection One subscribers' homes to sign up new owners when they move into such homes. The branch sales function also generates revenue from selling equipment upgrades and add-ons to existing subscribers, and by attracting competitors' subscribers to the Company's services.

     Through acquisitions, the Company now owns and operates a significant commercial sales and installation effort for security and related monitored services. At present, the primary commercial sales effort occurs in the midwestern and northeastern United States. The Company's commercial products range from basic intrusion and fire detection equipment to fully integrated systems with card access, closed circuit television and voice/video monitoring. The Company intends to grow its presence in the commercial markets in the future and will seek opportunities to expand its commercial presence in other market areas. The Company also is organizing a national accounts sales and customer service function to address the special needs of chain customers, such as restaurants and retailers.

     DEALER MARKETING

     The Company's dealers employ a variety of marketing methods to identify and create sales leads, including telemarketing, direct mail, local networking and door-to-door solicitation.

     The Dealer Program offers dealers a wide variety of support services to assist dealers as they grow their businesses. On behalf of Dealer Program participants, Protection One obtains purchase discounts on security systems, coordinates cooperative dealer advertising and provides administrative, marketing and employee training support services. The Company believes these cost savings and services would not be available to Dealer Program participants on an individual basis. In addition, Protection One supplies its dealers with a proprietary flow of prospective customers, supplementing the dealers' own efforts and increasing their chances for success. See " -- Sales and Marketing."

     Dealer contracts provide for the purchase by the Company of the dealers' subscriber accounts on an ongoing basis. The dealers install Company specified alarm systems (which have a Protection One logo on the keypad), arrange for subscribers to enter into Protection One alarm monitoring agreements, and install Protection One yard signs and window decals. In addition, the Company requires dealers to qualify prospective subscribers by meeting a minimum credit standard.

     ACQUISITION SOLICITATION

     The Company also actively seeks to identify prospective acquisitions of companies and dealers with targeted direct mail, trade magazine advertising, trade show participation, membership in key alarm industry trade organizations, and contacts through various prominent vendors and other industry participants. Management's extensive experience in identifying and negotiating previous acquisitions helps to facilitate the successful negotiation and execution of acquisitions in a timely manner.

COMPETITION

     The security alarm industry is highly competitive and highly fragmented. The Company competes with major firms with substantial financial resources, including: ADT Operations Inc., a subsidiary of Tyco International, Inc.; the security subsidiaries of the Ameritech Corporation; and Brinks Home Security Inc., a subsidiary of The Pittston Services Group. Other alarm service companies have adopted a strategy similar to the Company's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some competitors have greater financial resources than the Company, or may be willing to offer higher prices than the Company is prepared to offer, to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for subscriber accounts, which would adversely affect the Company's return on investment in such accounts and the Company's results of operations.

     Competition in the security alarm industry is based primarily on reliability of equipment, market visibility, services offered, reputation for quality of service, price and the ability to identify and solicit prospective subscribers as they move into homes. The Company believes it competes effectively with other national, regional and local security alarm companies due to the Company's reputation for reliable equipment and services, its prominent presence in the areas surrounding its branch offices, its ability to offer combined monitoring, repair and enhanced services, its low cost structure and its marketing alliances.

INTELLECTUAL PROPERTY

     The Company owns trademarks related to the name and logo for Protection One and for Network Multi-Family Security, as well as a variety of trade and service marks related to individual services the Company provides. The Company owns certain proprietary software applications which the Company uses to provide services to its customers.

REGULATORY MATTERS

     A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. Such measures include: (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) permitting of individual alarm systems and the revocation of such permits following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond.

     The Company's operations are subject to a variety of other laws, regulations and licensing requirements of federal, state, and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of the Company's employees to obtain licenses or permits. Those employees who serve as patrol officers are often subject to additional licensing requirements, including firearm licensing and training requirements in jurisdictions in which they carry firearms.

     The alarm industry is also subject to requirements imposed by various insurance, approval, listing, and standards organizations. Depending upon the type of subscriber served, the type of security service provided, and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

     The Company's advertising and sales practices are regulated by both the Federal Trade Commission and state consumer protection laws. Such laws and regulations include restrictions on the manner in which the Company promotes the sale of its security alarm systems and the obligation of the Company to provide purchasers of its alarm systems with certain recision rights.

     The Company's alarm monitoring business utilizes telephone lines and radio frequencies to transmit alarm signals. The cost of telephone lines, and the type of equipment which may be used in telephone line transmission, are currently regulated by both federal and state governments. The operation and utilization of radio frequencies are regulated by the Federal Communications Commission and state public utilities commissions.

RISK MANAGEMENT

     The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses. Substantially all of the Company's alarm monitoring agreements, and other agreements pursuant to which it sells its products and services, contain provisions limiting liability to subscribers in an attempt to reduce this risk.

     The Company's alarm response and patrol services require Company personnel to respond to emergencies that may entail risk of harm to such employees and to others. The Company employs over 100 patrol and alarm response officers who are subject to extensive pre-employment screening and training. Officers are subject to local and federal background checks and drug screening before being hired, and are required to have gun and baton permits and state and city guard licenses. Officers also must be licensed by states to carry firearms and to provide patrol services. Protection One is one of a few companies to have an in-house training academy which prepares officer candidates for employment. The Company's training program includes arrest procedures, criminal law, weaponless defense, firearms and baton usage, patrol tactics, and first-aid and CPR. After graduating from the Protection One patrol academy, a new officer rides along with a field training officer for two weeks to gain experience. In total, an officer candidate undergoes five weeks of specific training, which amount exceeds all state requirements. Although the Company conducts extensive screening and training of its employees, the provision of patrol and alarm response service subjects it to greater risks related to accidents or employee behavior than other types of businesses.

     The Company carries insurance of various types, including general liability and errors and omissions insurance. The loss experience of the Company, and other security service companies, may affect the availability and cost of such insurance. Certain of the Company's insurance policies, and the laws of some states, may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

EMPLOYEES

     At March 31, 1998, the Company employed 3,136 individuals on a full-time basis. Currently, none of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company believes it has good relations with its employees.

FACILITIES

     The Company operates primarily from the following facilities, although it leases office space for its approximately 60 branch offices.

                LOCATION                    SIZE    LEASE/OWN      PRINCIPAL PURPOSE
                --------                   ------   ---------      -----------------
Beaverton, OR...........................   44,600   Lease       Service Center
Chatsworth, CA..........................   43,472   Lease       Service Center
Culver City, CA.........................   16,059   Lease       Corporate Headquarters
Irving, TX..............................   54,394   Lease       Financial/Administrative
                                                                  Headquarters
Irving, TX..............................   53,750   Lease       Service Center
Longwood, FL............................   11,020   Lease       Wholesale Service Center
Wichita, KS.............................   50,000   Own         Service Center

LEGAL MATTERS

     On January 8, 1997, Innovative Business Systems, Ltd. ("IBS") filed suit against Western Resources, WEC, Westinghouse Security and WestSec in Dallas County, Texas district court (Cause No. 97-00184) alleging, among other things, breach of contract against WEC and interference with contract against Western Resources and WestSec in connection with the sale by WEC of the assets of Westinghouse Security to Western Resources and WestSec. IBS claims that WEC improperly transferred software owned by IBS to Western Resources and WestSec and that Western Resources and WestSec are not entitled to its use. Western Resources and WestSec have demanded that WEC defend and indemnify them. WEC, Western Resources and WestSec have denied IBS' allegations and are vigorously defending against them. Management does not believe the ultimate disposition of the matter will have a material adverse effect upon the Company's overall financial condition or results of operations.

     The Company is a party to claims and matters of litigation incidental to the normal course of its business. The ultimate outcome of these matters cannot presently be determined; however, in the opinion of management of the Company, the resolution of these matters will not have a material adverse effect on the Company's overall financial condition or results of operations.

                                   MANAGEMENT
DIRECTORS

     The Board of Directors of Protection One presently consists of 12 persons, all of whom are elected annually. The Board of Directors of Protection One were elected at the most recent stockholders meeting on April 23, 1998. The directors nominated by Western Resources and elected at the Special Meeting are Peter C. Brown, Howard A. Christensen, Joseph J. Gardner, William J. Gremp, Steven L. Kitchen, Carl M. Koupal, Jr., John C. Nettels, Jr. and Jane Dresner Sadaka.

     Certain information concerning the current directors of Protection One is set forth below:

               NAME                  AGE                       POSITION
               ----                  ---                       --------
James M. Mackenzie, Jr............   50    President, Chief Executive Officer and Director
Robert M. Chefitz.................   38    Director
Ben M. Enis.......................   56    Director
James Q. Wilson...................   66    Director
Peter C. Brown....................   39    Director
Howard A. Christensen.............   64    Director
Joseph J. Gardner.................   60    Director
William J. Gremp..................   55    Director
Steven L. Kitchen.................   52    Director
Carl M. Koupal, Jr................   44    Director
John C. Nettels, Jr...............   41    Director
Jane Dresner Sadaka...............   44    Director

     James M. Mackenzie, Jr. has been President, Chief Executive Officer and a director of the Company since 1991.

     Robert M. Chefitz has been a director of Protection One since September 1991. Mr. Chefitz joined Patricof & Co. Ventures, Inc., an investment management firm ("Patricof"), in 1987, where he currently serves as a Managing Director. Mr. Chefitz also serves as a general partner to various venture capital partnerships managed by Patricof. Mr. Chefitz currently serves on the Board of Directors of Xpedite Systems, Inc. and is also a director of several private companies.

     Ben M. Enis has been a director of Protection One since October 1994. He has been a Professor of Marketing at the University of Southern California since 1982. Mr. Enis currently serves on the Board of Directors of Countrywide Credit Industries, Inc.

     James Q. Wilson has been a director of Protection One since June 1996. Mr. Wilson has recently retired from his position as a Professor of Management at the University of California at Los Angeles. Mr. Wilson is currently a director of New England Electric System and State Farm Mutual Life Insurance Company.

     Peter C. Brown has been a director of Protection One since November 1997. He has served as Co-Chairman of AMC Entertainment, Inc., an entertainment company ("AMCE"), since May 1998 and as President of AMCE since January 1997. He served as Executive Vice President of AMCE from August 1994 to January 1997, and has served as AMCE's Chief Financial Officer since November 1991. Mr. Brown currently serves as director of AMCE and is Chairman of the Board of Trustees of Entertainment Properties Trust, a recently formed real estate investment trust.

     Howard A. Christensen has been a director of Protection One since November 1997. During the past five years, he has served as President and Chief Executive Officer of Christensen & Associates, an investor relations and strategic planning firm.

     Joseph J. Gardner has been a director of Protection One since November 1997. During the past five years, he has served as the President of Condev Properties, a real estate development company.

     William A. Gremp has been a director of Protection One since November 1997. He has been Senior Vice President and Managing Director of the Utilities and Strategic Finance Group of First Union Capital Markets

Group, a banking firm, since April 1996. From 1989 to April 1996, he was a Managing Director in the Global Power Group at Chase Manhattan Bank. Mr. Gremp is also a director of St. Joseph Light & Power Company.

     Steven L. Kitchen has been a director of Protection One since November 1997. During the past five years, he has served as an Executive Vice President and the Chief Financial Officer of Western Resources. He is also a director of Central National Bank.

     Carl M. Koupal, Jr. has been a director since November 1997 and has been Executive Vice President and the Chief Administrative Officer for Western Resources since July 1995. From January 1995 to July 1995, Mr. Koupal was Executive Vice President of Corporate Communications, Marketing and Economic Development for Western Resources. Prior to that time, he served as Western Resources' Vice President, Corporate Marketing, and Economic Development. Mr. Koupal also currently serves as a director of Hanover Compressor Co.

     John C. Nettels, Jr. has been a director of Protection One since November 1997. During the last five years, he has been a partner in the law firm of Morrison & Hecker L.L.P.

     Jane Dresner Sadaka has been a director of Protection One since November 1997. She is an Advisory Board Member of DLJ Merchant Banking Fund II. She served as a Special Limited Partner of Kellner, DiLeo & Co. from 1992 until 1997, and prior to that time was a General Partner, Head of Research, for Kellner, DiLeo & Co. Ms. Sadaka is also Executive Vice President of the New York University of School of Business Alumni Association.

EXECUTIVE OFFICERS

     The name, age and current position(s) with POI of each executive officer of Protection One are as set forth below. Each individual other than Mr. Weinstock also serves in the same capacities for Monitoring.

                NAME                    AGE                  POSITION
                ----                    ---                  --------
James M. Mackenzie, Jr...............   50     President and Chief Executive Officer
                                               and Director
John W. Hesse........................   48     Executive Vice President, Chief
                                               Financial Officer and Secretary
John E. Mack, III....................   38     Executive Vice President -- Business
                                                 Development
Thomas K. Rankin.....................   39     Executive Vice President -- Business
                                                 Operations
George A. Weinstock..................   60     Executive Vice President
Steven Millstein.....................   44     Executive Vice President -- New
                                               Market Development

     For information with respect to the business experience of Mr. Mackenzie, see "-- Directors."

     John W. Hesse has been Executive Vice President, Chief Financial Officer and Secretary of the Company since 1991.

     John E. Mack, III was Vice President -- Business Development of Protection One from 1991 until August 1996, and has been Protection One's Executive Vice President -- Business Development since August 1996 and Assistant Secretary of Protection One since October 1994.

     Thomas K. Rankin was Vice President -- Branch Management of Protection One from September 1991 to August 1996, and has been Protection One's Executive Vice President -- Branch Management since August 1996 and Assistant Secretary since October 1994.

     George A. Weinstock has been Executive Vice President of Monitoring since November 1993 and Executive Vice President of Protection One since June 1994, and was a director of Protection One from November 1993 to May 1994. Prior to November 1993, Mr. Weinstock served as President of American Home Security, Inc.

     Steven A. Millstein has been Executive Vice President -- New Market Development of the Company since November 1997. Prior to November 1997, Mr. Millstein served as President of WestSec since its formation in December 1996 and President of Westar Security since May 1995. Prior to that time, he was Vice President, Marketing and Sales for Acoustics Development Corporation, a manufacturer of telephone booths and interactive media enclosures.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of May 8, 1998 by each person known to Protection One to beneficially own more than 5% of the outstanding Common Stock.

                                              SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED
                                                  PRIOR TO OFFERINGS             AFTER OFFERINGS
                                              --------------------------    -------------------------
NAME AND ADDRESS                                NUMBER       PERCENT(1)      NUMBER(2)     PERCENT(2)
----------------                              -----------    -----------    -----------    ----------
Western Resources, Inc.(3)..................  73,522,873        83.1%       106,522,873       84.6%
  818 S. Kansas Avenue
  Topeka, KS 66612
James M. Mackenzie, Jr.(4)..................     431,381        *               431,381       *
John W. Hesse(4)............................     349,273        *               349,273       *
John E. Mack, III(4)........................     271,840        *               271,840       *
Thomas K. Rankin(4).........................     274,589        *               274,589       *
Steven A. Millstein.........................          --        *                    --       *
George M. Weinstock.........................      45,752        *                45,752       *
Peter C. Brown..............................          --        *                    --       *
Robert M. Chefitz(4)(5).....................      46,452        *                46,452       *
Howard A. Christensen.......................          --        *                    --       *
Ben Enis(4).................................      30,000        *                30,000       *
Joseph J. Gardner...........................          --        *                    --       *
William J. Gremp............................          --        *                    --       *
Steven L. Kitchen...........................         300        *                   300       *
Carl M. Koupal, Jr..........................          --        *                    --       *
John C. Nettels, Jr.........................       1,000        *                 1,000       *
Jane Dresner Sadaka.........................          --        *                    --       *
James Q. Wilson(4)..........................      20,100        *                20,100       *
All directors and executive officers of
  Protection One as a group (17 persons)....   1,471,087         1.8          1,471,087        1.2

------------

 *  Represents less than one percent.

(1) Based upon 83,831,678 shares of Common Stock outstanding at May 27, 1998, plus shares underlying options that are currently exercisable or that become exercisable within 60 days after May 27, 1998.

(2) Based upon 121,331,678 shares of Common Stock outstanding as adjusted for the Offerings, excluding shares issuable upon exercise of the Underwriters' over-allotment option and the WR Option.

(3) Western Resources, through its wholly owned subsidiary, Westar Capital, has sole voting power and sole investment power with respect to these shares. Includes 2,750,238 shares issuable upon the exercise of an option to purchase additional shares of Common Stock at a price of $15.50 per share and 1,898,233 shares issuable upon conversion of $21,250,000 aggregate principal amount of Convertible Notes held by Westar Capital.

(4) Includes shares subject to options that are currently exercisable as follows: Mr. Mackenzie, 143,000 shares; Mr. Hesse, 155,000 shares; Mr. Mack, 161,000 shares; Mr. Rankin, 161,000 shares; Mr. Weinstock, 12,000 shares; Mr. Chefitz, 30,000 shares; Mr. Enis, 30,000 shares and Mr. Wilson, 20,000 shares.

(5) Mr. Chefitz disclaims beneficial ownership to all but 16,452 shares listed in the table as owned by him. The remaining 30,000 shares are subject to an option held by Patricof.

           CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock who acquire and own such Common Stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. Further it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," "hedge," or "conversion transaction"). The following discussion is based on provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

     THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER NON-U.S. TRADING JURISDICTION.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States, or, if a tax treaty applies, attributable to a permanent establishment or in the case of an individual a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates and are not generally subject to withholding if the Non-U.S. Holder files the appropriate form with the payor. Any U.S. trade or business income received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be applicable under an income tax treaty.

     Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above, and under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations (generally effective January 1, 2000), however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form which contains the holder's name and address and may require the Non-U.S. Holder to provide certain documentary evidence used by foreign governmental authorities as proof of residence in a foreign country.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

DISPOSITION OF COMMON STOCK

     Except as described below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock provided that (i) the gain is not U.S. trade or business income;
(ii) the Non-U.S. Holder is not an individual who is present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements; (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates; and (iv) the Company has not been and does not become a "United States real property holding corporation" for U.S. federal income tax purposes. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. However, no assurance can be given that the Company will not be a United States real property holding corporation when a Non-U.S. Holder sells its shares of Common Stock. If the Company were or were to become a United States real property holding corporation, gains realized by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during a five-year testing period generally would not be subject to U.S. federal income tax, provided that the Common Stock has been regularly traded on an established securities market.

FEDERAL ESTATE TAXES

     In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of property included in the individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Common Stock owned, or treated as owned, by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply even if withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. Under existing U.S. Treasury regulations, the United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on the Common Stock to a Non-U.S. Holder at an address outside the United States. Under proposed U.S. Treasury regulations, generally effective January 1, 2000, a Non-U.S. Holder could be subject to backup withholding unless they provide certification of foreign status.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of Common Stock effected by a foreign office of a foreign broker, provided however that if the broker is a U.S. person or a "U.S. related person," information reporting (but not backup holding) would apply unless the broker receives a statement from the owner, signed under penalties of perjury, certifying its foreign status or otherwise establishing an exemption or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is a foreign person with one or more of certain enumerated relationships with the United States.

     Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of Common Stock effected by, to or through the United States office of a broker, U.S. or foreign, unless the Non-U.S. Holder certifies as to its foreign status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax, and any amounts withheld in excess of such Non-U.S. Holder's federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITERS

     Under the terms and subject to the conditions set forth in the Underwriting Agreement dated the date of this Prospectus Supplement (the "Underwriting Agreement"), the Company has agreed to sell 6,850,000 shares of the Company's Common Stock, and Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Lehman Brothers Inc., BancAmerica Robertson Stephens LLC and Wheat First Union, a division of Wheat First Securities, Inc., have severally agreed to purchase the respective number of shares of Common Stock set forth opposite their names below:

NAME                                                            NUMBER OF SHARES
----                                                            ----------------
Morgan Stanley & Co. Incorporated...........................       1,370,000
Bear, Stearns & Co. Inc.....................................       1,370,000
Lehman Brothers Inc.........................................       1,370,000
BancAmerica Robertson Stephens LLC..........................       1,370,000
Wheat First Securities, Inc.................................       1,370,000
                                                                   ---------
          Total.............................................       6,850,000
                                                                   =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered (other than those covered by the Underwriters over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $.28 a share under the public offering price. The Underwriters have agreed that the underwriting commission payable with respect to shares of Common Stock offered hereby that are purchased by Westar Capital shall be $.285 a share, resulting in proceeds to the Company of $9.215 a share. After the initial offering of the Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

     Pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days from the date this Prospectus Supplement, to purchase up to 1,027,500 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby. See "Use of Proceeds."

     The Company, certain directors and officers of the Company and Westar Capital have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not during the period ending 90 days after the date of this Prospectus Supplement (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of the Common Stock or such other securities, in cash otherwise, except under certain limited circumstances.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing shares of Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Certain of the Underwriters have engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future. The Underwriters have agreed to reimburse the Company up to $675,000 for certain expenses incurred by it in connection with the Offering.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated financial statements and schedules of Protection One, Inc. and its accounting predecessor, Westinghouse Security, appearing in its Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, San Francisco, California.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PROTECTION ONE, INC. AND SUBSIDIARIES
  Consolidated Balance Sheets as of March 31, 1998 and
     December 31, 1997......................................   F-2
  Consolidated Statements of Operations for the three months
     ended March 31, 1998 and 1997..........................   F-3
  Consolidated Statements of Cash Flows for the three months
     ended March 31, 1998 and 1997..........................   F-4
  Notes to Consolidated Financial Statements................   F-5
  Report of Independent Public Accountants..................  F-10
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................  F-11
  Consolidated Statements of Operations for the years ended
     December 31, 1997 and 1996.............................  F-12
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997 and 1996.............................  F-13
  Consolidated Statement of Changes in Stockholders' Equity
     for the years ended December 31, 1997 and 1996.........  F-14
  Notes to Consolidated Financial Statements................  F-15
WESTINGHOUSE SECURITY
  Report of Independent Public Accountants..................  F-30
  Statements of Operations for the 53-week period ended
     December 30, 1996, and the 52-week period ended
     December 20, 1995......................................  F-31
  Statements of Cash Flows for the 53-week period ended
     December 30, 1996, and the 52-week period ended
     December 20, 1995......................................  F-32
  Notes to Financial Statements.............................  F-33

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                     ASSETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   11,876     $   75,556
  Marketable securities.....................................       7,221          5,701
  Receivables, net..........................................      29,254         20,302
  Inventories...............................................       3,555            556
  Prepaid expenses..........................................         556            367
  Deferred tax assets, current..............................      45,078         45,078
  Other.....................................................      35,383         28,320
                                                              ----------     ----------
          Total current assets..............................     132,923        175,880
Property and equipment, net.................................      18,187         14,934
Subscriber accounts and intangibles, net....................     737,316        538,318
Goodwill and trademarks, net................................   1,053,136        682,180
Deferred tax assets.........................................      29,568         26,158
Other.......................................................      13,408          9,174
                                                              ----------     ----------
                                                              $1,984,538     $1,446,644
                                                              ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $    7,109     $    6,235
  Accrued liabilities.......................................     110,062         83,200
  Purchase holdbacks........................................      48,136         11,444
  Acquisition transition costs..............................      15,529          7,469
  Current portion of long-term debt.........................       8,800         21,217
  Borrowing from parent.....................................     458,886             --
  Capital leases............................................         574            490
  Customer deposits.........................................         790             --
  Deferred revenue..........................................      42,292         33,900
                                                              ----------     ----------
          Total current liabilities.........................     692,178        163,955
Long-term debt, net of current portion......................     337,444        337,159
Capital leases, net of current portion......................         402            604
Deferred tax liability......................................      10,788         10,325
Other.......................................................       3,173            626
Commitments and contingencies (See Note 7)
Stockholders' equity:
  Preferred stock, $.10 par value, 5,000,000 authorized,
     none outstanding.......................................          --             --
  Common Stock, $.01 par value, 150,000,000 shares
     authorized, 83,800,808 and 83,362,938 shares issued and
     outstanding, respectively..............................         838            834
  Additional paid-in capital................................     988,464        983,082
  Accumulated deficit.......................................     (48,749)       (49,941)
                                                              ----------     ----------
          Total stockholders' equity........................     940,553        933,975
                                                              ----------     ----------
                                                              $1,984,538     $1,446,644
                                                              ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                 (UNAUDITED)
Revenues:
  Monitoring and related services...........................  $70,774    $28,184
  Installation and other....................................    6,021      4,392
                                                              -------    -------
          Total revenues....................................   76,795     32,576
Cost of revenues:
  Monitoring and related services...........................   20,073      7,653
  Installation and other....................................    3,920        942
                                                              -------    -------
          Total cost of revenues............................   23,993      8,595
                                                              -------    -------
          Gross profit......................................   52,802     23,981
Selling, general and administrative expense.................   19,435     14,996
Acquisition and transition expenses.........................    2,044         --
Amortization of intangibles and depreciation expense........   21,429      7,850
                                                              -------    -------
          Operating income..................................    9,894      1,135
Other income/expense:
  Interest expense, net.....................................    6,555      8,087
  Interest expense to parent, net...........................    4,580         --
  Other.....................................................   (3,229)       163
                                                              -------    -------
          Income (loss) before income taxes.................    1,988     (7,115)
Income tax (expense) benefit................................     (795)     2,846
                                                              -------    -------
  Net income (loss).........................................  $ 1,193    $(4,269)
                                                              =======    =======
  Net income (loss) per common share........................  $  0.01    $ (0.06)
                                                              =======    =======
  Weighted average shares...................................   83,460     68,673

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                               --------------------
                                                                 1998        1997
                                                               ---------    -------
                                                                   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $   1,193    $(4,269)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Amortization and depreciation.............................      21,429      8,382
  Accretion of discount note interest.......................       3,111         --
  Deferred income taxes.....................................       1,196         --
  Provision for doubtful accounts...........................         562        521
Changes in assets and liabilities, net of effects of
  acquisitions:
  Receivables...............................................      (4,162)     3,512
  Inventories...............................................        (574)      (707)
  Prepaid expenses and deposits.............................        (802)       215
  Accounts payable..........................................      (2,776)      (163)
  Accrued liabilities.......................................       1,382     (2,682)
  Deferred revenue..........................................        (422)      (627)
  Other liabilities.........................................       1,911         --
                                                               ---------    -------
          Net cash provided by operating activities.........      22,048      4,182
                                                               ---------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase/Placement of Installed Security Systems..........     (64,703)    (3,356)
  Purchases of property and equipment.......................      (3,896)      (352)
  Purchase of marketable securities.........................      (1,519)        --
  Purchase of Comsec........................................     (64,670)        --
  Purchase of Multimedia....................................    (209,360)        --
  Investment in Guardian....................................      (4,040)        --
                                                               ---------    -------
          Net cash used in investing activities.............    (348,188)    (3,708)
                                                               ---------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................     (15,243)      (897)
  Funding from Parent.......................................     277,198      1,501
  Stock options and warrants exercised......................         505         --
                                                               ---------    -------
          Net cash provided by financing activities.........     262,460        604
                                                               ---------    -------
          Net (decrease) increase in cash and cash
            equivalents.....................................     (63,680)     1,078
Cash and cash equivalents:
  Beginning of period.......................................      75,556        262
                                                               ---------    -------
  End of period.............................................   $  11,876    $ 1,340
                                                               =========    =======
Interest paid during the period.............................   $   3,181    $    --
                                                               =========    =======
Taxes paid during the period................................   $      --    $    --
                                                               =========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF CONSOLIDATION AND INTERIM FINANCIAL INFORMATION:

     Protection One, Inc., a Delaware corporation (Protection One or the Company) is principally engaged in the business of providing security alarm monitoring services, which include sales, installation and related servicing of security alarm systems for residential and small business subscribers in the United States. The accompanying unaudited consolidated financial statements include the accounts of Protection One and its wholly owned subsidiaries. As a result of the November 24, 1997 reverse purchase merger (the "Combination") between Protection One and the former Western Resources Security Business
(WRSB), the historical operating results presented for the quarter ended March 31, 1997 are those of WRSB.

     As of March 31, 1998, Protection One is an 82.2% owned subsidiary of Westar Capital, Inc. (Westar Capital), a wholly owned subsidiary of Western Resources, Inc. (WRI).

     The Company's unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q. Accordingly, certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with audited financial statements and notes thereto for the year ended December 31, 1997 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 1998.

     In the opinion of management of the Company, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

2. PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                        MARCH 31, 1998    DECEMBER 31, 1997
                                                        --------------    -----------------
Office equipment......................................     $ 8,313             $ 5,690
Furniture and fixtures................................       4,596               4,009
Data processing and telecommunication.................       5,931               4,634
Other.................................................       3,599               3,777
                                                           -------             -------
                                                            22,439              18,110
Less accumulated depreciation and amortization........       4,252               3,176
                                                           -------             -------
                                                           $18,187             $14,934
                                                           =======             =======

     Included in furniture and fixtures at March 31, 1998 and December 31, 1997, are $980 and $452, respectively, of assets under capital leases. Virtually all property and equipment are depreciated over estimated useful lives ranging from five to ten years.

3. SUBSCRIBER ACCOUNTS:

     Subscriber accounts (at cost) consist of the following:

                                                        MARCH 31, 1998    DECEMBER 31, 1997
                                                        --------------    -----------------
Acquired subscriber accounts..........................     $781,812           $566,811
Less accumulated amortization.........................       44,496             28,493
                                                           --------           --------
                                                           $737,316           $538,318
                                                           ========           ========

                     PROTECTION ONE, INC. AND SUBSIDIARIES

     Reconciliation of activity for acquired subscriber accounts is as follows:

                                                         QUARTER ENDED       YEAR ENDED
                                                         MARCH 31, 1998   DECEMBER 31, 1997
                                                         --------------   -----------------
Balance, beginning of period...........................     $566,811          $270,038
Acquisition of subscriber accounts.....................      216,101           296,822
Charges against acquisition holdbacks..................       (1,100)              (49)
                                                            --------          --------
Balance, end of period.................................     $781,812          $566,811
                                                            ========          ========

     In conjunction with certain purchases of subscriber accounts, the Company withholds a portion of the purchase price as a reserve to offset qualifying attrition of the acquired subscriber accounts for a specified period as provided for in the purchase agreements, and as a reserve for purchase price settlements of assets acquired and liabilities assumed. As of March 31, 1998 and December 31, 1997, purchase holdbacks were $48,136 and $11,444 respectively.

4. FINANCING:

LONG TERM FINANCING:

     Long-term debt is comprised of the following:

                                                         MARCH 31, 1998   DECEMBER 31, 1997
                                                         --------------   -----------------
Senior Subordinated Discount Notes.....................     $195,038          $191,926
Convertible Senior Subordinated Notes..................      103,500           103,500
Samco Financing........................................       47,706            62,950
Less current portion...................................       (8,800)          (21,217)
                                                            --------          --------
                                                            $337,444          $337,159
                                                            ========          ========

SENIOR SUBORDINATED DISCOUNT NOTES

     The Senior Subordinated Discount Notes are unsecured subordinated obligations of the Company's wholly owned subsidiary, Protection One Alarm Monitoring, Inc. ("Monitoring") limited to $166 million aggregate principal amount at maturity, and will mature on June 30, 2005. In connection with the Combination, the notes were restated to fair market value for book purposes reflecting a current market yield of approximately 6.4%. This resulted in bond premium being recorded to reflect the increase in value of the notes as a result of the decline in interest rates since the note issuance. The revaluation has no impact on the expected cash flow to existing noteholders.

     Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the issue date, no interest will be payable prior to December 31, 1998. From and after June 30, 1998, cash interest on the notes will accrue at the rate of 13 5/8% per annum, payable in cash semiannually on June 30 and December 31, of each year, commencing December 31, 1998.

CONVERTIBLE SENIOR SUBORDINATED NOTES

     The Convertible Senior Subordinated Notes are unsecured subordinated obligations of Monitoring and rank equal to the Senior Subordinated Discount Notes. The Convertible Notes mature on September 15, 2003, and previously were convertible, at any time, into Common Stock at a price of $17.95 per share, subject to adjustment. Subsequent to the Combination, the Convertible Notes maintain a conversion price of $11.19 per share.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

     Interest on the Convertible Notes accrues at the rate of 6 3/4% per annum, payable in cash semiannually on March 15 and September 15 of each year, and commenced on March 15, 1997. The Convertible Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after September 19, 1999, and prior to maturity, upon not less than 30 days prior notice at certain specified redemption prices plus accrued and unpaid interest.

SAMCO FINANCING

     Rights to certain of the Company's security alarm monitoring contracts (the "Contracts") were previously sold to investors by Westinghouse Security (a predecessor to the Company for accounting purposes). For financial reporting purposes, the transaction was treated as a financing arrangement and the proceeds received were recorded as long-term debt. Generally, principal and interest payments on the debt consist of 65% of the monitoring revenue under the contracts. Subject to minimum requirements, the Company has the right but not the obligation to repurchase the Contracts at a fair market value price. During February 1998, the Company exercised its rights and retired one of the three outstanding tranches at a purchase price of approximately $15.2 million.

SHORT TERM FINANCING:

REVOLVING CREDIT FACILITY

     At December 31, 1997, Protection One had a $100 million revolving credit facility (the "Revolving Credit Facility") which was to mature in January 2000. Borrowings under the Revolving Credit Facility bear interest at the lesser of the bank's prime rate plus 1.00% or LIBOR plus 2.5%. Borrowings made under the Revolving Credit Facility were collateralized by substantially all of the Company's assets. The outstanding balance of the Revolving Credit Facility was paid on November 25, 1997, with proceeds from the Combination. The facility was terminated in February 1998.

BORROWING FROM PARENT

     As of March 31, 1998, Protection One had $458,886 in short-term debt payable to Westar Capital, which bears interest at 6 11/16% and is due June 1, 1998. The borrowings were composed of a $274,000 working capital loan, which was used for the purchase of Multimedia and Comsec (each as defined), as well as a $184,886 note, which was used for the purchase of Network (as defined). On April 1, 1998, the Company entered into a $600 million senior credit facility with Westar Capital to refinance such promissory note and to replace a previous credit facility ("the "Senior Credit Facility.")

5. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARY:

     At March 31, 1998, Protection One owned common stock and preferred stock representing a 43% ownership in Guardian International, Inc. ("Guardian") at an aggregate cost of $13 million. Since Protection One does not exercise control over Guardian's operations, Protection One accounts for the investment under the equity method of accounting, recognizing the proportionate share of income or losses of Guardian. For the three months ended, March 31, 1998, Protection One's equity in the loss of Guardian was $95. For the three months ended March 31, 1998, Protection One received $135 of preferred dividends in the form of additional preferred stock.

6. MERGERS AND ACQUISITIONS:

     During the first quarter of 1998, on February 4, 1998, Protection One announced its decision to exercise its option to purchase Network Multi-Family Security Corporation ("Network"), the leading provider of security alarm monitoring to multi-family dwellings with approximately 200,000 subscribers. Pursuant to the

                     PROTECTION ONE, INC. AND SUBSIDIARIES
terms of the option, Protection One purchased Network, effective January 1, 1998, for a purchase price of approximately $180 million. On March 2, 1998, Protection One completed the acquisition of 147,000 subscribers and related assets of Multimedia Security Services, Inc. ("Multimedia") for a purchase price of approximately $233 million. On March 17, 1998, Protection One completed the acquisition of Comsec Narragansett Security, Inc. ("Comsec") for a cash purchase price of approximately $45 million and the assumption of $15 million of debt. The Company funded these acquisitions with promissory note financing provided by Westar Capital.

     The following table shows the net cash paid for the above acquisitions:

                                                      NETWORK
                                          COMSEC    MULTI-FAMILY   MULTIMEDIA     TOTAL
                                         --------   ------------   ----------   ---------
Assets acquired........................  $ 92,092    $ 185,961      $270,254    $ 548,307
Liabilities assumed....................   (26,443)    (185,961)      (60,894)    (273,298)
                                         --------    ---------      --------    ---------
Cash paid..............................    65,649           --       209,360      275,009
Less: cash acquired....................      (979)          --            --         (979)
                                         --------    ---------      --------    ---------
Net cash paid..........................  $ 64,670    $      --      $209,360    $ 274,030
                                         ========    =========      ========    =========

     The following unaudited pro forma consolidated results of operations for the quarters ended March 31, 1998 and 1997, assume these material acquisitions occurred as of the beginning of the respective years:

                                                                   PRO FORMA
                                                                 QUARTER ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
Revenue.....................................................  $91,868    $ 88,745
Net loss before tax.........................................   (1,269)    (16,796)
  Per share.................................................     (.02)       (.24)
Net loss....................................................     (774)    (10,246)
  Per share.................................................     (.01)       (.15)

     The pro forma financial information is not necessarily indicative of the results of operations had the entities been combined for the entire period nor do they purport to be indicative of results which will be obtained in the future. The acquisitions have been accounted for under the purchase accounting method and asset and liabilities have been recorded as estimates of fair market values based on preliminary purchase price allocations.

7. COMMITMENTS AND CONTINGENCIES:

     The Company lease offices facilities for lease terms maturing through 2012. Future minimum lease payments under noncancelable operating leases are as follows:

            Years ending December 31,
  1998...........................................    $ 6,592
  1999...........................................      4,874
  2000...........................................      3,452
  2001...........................................      2,794
  2002...........................................      2,504
  Thereafter.....................................      6,438
                                                     -------
                                                     $26,654
                                                     =======

                     PROTECTION ONE, INC. AND SUBSIDIARIES

     On January 8, 1997, Innovative Business Systems, Ltd. ("IBS") filed suit against Western Resources, Westinghouse Electric Corporation ("WEC"), Westinghouse Security Systems, Inc. ("WSS") and WestSec in Dallas County, Texas district court. (Cause No. 97-00184) alleging, among other things, breach of contract against WEC and interference with contract against Western Resources and WestSec in connection with the sale by WEC of the assets of WSS to Western Resources and WestSec. IBS claims that WEC improperly transferred software owned by IBS to Western Resources and WestSec and that Western Resources and WestSec are not entitled to its use. Western Resources and WestSec have demanded that WEC defend and indemnify them. WEC, Western Resources and WestSec have denied IBS' allegations and are vigorously defending them. Management does not believe the ultimate disposition of the matter will have a material adverse impact on the Company's overall financial condition or results of operations.

     The Company is a party to claims and matters of litigation incidental to the normal course of its business. The ultimate outcome of these matters cannot presently be determined; however, in the opinion of management of the Company, the resolution of these matters will not have a material adverse effect upon the Company's combines financial position or results of operations.

8. SUBSEQUENT EVENTS:

     On April 17, 1998, Protection One filed with the Securities and Exchange Commission a shelf registration on Form S-3 related to $400 million of equity and/or debt securities to be issued by the Company from time to time as determined by market conditions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Protection One, Inc.:

     We have audited the consolidated financial statements of Protection One, Inc. and subsidiaries as of and for the year ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Protection One, Inc. and subsidiaries as of December 31, 1997 and 1996, and its consolidated results of operations and cash flows for each of the periods presented in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to financial statements are presented for purposes of complying with the Securities and Exchange Commission rules and are not part of the basic financial statements. The schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
January 29, 1998

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
Current assets:
  Cash and cash equivalents.................................   $   75,556       $    168
  Restricted cash...........................................           --             94
  Marketable securities.....................................        5,701             --
  Receivables, net..........................................       20,302         12,572
  Inventories...............................................          556          2,892
  Prepaid expenses..........................................          367            407
  Deferred tax asset, current...............................       45,078             --
  Other.....................................................       28,320            132
                                                               ----------       --------
          Total current assets..............................      175,880         16,265
Property and equipment, net.................................       14,934          5,446
Subscriber accounts, net....................................      538,318        265,530
Goodwill and trademarks.....................................      682,180        218,991
Deferred tax asset..........................................       26,158             --
Other.......................................................        9,174            415
                                                               ----------       --------
                                                               $1,446,644       $506,647
                                                               ==========       ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $    6,235       $  1,585
  Accrued liabilities.......................................       83,200         16,579
  Purchase holdbacks........................................       11,444             --
  Acquisition transition costs..............................        7,469             --
  Current portion of long-term debt.........................       21,217          4,548
  Capital leases............................................          490             --
  Deferred revenue..........................................       33,900         13,000
                                                               ----------       --------
          Total current liabilities.........................      163,955         35,712
Long-term debt, net of current portion......................      337,159         60,505
Capital leases, net of current portion......................          604             --
Deferred tax liability......................................       10,325             --
Other liabilities...........................................          626             --
Commitments and contingencies (Note 11)
Stockholders' equity:
  Contributed Capital.......................................           --        411,068
  Preferred stock, $.10 par value, 5,000,000 shares
     authorized.............................................           --             --
  Common Stock, $.01 par value, 150,000,000 shares
     authorized, 83,362,938 shares issued and outstanding at
     December 31, 1997 (Note 1).............................          834             --
  Additional paid-in capital................................      983,082             --
  Retained losses...........................................      (49,941)          (638)
                                                               ----------       --------
          Total stockholders' equity........................      933,975        410,430
                                                               ----------       --------
                                                               $1,446,644       $506,647
                                                               ==========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (NOTE 14)
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
Revenues:
  Monitoring and related services...........................    $126,630         $6,382
  Installation and other....................................      18,143          1,715
                                                                --------         ------
          Total revenues....................................     144,773          8,097
Costs and expenses:
  Monitoring and related services...........................      32,656          1,761
  Other.....................................................       3,013          1,587
                                                                --------         ------
          Total costs and expenses..........................      35,669          3,348
                                                                --------         ------
          Gross profit......................................     109,104          4,749
Selling, general and administrative expenses................      77,203          5,091
Acquisition and transition expense..........................       1,308             --
Amortization of intangibles and depreciation expense........      39,822            609
Nonrecurring charges........................................      40,144             --
                                                                --------         ------
          Operating loss....................................     (49,373)          (951)
Other income/expenses:
  Interest expense, net.....................................      32,900             15
                                                                --------         ------
          Loss before income taxes..........................     (82,273)          (966)
                                                                --------         ------
Income tax benefit..........................................      32,970            310
                                                                --------         ------
          Net loss..........................................    $(49,303)        $ (656)
                                                                ========         ======
Net loss per share..........................................    $   (.70)        $ (.01)
                                                                ========         ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $(49,303)      $    (656)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of intangibles and depreciation..............      39,822             609
  Accretion of debt premium.................................       1,026              --
  Net deferred taxes........................................      (8,230)             --
  Provision for doubtful accounts...........................       3,657             184
  Non-recurring charges.....................................      40,144              --
Changes in assets and liabilities, net of effects of
  acquisitions:
  Receivables...............................................      (2,467)         (1,424)
  Inventories...............................................         940            (540)
  Prepaid expenses and deposits.............................         294             (32)
  Other current assets......................................     (28,988)           (200)
  Accounts payable..........................................         492              41
  Accrued liabilities.......................................      (2,985)          1,749
  Deferred revenue..........................................         670             178
                                                                --------       ---------
          Net cash used in operating activities.............      (4,928)            (91)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................      (3,826)           (977)
Placement of installed security systems.....................     (29,043)         (1,392)
Cash acquired in acquisition transaction....................       1,374              --
Distribution to equityholders in acquisition transaction....    (107,695)             --
WSS acquisition, net of cash received.......................          --        (357,269)
Account acquisitions, net of cash received..................     (17,494)         (9,898)
                                                                --------       ---------
          Net cash used in investing activities.............    (156,684)       (369,536)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt..................................     (63,749)             --
Proceeds from long-term debt................................          --              53
Funding from Parent.........................................     300,749         369,629
                                                                --------       ---------
          Net cash provided by financing activities.........     237,000         369,682
                                                                --------       ---------
Net increase in cash and cash equivalents...................      75,388              55
Cash and cash equivalents:
  Beginning of period.......................................    $    168       $     113
                                                                ========       =========
  End of period.............................................    $ 75,556       $     168
                                                                ========       =========
  Cash paid for interest....................................    $ 10,202       $      --
                                                                ========       =========
  Cash paid for taxes.......................................    $     --       $      --
                                                                ========       =========
Non-cash financing:
  Contribution of net assets from Parent....................    $109,219       $      --
                                                                ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                 COMMON STOCK                    ADDITIONAL   ACCUMULATED       TOTAL
                                  PREFERRED   ------------------   CONTRIBUTED    PAID-IN      EARNINGS     STOCKHOLDERS'
                                    STOCK       SHARES    AMOUNT     CAPITAL      CAPITAL      (LOSSES)        EQUITY
                                  ---------   ----------  ------   -----------   ----------   -----------   -------------
December 31, 1995...............    $ --              --   $ --     $   5,373     $     --     $     18       $  5,391
  Net investment and advances
     from WRI...................      --              --     --       379,229           --           --        379,229
  Contribution by WRI of Small
     Subs.......................      --              --     --        26,466           --           --         26,466
  Net loss......................      --              --     --                         --         (656)          (656)
                                    ----      ----------   ----     ---------     --------     --------       --------
December 31, 1996...............      --              --     --       411,068           --         (638)       410,430
  Net investment and advances
     from WRI...................      --              --     --        43,827           --           --         43,827
  Recapitalization..............      --      68,673,402    687      (454,895)     454,208           --             --
  Issuance of shares in reverse
     purchase acquisition.......      --      14,689,230    147            --      528,874           --        529,021
  Exercise of options...........      --             306     --            --           --           --             --
  Net loss......................      --              --     --            --           --      (49,303)       (49,303)
                                    ----      ----------   ----     ---------     --------     --------       --------
December 31, 1997...............    $ --      83,362,938   $834     $      --     $983,082     $(49,941)      $933,975
                                    ====      ==========   ====     =========     ========     ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION AND BUSINESS

     Protection One, Inc. ("Protection One", a Delaware corporation; the "Company") is principally engaged in the business of providing security alarm monitoring services, which include sales, installation and related servicing of security alarm systems for residential and small business subscribers in the United States.

     Prior to November 24, 1997, Protection One was a standalone security business based in Culver City, California. On November 24, 1997, pursuant to the Contribution Agreement dated July 30, 1997, between Protection One and Western Resources, Inc. (a publicly traded utility company based in Topeka, Kansas; "WRI"), Protection One acquired Centennial Security Holdings, Inc. ("Centennial"), WestSec, Inc., and Westar Security, Inc. ("WestSec" and "Westar", respectively; together the "Western Resources Security Business" or "WRSB"). (See Note 2 for discussion of consideration exchanged.) As a result of the transaction, WRI owns approximately 82.4% of Protection One at December 31, 1997.

     The transaction has been accounted for as a reverse purchase acquisition which treats WRSB as the accounting acquirer. Accordingly, the results of operation of Protection One and Centennial have been included in the consolidated financial statements since November 24, 1997 following principles of purchase accounting. Furthermore, the 1996 and 1995 (see Note 14) historical financial statements of Protection One are those of the accounting acquirer, WRSB.

     On December 30, 1996, WRI, through its indirect wholly owned subsidiary, WestSec, purchased the assets and assumed certain liabilities comprising the security business of Westinghouse Security Systems ("Westinghouse Security") from Westinghouse Electric Corporation ("WEC"). Westinghouse Security is deemed to be a predecessor entity of Protection One. As such, Westinghouse Security's 1996 and 1995 results of operations are presented separately from Protection One's consolidated financial statements elsewhere in this document.

     All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES

     Revenues are recognized when installation of security alarm systems occurs and when monitoring, extended service protection, patrol, repair and other services are provided. The Company does not receive separate connection fees in any aspect of its business. Deferred revenues result from subscribers who are billed for monitoring, extended service protection and patrol and alarm response services in advance of the period in which such services are provided, on a monthly, quarterly or annual basis. Deferred revenues relating to subscriber accounts acquired are recorded as part of the allocation of the purchase price and are amortized to income during the period in which service is provided. Costs of providing service and installations, including inventory, are charged to income in the period incurred and when the installation occurs. Losses on contracts for which future costs are anticipated to exceed revenues are accrued in the period such losses are identified. Costs of services provided to dealers are expensed as incurred and are included in acquisition and transition

                     PROTECTION ONE, INC. AND SUBSIDIARIES
expenses. Contracts for services are generally for an initial noncancelable term of one to five years with automatic renewal on an annual basis thereafter unless terminated by either party.

INVENTORIES

     Inventories, comprised of alarm systems and parts, are stated at the lower of average cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives. Costs of property and equipment of purchased businesses are based on fair market value at the date of acquisition. When property and equipment are retired or sold, the cost and the related allowance for depreciation are eliminated from the property and allowance accounts. Gains or losses from retirements and dispositions of property and equipment are recognized in income in the period realized. Repair and maintenance costs are expensed as incurred.

INCOME TAXES

     Deferred tax assets and liabilities reflect the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities and the availability of net operating losses and tax credits.

SUBSCRIBER ACCOUNTS AND INTANGIBLES

     Subscriber accounts acquired and intangible assets are stated at cost. The cost of acquired subscriber accounts includes the cost of accounts purchased and the estimated fair value of accounts acquired in business acquisitions at the date of acquisition, including an accrual for estimated acquisition transition costs. The Company's personnel and related support costs incurred solely in support of acquiring and transitioning subscriber accounts are expensed as incurred. Direct and incremental external costs associated with the acquisition of subscriber accounts are capitalized. If the acquisition is terminated prior to completion of the purchase transaction the costs are recorded as a loss in the period of termination. The accrual for transition costs includes liabilities assumed and incremental external costs related to customer changeover and transition, warranty obligations costs, employee and lease termination costs and other related costs. Costs related to sales and marketing of systems for accounts internally generated are expensed as incurred.

     The cost of subscriber accounts is amortized on a straight-line basis over a 10-year period. It is the Company's policy to evaluate acquired subscriber account attrition on a quarterly basis utilizing historical attrition rates for the subscriber accounts in total and, when necessary, adjust the remaining useful lives.

     Intangible assets include goodwill, which is amortized on a straight-line basis over 40 years and debt issuance costs, which are amortized over the respective lives of associated debt using the interest method.

CASH AND CASH EQUIVALENTS

     All highly liquid investments purchased with a remaining maturity of three months or less at the date acquired are cash equivalents. These investments, consisting of money market funds, are stated at cost, which approximates market.

RECEIVABLES

     Receivables, which consist primarily of trade accounts receivable, of $25,509 at December 31, 1997 and $16,985 at December 31, 1996, have been reduced by allowances for doubtful accounts of $5,207 and $4,413, respectively.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

MARKETABLE SECURITIES

     Management has determined that the Company's marketable securities are considered held-for-sale securities. As of December 31, 1997, no material difference existed between the cost and market value of the portfolio, and as such, no mark-to-market adjustment has been recorded.

RESTRICTED CASH

     Restricted cash as of December 31, 1996, was held in escrow to guarantee payment to certain third parties for licensing and insurance related matters.

ADVERTISING COSTS

     The Company expenses advertising costs based on the timing of the release of the advertising materials. Printed materials, due to the short lead time between incurrence of cost and the release, are generally expensed as incurred, whereas broadcast advertising costs are generally recognized upon the first broadcast of the respective advertisement. Total advertising expense was $9,906 and $2,320 during the years ended December 31, 1997 and 1996, respectively.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables from a large number of customers, including both residential and commercial, dispersed across a wide geographic base. The Company extends credit to its customers in the normal course of business, performs periodic credit evaluations and maintains allowances for potential credit losses.

ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board (FASB) has issued several accounting pronouncements that the Company will be required to adopt in future fiscal reporting periods.

     FASB Statement No. 130, "Reporting Comprehensive Income," which the Company will adopt for periods beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by or distributions to shareholders. Such changes are generally not significant to the Company; and the adoption of Statement No. 130, including the required comparative presentation for prior periods, is not expected to have a material impact on its financial statements.

     FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company will adopt the provisions of SFAS 131 for financial statements for periods beginning after December 15, 1997. Management does not expect that the adoption of the disclosure requirements of this pronouncement will be materially different than that of its current presentation.

RECLASSIFICATIONS

     Certain prior period amounts were reclassified to conform to the December 31, 1997, presentation. Such reclassifications did not affect previously reported net losses.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

LOSS PER SHARE

     Loss per share has been computed and presented in accordance with SFAS 128 "Earnings Per Share." The incremental shares that would have been outstanding upon the assumed exercise of dilutive convertible securities, stock options and warrants do not result in a change to net loss per share for the year ended December 31, 1997. As such, no presentation of diluted earnings per share has been included in the consolidated statements of operations. The weighted average shares outstanding used in the computation of net loss attributable to common shares was 70,202,716 for the year ended December 31, 1997, and, while there were no actual shares issued or outstanding for prior fiscal years, for purposes of calculating loss per share there were deemed to be 68,673,402 shares (number of new shares issued to effect the Acquisition Transaction, see Note 2) for all prior fiscal years.

2. COMBINATION:

     Pursuant to the Contribution Agreement, on November 24, 1997, the Company issued to WRI an aggregate of 68,673,402 Shares (the "Shares") of Common Stock, which shares constituted 82.4% of the shares of Common Stock (the only voting securities of the Company) outstanding immediately after such acquisition (the "Combination"). In consideration of the issuance of the Shares to WRI (the "Share Issuance"), WRI transferred to the Company all of the outstanding capital stock of WestSec, and Westar, and an aggregate of $367.4 million in cash and securities.

     As provided in the Contribution Agreement, the Company paid (i) to the holders of record of shares of Protection One Common Stock as of the close of business on November 24, 1997 (other than WRI), a cash dividend of $7.00 per share (the Special Dividend); (ii) to the holders of options to purchase shares of Protection One Common Stock (other than WRI) $7.00 in cash with respect to each share of Common Stock issuable upon exercise of such options; and (iii) to a bank as the holder of record of a warrant issued by the Company in 1991 and to the holders of record of warrants issued by the Company in 1993, $7.00 in cash with respect to each share of Common Stock issuable upon exercise of such warrants. As a result of the payment of the Special Dividend, each warrant issued by the Company in 1995 has become exercisable for 1.629 shares of Protection One Common Stock at an exercise price of $4.05, and the 6 3/4% Convertible Senior Subordinated Notes due 2003 issued by Protection One Alarm Monitoring, Inc., a Delaware corporation, will be convertible into shares of Common Stock at a conversion price of $11.19 per share.

     Included in the marketable securities the Company received from WRI was (i) all of the outstanding capital stock of Centennial,and (ii) 2,885,000 shares of the Class A Voting Common Stock of Guardian International Inc., a Nevada corporation (Guardian), par value $.001 per shares, and 1,875,000 shares (the Guardian Preferred Shares) of the Series A 9 3/4% Convertible Cumulative Preferred Stock of Guardian. The Guardian Preferred Shares are convertible into an aggregate of 1,500,000 additional shares of Guardian common stock.

     The Combination has been accounted for as a reverse purchase acquisition and, accordingly, the operating results of Protection One and Centennial have been included in the consolidated financial statements since November 24, 1997. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $410 million related to Protection One and approximately $50 million related to Centennial is being amortized over 40 years.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996, assume the Protection One, Centennial, and Westinghouse Security acquisitions occurred as of the beginning of the respective years:

                                                              1997(A)      1996
                                                              --------   --------
Revenues....................................................  $256,063   $216,861
Net loss....................................................   (49,274)   (28,910)
Loss per common share.......................................      (.59)     (0.35)

------------

(A)  Excludes nonrecurring charges from 1997 presentation.

     The pro forma financial information is not necessarily indicative of the results of operations had the entities been combined for the entire period nor do they purport to be indicative of results which will be obtained in the future.

     In conjunction with the acquisition of Protection One by WRSB on November 24, 1997, and the acquisition of Westinghouse Security by WRSB on December 30, 1996, net cash paid was as follows:

                                                     PROTECTION ONE    WESTINGHOUSE SECURITY
                                                     --------------    ---------------------
Assets acquired....................................    $ 998,758             $451,344
Liabilities assumed................................     (362,042)             (93,844)
Shares issued......................................     (529,021)                  --
                                                       ---------             --------
Cash paid..........................................      107,695              357,500
Less -- cash acquired..............................       (1,374)                (231)
                                                       ---------             --------
          Net cash paid............................    $ 106,321             $357,269
                                                       =========             ========

3. NONRECURRING CHARGES:

     In connection with the Combination, the Company incurred nonrecurring charges of $40.1 million, in order to reflect business activities of the accounting acquirer, WRSB, that are no longer of continuing value to the combined entity and that will be phased out in the integration of operations. These charges have been separately identified as a component of operating income in the accompanying consolidated statement of operations.

     Generally, management intends to bring all security operations under the Protection One brand and to eliminate redundant facilities, systems and activities in specific locations where such exist. Additionally, costs must be incurred to transition individual customer accounts from the former service providers with respect to operations, billing and network systems, and to close down these operations. Management intends to complete these exit activities by the fourth quarter of 1998.

     Charges for the year ended December 31, 1997, are as follows:

Inventory and other asset losses............................   $17,697
Customer account transition.................................    12,337
Disposition of excess fixed assets..........................     4,128
Closure of duplicate facilities.............................     1,991
Severance compensation and benefits.........................     1,865
Other.......................................................     2,126
                                                               -------
                                                               $40,144
                                                               =======

                     PROTECTION ONE, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              -------   ------
Office equipment............................................  $ 5,690   $3,285
Furniture and fixtures......................................    4,009      986
Data processing and telecommunication.......................    4,634    1,413
Other.......................................................    3,777       --
                                                              -------   ------
                                                               18,110    5,684
Less accumulated depreciation and amortization..............    3,176      238
                                                              -------   ------
                                                              $14,934   $5,446
                                                              =======   ======

     Included in furniture and fixtures at December 31, 1997, are $452 of assets under capital leases. Virtually all property and equipment is depreciated over estimated useful lives ranging from five to ten years.

5. SUBSCRIBER ACCOUNTS:

     Subscriber accounts (at cost) consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Acquired subscriber accounts................................  $566,811    $270,038
Less accumulated amortization...............................    28,493       4,508
                                                              --------    --------
                                                              $538,318    $265,530
                                                              ========    ========

     Reconciliation of activity for acquired subscriber accounts is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Balance, beginning of year..................................  $270,038    $     --
Acquisition of subscriber accounts..........................   296,822     270,038
Charges against acquisition holdbacks.......................       (49)         --
                                                              --------    --------
Balance, end of year........................................  $566,811    $270,038
                                                              ========    ========

     In conjunction with certain purchases of subscriber accounts the Company withholds a portion of the purchase price as a reserve to offset qualifying attrition of the acquired subscriber accounts for a specified period as provided for in the purchase agreements, and as a reserve for purchase price settlements of assets acquired and liabilities assumed. As of December 31, 1997, purchase holdbacks were $11,444. Virtually all of this amount was brought forward in the Combination. Also in connection with the Combination, the Company took a nonrecurring charge for excess subscriber attrition as the Company integrated the operations of Westinghouse Security (see Note 2).

                     PROTECTION ONE, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT:

     Long-term debt is comprised of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
Senior Subordinated Discount Notes..........................  $191,926    $    --
Convertible Senior Subordinated Notes.......................   103,500         --
SAMCO financing.............................................    62,950     65,053
Less current portion........................................   (21,217)    (4,548)
                                                              --------    -------
                                                              $337,159    $60,505
                                                              ========    =======

SENIOR SUBORDINATED DISCOUNT NOTES

     The Senior Subordinated Discount Notes are unsecured subordinated obligations of the Company's wholly owned Protection One Alarm Monitoring subsidiary ("Monitoring") (see Note 13), limited to $166 million aggregate principal amount at maturity, and will mature on June 30, 2005. In connection with the Combination, the notes were restated to fair market value for book purposes reflecting a current market yield of approximately 6.4%. This resulted in bond premium being recorded to reflect the increase in value of the notes as a result of the decline in interest rates since the note issuance. The revaluation has no impact on the expected cash flow to existing noteholders.

     Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the issue date, no interest will be payable prior to December 31, 1998. From and after June 30, 1998, cash interest on the notes will accrue at the rate of 13 5/8% per annum, payable in cash semiannually on June 30 and December 31, of each year, commencing December 31, 1998.

     The Senior Subordinated Discount Notes are fully, unconditionally and jointly and severally guaranteed on a senior subordinated basis by Protection One.

     The Senior Subordinated Discount Notes contain covenants which, among other matters, limit the Company and its Subsidiaries' ability to incur indebtedness, pay dividends, sell assets, make stock distributions or sell shares of certain subsidiaries.

CONVERTIBLE SENIOR SUBORDINATED NOTES

     The Convertible Notes are unsecured subordinated obligations of Monitoring and rank equal to the Senior Subordinated Discount Notes. The Convertible Notes mature on September 15, 2003, and previously were convertible, at any time, into Common Stock at a price of $17.95 per shares, subject to adjustment. Subsequent to the Acquisition Transaction, the Convertible Notes maintain a conversion price of $11.19 per share.

     Interest on the Convertible Notes accrues at the rate of 6 3/4% per annum, payable in cash semiannually on March 15 and September 15 of each year, commencing March 15, 1997. The Convertible Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after September 19, 1999, and prior to maturity, upon not less than 30 days prior notice at certain specified redemption prices plus accrued and unpaid interest.

     The Convertible Notes are fully, unconditionally and jointly and severally guaranteed on a senior subordinated basis by Protection One.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

     The indenture under which the Convertible Notes were issued contains covenants which limit the Company and its subsidiaries' ability to incur certain indebtedness.

REVOLVING CREDIT FACILITY

     At December 31, 1997, Protection One had a $100 million revolving credit facility (the "Senior Credit Facility") which matures in January 2000. Borrowings under the Senior Credit Facility bear interest at the lesser of the bank's prime rate plus 1.00% or LIBOR plus 2.50%. Borrowings made under the Senior Credit Facility are collateralized by substantially all of the Company's assets. The outstanding balance of the Senior Credit Facility was paid on November 25, 1997, with proceeds from the Combination. The facility was terminated in February of 1998.

SAMCO

     During 1992 and through 1994, Westinghouse Security entered into a series of agreements (the "SAMCO Agreements") to sell certain rights in security alarm monitoring contracts (the "Contracts") to an investor for approximately $76.9 million in cash. The investor financed the transactions through the issuance of three series of secured five-year notes (the "Investor Notes"). For financial reporting purposes, WEC accounted for the transactions as a financing arrangement and recorded the proceeds received from the investor as long-term debt. The amounts recorded as debt were amortized using the interest method. Generally, principal and interest payments on the debt consist of 65% of the monitoring revenues collected under the Contracts. In addition, as part of the SAMCO Agreements, WEC provided the investor with certain guarantees with respect to accounts which terminate prior to the completion of the contract period.

     Under the SAMCO Agreements, WEC had the right but not the obligation, exercisable not more than 15 months or less than 12 months prior to the stated maturity of any series of Investor Notes to repurchase the Contracts or cause the disposition of Contracts securing a particular series of Investor Notes, for an amount equal to the then fair market value of such Contracts, provided such fair market value will not be less than the amount necessary to satisfy all obligations of the investor related to such series of Investor Notes plus certain taxes, if any (the "Minimum Purchase Price"). In the event of an unsolicited third party offer in excess of the then Minimum Purchase Price to purchase such Contracts prior to 12 months before the stated maturity of any series of Investor Notes, the SAMCO Agreements provided WEC a right of first refusal to buy such Contracts. In addition, the SAMCO Agreements provided that WEC would receive 60% of the excess of the fair market value over the Minimum Purchase Price, if any, if WEC repurchases or arranges the sale of such Contracts.

     On December 30, 1996, WEC assigned to WestSec all of WEC's rights, title and interest, and WestSec agreed to assume all of WEC liabilities and obligations under the SAMCO Agreements in connection with WestSec's purchase of Westinghouse Security. This assumption of liabilities requires WestSec to purchase the Contracts on the respective stated maturity date of the Investor Notes. The purchase price payable by WestSec is equal to the greater of a) Minimum Purchase Price plus 40% of the excess of the fair market value over the minimum purchase price or b) 30 times total monthly recurring revenue related to the Contracts. As a condition of assuming the debt obligation, WestSec issued a letter of credit for $85 million to ensure the debt holder the obligation would be repaid. Protection One pays interest on this obligation on a monthly basis and amounts of interest actually paid approximated interest expense for the years ended December 31, 1997 and 1996.

     The effective interest rate related to the SAMCO Agreements approximates 15%. The estimated minimum principal payment for each of the years subsequent to December 31, 1997, based upon current estimates of fair value are as follows:
1998 - $21.2 million and 1999 - $41.7 million.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

7. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARY:

     At December 31, 1997, Protection One owned common stock and preferred stock representing a 41% ownership interest in Guardian at an aggregate cost of $9.2 million. Such securities were contributed by WRI to Protection One pursuant to the Contribution Agreement. Since Protection One does not exercise control over Guardian's operations, Protection One accounts for the investment under the equity method of accounting, recognizing the proportionate share of income or losses of Guardian. For the 36 days ended December 31, 1997, Protection One's equity in income of the unconsolidated subsidiary, Guardian, was $25.

8. STOCK WARRANTS AND OPTIONS:

     The following is a detail of previously issued options and warrants of Protection One:

     In January 1993, Protection One issued 103,697 warrants ("KOP Warrants") to purchase shares of Common Stock at an exercise price of $3.633 per share. The outstanding warrants expire in January 2001.

     On November 3, 1993, Protection One issued 1,400,000 warrants to purchase 840,000 shares of Common Stock as part of a Units offering. Each warrant, when exercised, will entitle the holder to receive six-tenths (0.6) of one share of Common Stock at an exercise price of $0.167 per share, subject to adjustment. The outstanding warrants expire on November 1, 2003.

     The 1994 Stock Option Plan (the Plan), approved by the Protection One stockholders in June 1994, provides for the award of incentive stock options to directors, officers and key employees. One million three hundred thousand (1,300,000) shares are reserved for issuance under the Plan, subject to such adjustment as may be necessary to reflect changes in the number or kinds of shares of Common Stock or other securities of Protection One. The Option Plan provides for the granting of options that qualify as incentive stock options under the Internal Revenue Code and options that do not so qualify.

     During fiscal year 1995, Protection One granted options to purchase an aggregate of 266,000 shares of Common Stock including 132,000 shares to officers of Protection One. Each option has a term of 10 years and vests 20% on each of the third through seventh anniversaries of the commencement of the participant's employment with the Protection One. The purchase price of the shares issuable pursuant to the options is equal to fair market value of Common Stock at the date of option grant. Pursuant to the Combination, the vesting of these options accelerated on November 24, 1997 and all remaining options are currently exercisable.

     In connection with the issuance of the Senior Subordinated Discount Notes in May 1995, Protection One issued warrants to purchase 531,200 shares of common stock at an exercise price of $6.60 per share. The outstanding warrants expire in May 2005.

     During fiscal year 1996, Protection One granted options to purchase an aggregate of 638,800 shares of Common Stock including 400,000 shares granted to officers of Protection One. Each option has a term of 10 years and vests 20% on each of the first through fifth anniversaries of the later of November 15, 1995, or the commencement of the participant's employment with Protection One. The purchase price of the shares issuable pursuant to the options is equal to (or greater than) the fair market value of the Common Stock at the date of the option grant. Pursuant to the Combination, the vesting of these options accelerated on November 24, 1997 and all remaining options are currently exercisable.

     On July 9, 1997, Protection One granted options to purchase an aggregate of 50,000 shares of common stock. Each option has a term of four years. The purchase price of the shares issuable pursuant to the options is greater than the fair market value of the Common Stock at the date of the option grant.

     During fiscal year 1997, Protection One granted options to purchase an aggregate of 375,444 shares of Common Stock to employees including 100,000 shares granted to officers of Protection One. Each option has

                     PROTECTION ONE, INC. AND SUBSIDIARIES
a term of 10 years and vests 20% on each of the first through fifth anniversaries of the later of December 6, 1996, or the commencement of the participant's employment with Protection One. The purchase price of the shares issuable pursuant to the options is equal to (or greater than) the fair market value of the Common Stock at the date of the option grant. Pursuant to the Combination, the vesting of these options accelerated on November 24, 1997 and all remaining options are currently exercisable.

     A summary of warrant and option activity for Protection One from the date of the Acquisition Transaction is as follows:

                                                          WARRANTS
                                                         AND OPTIONS      PRICE RANGE
                                                         -----------    ----------------
Outstanding and exercisable at November 24, 1997.......   2,198,389     $0.05 to $16.375
Granted................................................          --            --
Exercised..............................................        (306)         $0.05
Surrendered............................................          --            --
                                                          ---------     ----------------
Outstanding and exercisable at December 31, 1997.......   2,198,083     $0.05 - $16.375
                                                          =========

As WRSB had no outstanding stock at or prior to November 24, 1997 there were no related options.

     The table summarizes stock options outstanding as of December 31, 1997:

                                                  NUMBER          WEIGHTED-
                                                OUTSTANDING        AVERAGE           WEIGHTED-
                               RANGE OF             AND           REMAINING           AVERAGE
       DESCRIPTION          EXERCISE PRICE      EXERCISABLE    CONTRACTUAL LIFE    EXERCISE PRICE
       -----------         -----------------    -----------    ----------------    --------------
Fiscal 1995 Options......   $5.875 - $9.125       159,360          8 years            $ 6.602
Fiscal 1996 Options......   $8.00 - $10.313       384,300          8 years            $ 8.088
Fiscal 1996 Options......  $12.125 - $16.375      148,000          8 years            $14.857
Fiscal 1997 Options......        $9.50            253,000          9 years            $  9.50
Fiscal 1997 Options......       $15.00             50,000          9 years            $ 15.00
1997 Options.............       $14.268            50,000          4 years            $14.268
Phillips Options.........        $0.05              1,425          9 years            $  0.05
KOP Warrants.............       $3.633            103,697          4 years            $ 3.633
November 1993 Warrants...       $0.167            462,001          6 years            $ 0.167
May 1995 Note Warrants...        $6.60            466,400          8 years            $  6.60

     In connection with the acquisition transaction, Protection One issued to Western Resources a call option on an additional 2,750,238 shares of common stock at a price of $15.50 per share. The option expires on the earlier of a) 45 days following the last date on which any Protection One convertible notes are still outstanding, or b) October 31, 1999.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

9. INCOME TAXES:

     Components of the income tax benefit are as follows:

                                                              YEAR ENDED      YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
                                                             ------------    ------------
Federal --
  Current..................................................    $21,640           $265
  Deferred.................................................      7,210             --
State --
  Current..................................................      3,090             45
  Deferred.................................................      1,030             --
                                                               -------           ----
          Total............................................    $32,970           $310
                                                               =======           ====

     The difference between the income tax benefit at the federal statutory rate and income tax benefit in the accompanying statements of operations is as follows:

                                                              YEAR ENDED      YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
                                                             ------------    ------------
Federal statutory tax rate.................................      (35)%           (35)%
State income taxes, net of Federal benefit.................       (6)%            (6)%
Non-deductible goodwill....................................         1%              9%
                                                                 ----            ----
                                                                 (40)%           (32)%
                                                                 ====            ====

PROTECTION ONE

     Components of the income tax benefit from losses recorded for the year ended December 31, 1997, include Protection One from the date of the Combination and WRSB for the calendar year then ended. Protection One and subsidiaries will be included in the tax returns filed by WRI for calendar year 1997. A tax sharing agreement between Protection One and WRI provides for the payment to Protection One by WRI for tax benefits utilized by WRI and accordingly, the receivable of $24.7 million related to the current tax benefit for the year ended December 31, 1997, has been included in other current assets in the accompanying consolidated balance sheet.

     At December 31, 1997, consolidated Protection One had approximately $50 million in net operating loss carryforwards for income tax return purposes. Current tax regulations limit the use of these NOL carryforwards to 1) the extent Protection One earns taxable income subsequent to November 24, 1997, and
2) certain annual use levels, even if taxable income is generated. As a result, management has determined that a valuation allowance is appropriate in accordance with SFAS 109 "Accounting for Income Taxes."

                     PROTECTION ONE, INC. AND SUBSIDIARIES

     At December 31, 1997, deferred income tax assets and liabilities were composed of the following:

Deferred tax asset (liability) current --
  Accrued liabilities.......................................  $ 24,305
  Accounts receivable, due to allowance.....................     2,083
  Acquisition reserves and holdbacks........................     6,684
  Prepaids..................................................     1,501
  Other.....................................................    10,505
                                                              --------
                                                              $ 45,078
                                                              ========
Deferred tax asset (liability) noncurrent --
  Net operating loss carryforwards..........................  $ 16,943
  Valuation allowance.......................................   (16,943)
  Subscriber accounts.......................................     1,348
  Property, plant & equipment...............................     3,429
  Noncompete agreements.....................................     1,101
  Capitalized Direct installation costs.....................   (10,200)
  OID amortization..........................................    16,824
  Debt offering costs.......................................     3,331
                                                              --------
                                                              $ 15,833
                                                              ========

WRSB

     The income tax attributes of WRSB were consolidated into the tax returns filed by WRI for calendar year 1996. As a result, the cumulative tax losses were utilized by WRI. No cash was paid for income taxes for the year ended December 31, 1996. The resulting net deferred tax asset was contributed to WRI and was recorded as a reduction of additional paid-in capital in the accompanying balance sheet. Therefore, there were no deferred tax assets and liabilities recorded at December 31, 1996.

10. EMPLOYEE BENEFIT PLANS:

401(K) PLAN

     The Company maintains a tax-qualified, defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The Company at its election also may make contributions to the 401(k) Plan, which contributions will be allocated among participants based upon the respective contributions made by the participants through salary reductions during the applicable plan year. The Company's matching contribution may be made in Common Stock, in cash or in a combination of both stock and cash. As of year-end, Protection One made a matching contribution to the plan of $34.

     WRSB also maintained a savings plan which qualified under Section 401(k). The savings plan allowed eligible employees to contribute up to 15% of their income on a pretax basis, with a discretionary employer match of 50% of the employee's contribution up to the first 6% of the employee's compensation. During the year ended December 31, 1997, WRSB made matching contributions equal to $721. Management intends to merge the two 401(k) employee benefit plans as soon as practically possible.

EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan is designed to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code, and will allow eligible employees to acquire shares of Common Stock at periodic intervals through their accumulated payroll deductions. A total of

                     PROTECTION ONE, INC. AND SUBSIDIARIES

650,000 shares of Common Stock have been reserved for issuance under the Employee Stock Purchase Plan, which is administered by the Compensation Committee.

     The purchase price of shares of Common Stock purchased under the Employee Stock Purchase Plan during any purchase period will be the lower of (i) 85% of the fair market value of the Common Stock on the first day of that purchase period or (ii) 85% of the fair market value of the Common Stock on the purchase date.

     Termination of a participant's employment for any reason (including death, disability or retirement) cancels participation in the Employee Stock Purchase Plan immediately. The Employee Stock Purchase Plan will in all events terminate upon the earliest to occur of (i) the last business day in September 2005, (ii) the date on which all shares available for issuance under the plan have been sold or (ii) the date on which all purchase rights are exercised in connection with an acquisition of the Company or all or substantially all of its assets.

11. COMMITMENTS AND CONTINGENCIES:

     The Company leases office facilities for lease terms maturing through 2012. Future minimum lease payments under noncancelable operating leases are as follows:

Year ended December 31
  1998......................................................  $ 6,592
  1999......................................................    4,874
  2000......................................................    3,452
  2001......................................................    2,794
  2002......................................................    2,504
  Thereafter................................................    6,438
                                                              -------
                                                              $26,654
                                                              =======

     Total rent expense for the years ended December 31, 1997, and 1996, was $4,654 and $3,409, respectively.

     On January 8, 1997, Innovative Business Systems, Ltd. ("IBS") filed suit against WRI, WEC, WSS and WestSec in Dallas County, Texas district court (Case No. 97-00184) alleging, among other things, breach of contract against WEC and interference with contract against WRI and WestSec in connection with the sale by WEC of the assets of WSS to WRI and WestSec. IBS claims that WEC improperly transferred software owned by IBS to WRI and WestSec and that WRI and WestSec are not entitled to its use. WRI and WestSec have demanded that WEC defend and indemnify them. WEC, WRI and WestSec have denied IBS' allegations and are vigorously defending against them. Management does not believe the ultimate disposition of the matter will have a material adverse effect upon the Company's overall financial condition or results of operations.

     The Company is a party to claims and matters of litigation incidental to the normal course of its business. The ultimate outcome of these matters cannot presently be determined; however, in the opinion of management of the Company, the resolution of these matters will not have a material adverse effect on the Company's combined financial position or results of operations.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

12. FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS:

     For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, the carrying amounts approximate fair market value due to their short maturities.

     Due to the adjustments recorded in purchase accounting, as of December 31, 1997, Protection One debt is believed to be reflected in the financial statements as an amount approximating fair market value.

     The estimated fair values may not be representative of actual values of the financial instruments that could have been realized at year-end or may be realized in the future.

13. SUPPLEMENTAL SUBSIDIARY COMPANY SUMMARIZED FINANCIAL INFORMATION

     Protection One is a guarantor of all outstanding debt of Monitoring. Protection One has no other assets or operation outside the investments in its subsidiaries. Separate audited financial statements for Monitoring as debt issuer have not been provided because Monitoring is wholly-owned and the guarantee is full and unconditional.

     The summarized financial information of Monitoring from the date of the Acquisition Transaction through December 31, 1997, is presented below:

                  SUMMARIZED BALANCE SHEET                    DECEMBER 31, 1997
                  ------------------------                    -----------------
Assets
  Current assets............................................      $110,350
  Subscriber accounts and intangibles, net..................       229,366
  Goodwill and patents......................................       408,295
  Other noncurrent assets...................................        46,418
Liabilities and Stockholders' Equity Deferred revenue.......        16,457
  Other current liabilities.................................        55,216
  Long-term debt, net of current position...................       295,426
  Other long-term liabilities...............................           703
  Stockholders' equity......................................       457,511

                                                               FOR THE PERIOD FROM
                                                              NOVEMBER 24, 1997, TO
             SUMMARIZED STATEMENT OF OPERATIONS                 DECEMBER 31, 1997
             ----------------------------------               ---------------------
Revenues....................................................         $10,812
  Gross profit..............................................           7,527
  Net loss..................................................          (1,124)

14. 1995 OPERATING RESULTS OF PROTECTION ONE

     Operating results for the year ended December 31, 1995, can be considered nominal in relation to the accompanying consolidated statements of operations. The 1995 results are comprised of only two months of start-up activity. Summarized operating results are as follows:

Revenue...............................................  $344
Gross Profit..........................................   189
Net Income............................................    18

                     PROTECTION ONE, INC. AND SUBSIDIARIES

15. SUBSEQUENT EVENTS -- MERGERS AND 1998 ACQUISITIONS (UNAUDITED):

     Subsequent to the end of fiscal year 1997, on February 4, 1998, Protection One announced its decision to exercise its option to purchase Network Multi-Family Security Corporation ("Network"), the leading provider of security alarm monitoring to multi-family dwellings with approximately 200,000 subscribers. Pursuant to the terms of the option, Protection One will give WRI cash consideration of approximately $180 million.

     On March 2, 1998, Protection One completed the acquisition of 147,000 subscribers and related assets of Multimedia Security Services, Inc. ("Multimedia") for a purchase price of approximately $233 million. The Multimedia purchase added to the Company's market positions in California, Florida and Texas and added substantial numbers of subscribers in Kansas and Oklahoma. In addition, Protection One will maintain Multimedia's monitoring and customer service center in Wichita, Kansas.

     On March 17, 1998, Protection One completed the acquisition of Comsec Narragansett Security, Inc. ("Comsec") for a cash purchase price of approximately $45 million and the assumption of $15 million of debt. Comsec's 30,000 subscribers are located primarily in Connecticut, Maine, Massachusetts and New Hampshire.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Protection One, Inc.

     We have audited the accompanying statements of operations and cash flows of Westinghouse Security (a predecessor of Protection One, Inc.) for the 52 weeks ended December 20, 1995, and the 53 weeks ended December 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Westinghouse Security (a predecessor of Protection One, Inc.) for the 52 weeks ended December 20, 1995, and the 53 weeks ended December 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Kansas City, Missouri
August 22, 1997

                             WESTINGHOUSE SECURITY
                     (PREDECESSOR OF PROTECTION ONE, INC.)

                            STATEMENTS OF OPERATIONS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 FOR THE           FOR THE
                                                              53 WEEKS ENDED    52 WEEKS ENDED
                                                               DECEMBER 30,      DECEMBER 20,
                                                                   1996              1995
                                                              --------------    --------------
Revenues:
  Monitoring and related services...........................     $ 93,765          $74,911
  Installation and other....................................       17,116           13,799
                                                                 --------          -------
          Total revenues....................................      110,881           88,710
Costs and expenses:
  Monitoring and related services...........................       24,987           16,843
  Other.....................................................          973              437
                                                                 --------          -------
          Total costs and expenses..........................       25,960           17,280
                                                                 --------          -------
          Gross profit......................................       84,921           71,430
Selling, general and administrative expenses................       60,166           50,919
Acquisition and transition expense..........................          101              101
Amortization of intangibles and depreciation expense........       21,613           17,804
                                                                 --------          -------
          Operating income..................................        3,041            2,606
Other income/expense:
  Interest expense, net.....................................       10,879           12,159
                                                                 --------          -------
          Loss before income taxes..........................       (7,838)          (9,553)
                                                                 --------          -------
Income tax benefit..........................................        2,978            3,630
                                                                 --------          -------
          Net loss..........................................     $ (4,860)         $(5,923)
                                                                 ========          =======

   The accompanying notes are an integral part of these financial statements.

                             WESTINGHOUSE SECURITY
                     (PREDECESSOR OF PROTECTION ONE, INC.)

                            STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 FOR THE           FOR THE
                                                              53 WEEKS ENDED    52 WEEKS ENDED
                                                               DECEMBER 30,      DECEMBER 20,
                                                                   1996              1995
                                                              --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................     $ (4,860)         $ (5,923)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..............................................        1,052               975
  Amortization of intangibles...............................       20,562            16,829
  Provision for doubtful accounts...........................        3,108             2,542
Changes in assets and liabilities, net of effects of
  acquisitions:
  Restricted cash...........................................          119                (5)
  Receivables...............................................       (2,170)           (3,449)
  Inventories...............................................        1,491              (755)
  Prepaid expenses and deposits.............................         (182)              311
  Other current assets......................................          (65)              909
  Accounts payable..........................................       (1,835)              385
  Accrued liabilities.......................................        5,876               922
  Deferred revenue..........................................          633             2,332
                                                                 --------          --------
          Net cash provided by operating activities.........       23,729            15,073
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................       (1,219)           (2,794)
Subscriber account installations and purchases..............      (39,241)          (40,300)
                                                                 --------          --------
          Net cash used in investing activities.............      (40,460)          (43,094)
CASH FLOWS FROM FINANCING ACTIVITIES:
Funding from Westinghouse...................................       21,880            34,935
Repayments of long-term debt................................       (5,146)           (6,806)
                                                                 --------          --------
          Net cash provided by financing activities.........       16,734            28,129
                                                                 --------          --------
Net increase in cash and cash equivalents...................     $      3          $    108
                                                                 ========          ========
Cash and cash equivalents:
  Beginning of period.......................................     $    134          $     26
                                                                 ========          ========
  End of period.............................................     $    137          $    134
                                                                 ========          ========

   The accompanying notes are an integral part of these financial statements.

                             WESTINGHOUSE SECURITY
                     (PREDECESSOR OF PROTECTION ONE, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

1. BACKGROUND INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     On December 30, 1996, Western Resources, Inc. ("Western Resources"), through its indirect wholly owned subsidiary, WestSec, Inc. ("WestSec"), purchased the assets and assumed certain liabilities comprising the security business of Westinghouse Security Systems ("WSS") (the "Company"), from Westinghouse Electric Corporation ("Westinghouse"). Presented herein are the historical results of operations of WSS (as predecessor of Protection One, Inc.) and do not reflect the adjustments related to the Western Resources' purchase at December 30, 1996. Prior to 1996, WSS closed its fiscal year on December 20.

     WSS provided alarm monitoring services and sold, installed and serviced security alarm systems principally for residential and small business subscribers. Most of the WSS customers were in the southern portion of the United States.

REVENUES

     Monitoring revenues, generally derived from contracts for an initial noncancelable term, are recognized monthly as services are provided. Amounts billed in advance are deferred and are recognized in the month service occurs. Installation revenues are recognized in the period of installation of the alarm system. Service revenues are recognized in the period that the services are provided.

INVENTORIES

     Inventories, comprised of alarm systems and parts, held for installation and service, are stated at the lower of average cost or market. For the 53 weeks ended December 30, 1996 and the 52 weeks ended December 20, 1995, approximately $1,634 and $650, respectively, was charged to expense resulting from the writedown of inventory to its respective market values.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated using the straight-line method over its estimated useful life (five to ten years for furniture and other equipment). When property and equipment is retired or sold, the cost and the related accumulated depreciation is eliminated from their respective accounts. Gains or losses from retirements and dispositions of property and equipment are recognized in the period realized. Repair and maintenance costs are expensed as incurred.

INCOME TAXES

     WSS historically has been included in the consolidated federal income tax return filed by Westinghouse. Income taxes have been allocated to WSS as if they were filing a separate tax return. WSS accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 which requires that deferred tax assets and liabilities be established for the basis differences between the reported amounts of assets and liabilities for financial reporting purposes and income tax purposes.

ADVERTISING COSTS

     WSS generally expensed broadcast and print advertising costs based on the timing of the release of the advertising materials. Advertising costs are generally recognized upon the first broadcast of the respective advertisement.

                             WESTINGHOUSE SECURITY
                     (PREDECESSOR OF PROTECTION ONE, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SUBSCRIBER ACCOUNTS

     Subscriber accounts installed are stated at cost. Direct costs of installed accounts are capitalized. These direct costs include materials and equipment on subscriber premises, direct installation labor, and other direct installation costs. Accounts purchased are capitalized at amounts paid to acquire these accounts. Such capitalized costs are amortized on a straight-line basis over the average subscriber life estimated to be ten years.

GOODWILL

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over 40 years.

CASH AND CASH EQUIVALENTS

     Westinghouse historically performed cash management functions for WSS. Disbursements were funded and deposits were swept centrally by Westinghouse and intercompany accounts were used to accumulate net amounts owed or borrowed. WSS maintained certain bank accounts primarily related to payroll, permit fees and customer referral payments. The balances of such accounts are included in cash and cash equivalents in the accompanying balance sheet.

     For purposes of the statement of cash flows, WSS considered all highly liquid investments purchased with a remaining maturity of three months or less at the date acquired to be cash equivalents.

RELATED PARTY TRANSACTIONS

     WSS received a number of administrative and support services from Westinghouse, participated in certain Westinghouse employee benefit plans, and its results of operations were included in certain of Westinghouse's consolidated income tax returns. Further information about such relationships and transactions is included in Notes 2, 3, and 4.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject WSS to concentrations of credit risk consist principally of trade receivables from a large number of customers, including both residential and commercial, dispersed across a wide geographic base. WSS extended credit to its customers in the normal course of business, performs periodic credit evaluations and maintains allowances for potential credit losses.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             WESTINGHOUSE SECURITY
                     (PREDECESSOR OF PROTECTION ONE, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. INCOME TAXES:

     Components of the income tax benefit are as follows:

                                                        52 WEEKS ENDED    53 WEEKS ENDED
                                                         DECEMBER 20,      DECEMBER 30,
                                                             1995              1996
                                                        --------------    --------------
Federal --
  Current.............................................     $11,650           $ 9,462
  Deferred............................................      (8,865)           (7,172)
State --
  Current.............................................       1,605             1,303
  Deferred............................................        (760)             (615)
                                                           -------           -------
          Total.......................................     $ 3,630           $ 2,978
                                                           =======           =======

     The difference between the income tax benefit at the federal statutory rate and income tax benefit in the accompanying statements of operations is as follows:

                                                        52 WEEKS ENDED    53 WEEKS ENDED
                                                         DECEMBER 20,      DECEMBER 30,
                                                             1995              1996
                                                        --------------    --------------
Federal statutory tax rate............................      (35)%             (35)%
State income taxes, net of Federal benefit............       (3)%              (3)%
                                                            ----              ----
                                                            (38)%             (38)%
                                                            ====              ====

     No cash was paid for income taxes for the 52 weeks ended December 20, 1995, and the 53 weeks ended December 30, 1996.

3. RELATED PARTY TRANSACTIONS

     During 1995 and 1996, WSS purchased products from and sold products to other Westinghouse operations on a limited basis. WSS was charged directly for the costs of certain services that Westinghouse provided. These services included information system support, certain accounting functions, such as transaction processing, legal services, human resources and telecommunications. Westinghouse also provided WSS with other services, as needed, including printing, productivity and other consulting services. For the 52 weeks ended December 20, 1995, amounts charged for these services were not significant. For the 53 weeks ended December 30, 1996, approximately $1.1 million was charged to WSS for these services, primarily for telecommunications. Historically, these transactions were not settled in cash, but instead recorded in intercompany payable accounts. Since this obligation was not repaid by WSS to Westinghouse, amounts accrued were recorded as contributed capital.

     Westinghouse allocated a portion of its corporate expenses to its business units and subsidiaries. These allocated costs include certain corporate overhead, including among others, corporate legal, environmental and insurance. These corporate expenses were allocated primarily based on payroll costs and revenue. Such allocations were not necessarily indicative of actual results and it is not practical for management to estimate the level of expenses that might have been incurred had WSS operated as a standalone entity. Amounts allocated to WSS by Westinghouse approximated $660 and $802 in 1995 and 1996, respectively.

                             WESTINGHOUSE SECURITY
                     (PREDECESSOR OF PROTECTION ONE, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. EMPLOYEE BENEFIT PLANS

     WRSB maintained savings plans which qualify under Section 401(k) of the Internal Revenue Code. The savings plans allowed eligible employees to contribute up to 15% of their income on a pretax basis to such savings plans. WSS, at its discretion, may have elected to match 50% of the employee's contribution up to the first 6% of the employee's compensation. The charge to operations for WSS' matching contribution approximated $376 and $449 in 1995 and 1996, respectively.

5. COMMITMENTS AND CONTINGENCIES

     WSS leased office space and other equipment under noncancellable operating leases that require aggregate minimum future rentals of:

Year ending December 31
  1997......................................................  $2,206
  1998......................................................   1,739
  1999......................................................   1,248
  2000......................................................     882
  2001......................................................     642
  Thereafter................................................   1,701
                                                              ------
                                                              $8,418
                                                              ======

     Total rental expense recognized for the 52 weeks ended December 20, 1995, and the 53 weeks ended December 30, 1996, for operating leases was approximately $3,356 and $3,409, respectively.

     During the 52 weeks ended December 31, 1995, WSS recognized losses related to a remaining purchase commitment of $650 based upon management's estimate of the current market value of certain equipment inventory which was substantially less than the remaining contractual commitment.

     WSS was a party to claims and matters of litigation incidental to the normal course of its business. The resolution of these matters is not expected to have a material adverse effect on WSS's financial position or results of operations.

                     PROTECTION ONE, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                 BALANCE AT                      CHARGED TO
                                 BEGINNING    CHARGED TO COSTS      OTHER                       BALANCE AT
          DESCRIPTION            OF PERIOD      AND EXPENSES     ACCOUNTS(A)   DEDUCTIONS(B)   END OF PERIOD
          -----------            ----------   ----------------   -----------   -------------   -------------
YEAR ENDED DECEMBER 31, 1996
Allowances deducted from assets
  for doubtful accounts........    $   50          $  184          $4,179         $    --         $4,413
YEAR ENDED DECEMBER 31, 1997
Allowances deducted from assets
  for doubtful accounts........     4,413           3,657           4,578          (7,441)         5,207

------------

(a) Allowances recorded on receivables purchased in conjunction with acquisition of customer accounts.

(b)  Results from write-offs of accounts receivable.

                   WESTINGHOUSE SECURITY (PREDECESSOR ENTITY)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                  BALANCE AT                      CHARGED TO
                                  BEGINNING    CHARGED TO COSTS      OTHER                       BALANCE AT
DESCRIPTION                       OF PERIOD      AND EXPENSES     ACCOUNTS(A)   DEDUCTIONS(B)   END OF PERIOD
-----------                       ----------   ----------------   -----------   -------------   -------------
52 WEEKS ENDED DECEMBER 20, 1995
Allowances deducted from assets
  for doubtful accounts.........    $  454          $2,542           $ --          $  (340)        $2,656
53 WEEKS ENDED DECEMBER 30, 1996
Allowances deducted from assets
  for doubtful accounts.........     2,656           3,108             --           (1,585)         4,179

---------------

(a) Allowances recorded on receivables purchased in conjunction with acquisition of customer accounts.

(b) Results from write-offs of accounts receivable.

PROSPECTUS

                                  $400,000,000

                                      logo
                                  COMMON STOCK
                         GUARANTEES OF DEBT SECURITIES

                     Protection One Alarm Monitoring, Inc.
                                DEBT SECURITIES

             GUARANTEED AS SET FORTH HEREIN BY PROTECTION ONE, INC.

      Protection One, Inc., a Delaware corporation ("POI"), may offer from time to time, in one or more series, shares of common stock, $0.01 par value per share ("Common Stock"), in amounts, at prices and on terms to be determined by market conditions at the time of offering. Protection One Alarm Monitoring, Inc., a Delaware corporation and wholly owned subsidiary of POI ("Monitoring"), may offer from time to time, in one or more series, debt securities (the "Debt Securities"), in amounts, at prices and on terms to be determined by market conditions at the time of offering, such Debt Securities to be fully and unconditionally guaranteed by POI (the "Guarantees"). The Debt Securities, Common Stock and Guarantees are referred to herein collectively as the "Securities." Unless otherwise indicated or the context otherwise requires, references to "Protection One" or the "Company" are to POI and its direct and indirect, wholly owned subsidiaries; "POI" means solely POI, excluding its subsidiaries; "Monitoring" means solely Monitoring, excluding its direct and indirect subsidiaries; "WestSec" means WestSec, Inc., a Kansas corporation and wholly owned subsidiary of Monitoring; "Westar" means Westar Security, Inc., a Kansas corporation and wholly owned subsidiary of POI; and "Western Resources" means Western Resources, Inc., POI's majority stockholder.

     The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of the offering of such Securities. Any such Prospectus Supplement will also contain information, as applicable, about material United States Federal income tax considerations relating to the particular Securities offered thereby.

     The Securities will be issued in bearer or registered form, including in the form of Global Securities (as defined), unless otherwise set forth in the Prospectus Supplement.

     POI's Common Stock is listed on the Nasdaq Stock Market under the symbol "ALRM." On April 15, 1998, the last reported sale price of the Common Stock on the Nasdaq Stock Market was $12 13/16 per share. Any Prospectus Supplement will also contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Securities may be sold directly by POI or Monitoring, as applicable, through agents designated from time to time or to or through underwriters or dealers. Each of POI and Monitoring, together with its agents or underwriters, if any, reserves the right to accept or reject in whole or in part any proposed purchase of Securities to be made directly or through agents or underwriters. If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts and the net proceeds to POI and/or Monitoring will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution." This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

May 11, 1998.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POI, MONITORING OR ANY OF THEIR UNDERWRITERS, DEALERS OR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                             AVAILABLE INFORMATION

     POI and Monitoring are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the following regional offices of the Commission: The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning Monitoring are also filed with the National Association of Securities Dealers, Inc., as a result of the listing of Common Stock of POI on the Nasdaq Stock Market, and may be inspected at its offices at 1735 K Street, N.W., Washington, D.C. 20006.

     POI and Monitoring have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to POI and Monitoring, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Annual Report on Form 10-K of POI and Monitoring for the fiscal year ended December 31, 1997;

          (b) The Current Reports on Form 8-K of POI and Monitoring dated January 21, 1998, January 26, 1998 (as amended February 6, 1998), February 12, 1998 and March 17, 1998; and

          (c) The description of Common Stock of POI contained in its Registration Statement on Form 8-A dated September 8, 1994.

     All documents filed by POI and Monitoring pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing with the Commission of the Registration Statement of which this

Prospectus is a part and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     POI and Monitoring will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Montgomery W. Cornell, Treasurer and Director of Investor Relations, Protection One, Inc., 4221 West John Carpenter Freeway, Irving, Texas 75063, telephone number (972) 916-6044.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and accompanying Prospectus Supplement (including the documents incorporated by reference herein or therein) may contain certain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include phrases such as Protection One or its management "believes," "expects," anticipates," "intends," "plans," "foresees" or other words or phrases of similar import. Similarly, statements that describe Protection One's objectives, plans or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from the expectations of Protection One include, among others: (i) Protection One's need for additional capital and history of losses; (ii) the risks and uncertainties related to acquisitions of subscriber accounts and alarm account portfolios and the Protection One dealer program; (iii) subscriber account attrition; (iv) the impact of accounting differences for account purchases and new installations;
(v) Protection One's high degree of leverage; (vi) the possible adverse effect of false alarm ordinances and future government regulations; (vii) risks of liability from operations; (viii) competition in the security alarm industry and
(ix) general economic conditions, including adverse changes in inflation and prevailing interest rates. For further discussion of such risks, uncertainties and assumptions, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the applicable Prospectus Supplement pertaining to any Securities offered hereunder and/or in the periodic reports of POI and Monitoring. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this Prospectus and POI and Monitoring undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                            ------------------------

     "Protection One" is a registered trademark of Monitoring. All rights are fully reserved. This Prospectus also contains other trademarks of Protection One and refers to trademarks of other companies.

                            ------------------------

                                 PROTECTION ONE

     Protection One(R) is a leading provider of security alarm monitoring and related services in the United States with approximately 1.1 million subscribers as of March 1998. The Company has grown rapidly since its inception by participating in both the growth and consolidation of the security alarm monitoring industry. Protection One has focused its customer growth in major metropolitan areas demonstrating strong demand for security alarms. Approximately 50% of the Company's direct subscribers are located in the states of California, Florida and Texas. The Company also has significant numbers of direct subscribers in the states of Arizona, Georgia, Kansas, Missouri, Nevada, New York, North Carolina, Oregon, Tennessee and Washington.

     POI and Monitoring were incorporated under the laws of the State of Delaware in September 1991. Protection One's principal executive offices are located at 6011 Bristol Parkway, Culver City, California 90230 and its telephone number at that address is (310) 342-6300.

                       RATIO OF EARNINGS TO FIXED CHARGES

     In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by approximately $82.3 million and $1.0 million for the Company during the years ended December 31, 1997 and 1996, respectively. For the Company's predecessor, earnings were insufficient to cover fixed charges by approximately $7.8 million for the 53 weeks ended December 30, 1996, $9.6 million for the 52 weeks ended December 20, 1995, $2.8 million for the 52 weeks ended December 20, 1994, and $14.8 million for the 52 weeks ended December 16, 1993.

                                USE OF PROCEEDS

     Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, which may include acquisitions, repayment of debt, working capital and capital expenditures. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth Protection One's intended use for the net proceeds received from the sale of such Securities. Pending application for specific purposes, the net proceeds of any offering of Securities may be invested in short-term investments and marketable securities.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities may be offered from time to time by Monitoring as either senior or subordinated debt of Monitoring and will be issued, in the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), under an Indenture (the "Senior Debt Indenture") to be entered into between Monitoring and the party to be named in a Prospectus Supplement as trustee under the Senior Indenture (the "Senior Trustee"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Debt Indenture") to be entered into between Monitoring and the party to be named in a Prospectus Supplement as trustee under the Subordinated Debt Indenture (the "Subordinated Trustee"). The Senior Debt Indenture and Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Debt Securities." "Trustee," as used herein, refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Trustee and the Subordinated Trustee may be the same institution or affiliated institutions, except to the extent prohibited by Trust Indenture Act of 1939, as amended (the "TIA"). The forms of the Senior Debt Indenture and the Subordinated Debt Indenture are filed as exhibits to the Registration Statement. See "Available Information." The terms of the Indentures are also governed by certain provisions of the TIA. The following summary of certain material provisions of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to the Indentures. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indentures. For a summary of certain definitions used in this section, see "Certain Definitions" below.

GENERAL

     The Indentures will provide for the issuance of Debt Securities in series up to the aggregate amount from time to time authorized by Monitoring for each series. A Prospectus Supplement will set forth the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities) in respect of which this Prospectus is delivered: (1) the designation of such Debt Securities; (2) the classification of such Securities as Senior or Subordinated Debt Securities; (3) the aggregate principal amount (or principal amount at maturity) of such Debt Securities; (4) the percentage of their principal amount (or principal amount at maturity) at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates, if any (which may be fixed or variable), per annum, at which such Debt Securities will bear or accrete interest, or the method of determination of such rate or rates; (7) the times and places at which such interest, if any, will be payable; (8) provisions for sinking, purchase or other analogous funds, if any; (9) the date or dates, if any, after which such Debt Securities may be redeemed at the option of Monitoring or of the holder and the redemption price or prices; (10) the date or the dates, if any, after which such Debt Securities may be converted or exchanged at the option of the holder into or for shares of Common Stock or other securities of POI or Monitoring and the terms for any such conversion or exchange; and (11) any other specific terms of (including covenants, if any, applicable to) a series of Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent, provided that payment of interest, if any, may be made at the option of Monitoring by check mailed to the address of the person entitled thereto as it appears in the Security Register.

     If a Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the Prospectus Supplement relating to any such Debt Securities.

     The Debt Securities may be issued in registered or bearer form and, unless otherwise specified in a Prospectus Supplement, in denominations of $1,000 and integral multiples thereof. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but Monitoring or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount at maturity. United States federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Debt Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Indentures will provide that neither Monitoring nor any Guarantor shall consolidate with or merge into any other corporation or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless: (1) the corporation formed by such consolidation or into which Monitoring or a Guarantor, as applicable, is merged or the Person which acquires by sale, conveyance or transfer, or which leases, the properties and assets of Monitoring or a Guarantor, substantially as an entirety (A) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the obligations of Monitoring and/or any Guarantor, as applicable, for the due and punctual payment of the principal of, premium, if any, and interest on all the Debt Securities and the performance and observance of every covenant of the Indentures on the part of Monitoring or the Guarantees on the part of any Guarantor to be performed or observed; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) Monitoring or a Guarantor, as applicable, or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the "Merger, Consolidation and Sale of Assets" provisions of the Indentures and that all conditions precedent provided for relating to such transaction have been satisfied. These provisions apply only to a merger or consolidation in which Monitoring or a Guarantor, as applicable, is not the surviving corporation and to sales, conveyances, leases and transfers by Monitoring and any Guarantor as transferor or lessor.

     The Indentures will further provide that upon consolidation by Monitoring or any Guarantor, as applicable, with any other Person or merger by Monitoring or a Guarantor, as applicable, into any other Person or any sale, conveyance, transfer or lease of the properties and assets of Monitoring or any Guarantor, as applicable, substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by such consolidation or into which Monitoring or any Guarantor, as applicable, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Monitoring under the Indentures and any Guarantor under the Guarantees, as applicable, with the same effect as if such successor Person had been named as Monitoring or any Guarantor therein, respectively, and in the event of any such conveyance or transfer, Monitoring and the Guarantor, as applicable, except in the case of a lease, shall be discharged of all obligations and covenants under the Indentures and the Debt Securities and the coupons, if any.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indentures with respect to Debt Securities of any series:

          (1) default in the payment of interest on any Debt Securities of that series or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 60 days; or

          (2) default in the payment of the principal of (or premium, if any, on) any Debt Securities of that series at its Maturity or upon any redemption and such default shall continue for five or more days; or

          (3) default in the deposit of any sinking fund payment when and as due pursuant to the terms of the Debt Securities of that series and the Indentures and such default shall continue for a period of 60 days; or

          (4) default in the performance, or breach, of any covenant or warranty in the Indentures (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere under this "Events of Default" section), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Monitoring and any Guarantors by the Trustee or to Monitoring, any Guarantors and the Trustee by the Holders of at least 33 1/3% in principal amount (or principal amount at maturity, as the case may be) of all Outstanding Debt Securities of the affected series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder; or

          (5) the entry of a decree or order by a court having jurisdiction in the premises adjudging Monitoring or any Guarantor bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Monitoring under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Monitoring or any Guarantor, or of any substantial part of the property of Monitoring or any Guarantor, or ordering the winding up or liquidation of the affairs of Monitoring or any Guarantor, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

          (6) the institution by Monitoring or any Guarantor of proceedings to be adjudicated bankrupt or insolvent, or the consent by Monitoring or any Guarantor to the institution of bankruptcy or insolvency proceedings against either of them, or the filing by either of them of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by either of them, to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Monitoring or any Guarantor, or of any substantial part of the property of Monitoring or any Guarantor, or the making by either of them of an assignment for the benefit of creditors; or

          (7) any other Event of Default provided with respect to Debt Securities of that series.

     The failure to redeem any Security subject to a Conditional Redemption is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

     If an Event of Default described in clause (1), (2), (3), (4) or (7) above with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 33 1/3% in principal amount (or principal amount at maturity, as applicable) of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to Monitoring and any Guarantors (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an Event of Default described in clause
(5) or (6) above occurs and is continuing, then the principal amount of all the Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made, the Holders of a majority in principal amount (or principal at maturity, as the case may be) of the Outstanding Debt Securities of that series (or of all series, as the case may be), by written notice to Monitoring or any Guarantors and the Trustee, may rescind and annul such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent default or impair any right consequent thereto.

     Except as otherwise provided in each Indenture, or any supplement thereto, the Holders of not less than a majority in principal amount (or principal amount at maturity, as the case may be) of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default described in clause (1), (2), (3), (4) or (7) of the first paragraph of this section (or, in the case of a default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than a majority in principal amount of all Outstanding Debt Securities may waive any such past default), and its consequences, except a default (i) in respect of the payment of the principal of (or premium, if any, on) or interest on any Debt Security or any related coupon, or (ii) in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected.

     Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indentures; but no such waiver shall extend to any subsequent or other default or Event of Default.

     Except to enforce the right to receive payment of principal, premium, if any, or interest on any Debt Security, no Holder of any Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series;
(ii) the Holders of not less than 33 1/3% in principal amount (or the principal amount at maturity, as the case may be) of the Outstanding Debt Securities of that series in the case of any Event of Default under clause (1), (2), (3), (4) or (7) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than 33 1/3% in principal amount (or the principal amount at maturity, as the case may be) of all Outstanding Debt Securities, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under each of the Indentures; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount (or the principal amount at maturity, as the case may be) of the Outstanding Debt Securities of that series in the case of any Event of Default described in clause (1), (2), (3), (4) or (7) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, by the Holders of a majority or more in principal amount (or the principal amount at maturity, as the case may be) of all Outstanding Debt Securities.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under either Indenture in good faith. Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indentures is not under any obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, with respect to the Debt Securities of any series, the Holders of not less than a majority in principal amount (or the principal amount at maturity, as the case may be) of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indentures.

     Within 90 days after the occurrence of any Default with respect to Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of (or premium, if any, on) or interest on any Debt Securities of such series, or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Debt Securities of such series and any related coupons.

     Monitoring is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of its compliance with all of the conditions and covenants under the Indentures.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURES

     The Indentures will provide that Monitoring may, at its option and at any time, terminate its obligations with respect to the Outstanding Debt Securities of any series ("defeasance"). Such defeasance means that Monitoring shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Debt Securities and any related coupons, except for the following which shall survive until otherwise terminated or discharged under the
Indentures: (A) the rights of Holders of such Outstanding Debt Securities and any related coupons (i) to receive, solely from the trust fund described in the Indentures, payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities and any related coupons when such payments are due, and (ii) to receive shares of common stock or other Securities from POI or Monitoring, as applicable, upon conversion of any convertible Debt Securities issued thereunder, (B) obligations of Monitoring to issue temporary Debt Securities, register the transfer or exchange of any

Debt Securities, replace mutilated, destroyed, lost or stolen Debt Securities, maintain an office or agency for payments in respect of the Debt Securities and, if Monitoring acts as its own Paying Agent, hold in trust, money to be paid to such Persons entitled to payment, and with respect to "additional amounts," as contemplated by the Indentures, if any, on such Debt Securities as contemplated in the Indentures, (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indentures and (D) the defeasance provisions of the Indentures. With respect to Subordinated Debt Securities, money and securities held in trust pursuant to the Defeasance and Covenant Defeasance provisions described herein, shall not be subject to the subordination provisions of the Subordinated Indenture. In addition, Monitoring may, at its option and at any time, elect to terminate the obligations of Monitoring with respect to certain covenants that are set forth in the Indentures and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance:

          (1) Monitoring shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Debt Securities and any related coupons, (A) money in an amount (in such currency in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity), or (B) Government Obligations applicable to such Debt Securities (determined on the basis of the currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such Debt Securities and any related coupons, money in an amount or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge (i) the principal of (and premium, if any, on) and interest on the Outstanding Debt Securities and any related coupons on the Stated Maturity (or any Redemption Date selected by the issuer, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities and any related coupons on the day on which such payments are due and payable in accordance with the terms of the Indentures and of such Debt Securities and any related coupons; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to said payments with respect to such Debt Securities and any related coupons. Before such a deposit, Monitoring may give to the Trustee, in accordance with the redemption provisions in the Indentures, a notice of its election to redeem all or any portion of such Outstanding Debt Securities at a future date in accordance with the terms of the Debt Securities of such series and the redemption provisions of the Indentures, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing;

          (2) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indentures or any other material agreement or instrument to which Monitoring is a party or by which it is bound;

          (3) in the case of a covenant defeasance, Monitoring shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4) such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations in connection therewith pursuant to the Indentures; and

          (5) Monitoring shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indentures to either defeasance or covenant defeasance, as the case may be, have been satisfied.

SATISFACTION AND DISCHARGE

     The Indentures shall upon Company Request cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series herein expressly provided for and the obligation of Monitoring to pay any "additional amounts," as contemplated by each Indenture) and the Trustee shall execute proper instruments acknowledging satisfaction and discharge of such Indenture as to such series when (1) either (A) all Debt Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to Securities in bearer form surrendered for exchange for "registered securities" and maturing after such exchange, whose surrender is not required or has been waived, as provided in the Indentures, (ii) Debt Securities and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid, as provided in the Indentures, (iii) coupons appertaining to Debt Securities called for redemption and maturing after the relevant redemption date, whose surrender has been waived, as provided in the Indentures, and (iv) Debt Securities and coupons of such series for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by Monitoring and thereafter repaid to Monitoring, as provided in the Indentures) have been delivered to the Trustee for cancellation; or (B) all Debt Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) if redeemable at the option of Monitoring, are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Monitoring, and Monitoring, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the currency in which the Debt Securities of such series are payable or in U.S. Government Obligations, sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (2) Monitoring has paid or caused to be paid all other sums payable hereunder by Monitoring; and
(3) Monitoring has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the satisfaction and discharge of the Indentures as to such series have been satisfied.

AMENDMENTS AND WAIVERS

     The Indentures will provide that at any time and from time to time, Monitoring and the Trustee may, without the consent of any holder of Debt Securities, enter into one or more indentures supplemental thereto for certain specified purposes, including, among other things, to (i) cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the Indentures; (ii) effect or maintain the qualification of the Indentures under the TIA; (iii) secure any Debt Securities;
(iv) add covenants for the protection of the holders of Debt Securities; (vi) to establish the forms or terms of Debt Securities of any series; (vii) make any other change that does not adversely affect in all material respects the rights under such Indenture of the holders of Debt Securities thereunder; (viii) add any Guarantee; (ix) evidence the acceptance of appointment by a successor trustee and (x) to evidence the succession of another person to Monitoring and the assumption by any such successor of the obligations of Monitoring in accordance with the Indentures and the Debt Securities. Other amendments and modifications of the Indentures or the Debt Securities may be made by Monitoring and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all of the then Outstanding Debt Securities of any series; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any obligation of Monitoring to pay any "additional amounts" contemplated by each Indenture (except as contemplated and permitted by certain provisions of the Indentures), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indentures or the amount thereof provable in bankruptcy pursuant to the Indentures, or adversely affect, after the event giving rise to any right of repayment shall have occurred, any right of repayment at the option of any Holder of any Debt Security, or change any place of payment described in the Indentures where, or the currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the redemption date or repayment date, as the case may be), or adversely affect any right to convert or exchange any Debt Securities as may be provided pursuant to the Indentures, or (2) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indentures or certain defaults thereunder and their consequences provided for in the Indentures.

SENIOR DEBT

     The Debt Securities and coupons appertaining thereto, if any, that will be Senior Debt Securities will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated Debt of Monitoring.

SUBORDINATED DEBT

     The Debt Securities and coupons appertaining thereto, if any, that will be Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of Monitoring. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the Subordinated Debt Securities or any other obligations specifically designated as not constituting, or as being subordinate in right of payment to, Senior Indebtedness) of, or guaranteed or assumed by, Monitoring for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations.

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Monitoring or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Subordinated Debt Securities shall have been declared due and payable upon an Event of Default of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or coupons, if any, are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or such coupons. If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

GUARANTEES

     The obligations of Monitoring under the Debt Securities will be fully and unconditionally guaranteed by POI (the "Guarantor"). Each guarantee ("Guarantee") of Monitoring's obligations under Senior Debt

Securities will constitute part of the senior debt of the Guarantor and will rank pari passu with all other unsecured and unsubordinated debt of the Guarantor. Each Guarantee with respect to Subordinated Debt Securities will be subordinated to Guarantor Senior Indebtedness on the same basis as provided above with respect to the subordination of the relevant Subordinated Debt Securities to Senior Indebtedness of Monitoring.

     POI is a holding company with no operations of its own and no significant assets other than its ownership of the capital stock of Monitoring and its other wholly owned subsidiaries. POI, therefore, will be dependent upon the receipt of dividends or other distributions from Monitoring, Westar and their respective subsidiaries to fund any obligations that it incurs, including obligations under the Guarantee. If Monitoring should at any time be unable to pay interest on or principal of the Notes, it is unlikely that POI will be able to meet its obligations under the Guarantee.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. The Indentures are subject to the provisions of the TIA that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indentures.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Company Request" means a written request or order signed in the name of Monitoring by its Chief Executive Officer, its President, its Chief Financial Officer, any Vice President, its Treasurer or any Assistant Treasurer, its Secretary or any Assistant Secretary and delivered to the Trustee.

     "Conditional Redemption" means a redemption pursuant to a notice of redemption that provides that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice of redemption.

     "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Guarantor" means Protection One, Inc. and its successors.

     "Holder" means a Person in whose name a Debt Security is registered in the Security Register.

     "Indexed Securities" means Debt Securities issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices.

     "Interest Payment Date" means the Stated Maturity of an installment of interest on the Debt Securities.

     "Issue Date" means the date of first issuance of the Debt Securities under either Indenture.

     "Maturity," when used with respect to any Debt Securities, means the date on which the principal of such Debt Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

     "Officers' Certificate" means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of Monitoring, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion of counsel, who may be counsel for Monitoring, including an employee of Monitoring.

     "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount at maturity thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indentures.

     "Outstanding," when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indentures, except:

          (i) Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (ii) Debt Securities, or portions thereof, for whose payment, money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than Monitoring) in trust or set aside and segregated in trust by Monitoring (if Monitoring shall act as its own Paying Agent) for the Holders of such Debt Securities;

          (iii) Debt Securities with respect to which Monitoring has effected defeasance and/or covenant defeasance as provided in the Indenture; and

          (iv) Mutilated, destroyed, lost or stolen Debt Securities which have become or are about to become due and payable which have been paid pursuant to the Indentures or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands the Debt Securities are valid obligations of Monitoring;

provided, however, that in determining whether the Holders of the requisite principal amount (or principal amount at maturity) of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, and for the purpose of making the calculations required by TIA Section 313, Debt Securities owned by Monitoring or any other obligor upon the Debt Securities or any Affiliate of Monitoring or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debt Securities and that the pledgee is not Monitoring or any other obligor upon the Debt Securities or any Affiliate of Monitoring or such other obligor.

     "Paying Agent" means any Person (including Monitoring acting as Paying Agent) authorized by Monitoring to pay the principal of (and premium, if any,
on) or interest on any Debt Securities on behalf of Monitoring.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Responsible Officer," when used with respect to the Trustee, means the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "Security Register" and "Security Registrar" have the respective meanings specified in the Indentures.

     "Senior Credit Facility" means Debt provided for in accordance with that certain Senior Indebtedness evidenced by a written agreement between Monitoring and lender parties thereto providing for term loan borrowings, revolving credit borrowings, leveraged lease borrowings, letters of credit or other indebtedness or obligations, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Senior Credit Facility or a successor Senior Credit Facility, whether by the same or any other lender or group of lenders.

     "Stated Maturity," when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

     "Subsidiary" means any corporation of which at the time of determination a Person, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the Voting Stock.

     "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force at the date as of which the Indentures were executed, except that any supplemental indenture executed pursuant to the Indentures shall conform to the requirements of the Trust Indenture Act as in effect on the date of execution thereof.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees or individuals performing similar functions of a Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of POI consists of 150,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.10 par value per share. As of April 15, 1998, there were 83,826,465 shares of Common Stock and no shares of Preferred Stock outstanding.

     On July 30, 1997, POI and Western Resources entered into a Contribution Agreement (as amended, the "Contribution Agreement"). Pursuant to the Contribution Agreement, on November 24, 1997 (the "Acquisition Date"), POI issued to Western Resources an aggregate of 68,673,402 shares of Common Stock, which shares represented 82.4% of the shares of Common Stock outstanding immediately after such issuance. In consideration for the issuance of such shares to Western Resources, Western Resources transferred to POI all of the outstanding stock of WestSec and Westar, which companies conducted the security alarm monitoring business of Western Resources, and an aggregate of $367.4 million in cash and securities. Subsequently, POI contributed the capital stock of WestSec to Monitoring.

     Pursuant to the Contribution Agreement, POI also granted to Western Resources the option to purchase up to 2,750,238 additional shares of Common Stock at a price of $15.50 per share (the "Western Option"). Western Resources' right to exercise the Western Option will terminate on the earlier of (a) October 31, 1999 or (b) the 45th day after the last day on which any of the 6 3/4% Convertible Senior Subordinated Notes due 2003 ("Convertible Notes") issued by Monitoring remain outstanding.

     As of March 31, 1998, Western Resources through its wholly owned subsidiary, Westar Capital, Inc., beneficially owned 73,166,195 shares of Common Stock, which represented approximately 83.0% of the issued and outstanding shares of Common Stock as of that date, as adjusted for the exercise of the Western option and the conversion of the Convertible Notes held by Western Resources. The 73,166,195 shares include 2,750,238 shares issuable upon exercise of the Western Option and 1,541,555 shares issuable upon conversion of $17,250,000 aggregate principal amount of Convertible Notes held by Western Resources.

     Each of POI and Monitoring is a Delaware corporation and as such is subject to Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL ("Section 203") prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things (i) mergers and consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to certain exercises, exchanges, conversions, distributions, or offers to purchase with respect to securities outstanding prior to the time that the Interested Stockholder became such and that generally, do not increase the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder, or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Because the November 1997 transaction in which Western Resources became the majority stockholder of POI was approved by POI's Board of Directors, the provisions of Section 203 requiring a "supermajority" vote to approve certain corporate transactions are not applicable to transactions between Western Resources and POI. The Contribution Agreement governing the November 1997 transaction, however, provides that during the 10-year period following the consummation of the transaction, a merger or a sale of all or substantially all of the assets of POI involving Western Resources or any affiliate of Western Resources generally will, under the terms of the Contribution Agreement, require the prior approval of a majority of the independent directors of POI, and Western Resources may acquire more than 85% of the outstanding shares of Common Stock or other voting securities of POI only under specified circumstances and subject to specified limitations. In addition, certain fiduciary obligations are imposed under Delaware law on Western Resources in its capacity as majority stockholder of POI.

     The foregoing could have the effect of discouraging others from attempting takeovers of POI and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored takeover attempts. Western Resources' controlling ownership position may also have the effect of preventing changes in the management of Protection One. It is possible that such controlling ownership position could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

     Western Resources has indicated that in the event of any offering of Common Stock or Securities convertible into Common Stock offered by POI or Monitoring from time to time, it may purchase a sufficient number of securities such that Western Resources continues to beneficially own in excess of 80% of POI's Common Stock, although Western Resources has no obligation to do so.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock do not possess cumulative voting rights, and members of the Board of Directors of POI are elected by a plurality vote. The holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock then outstanding. In the event of the liquidation, dissolution or winding up of POI, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issued upon conversion of any Debt Securities will be, duly authorized, validly issued, fully paid and non-assessable.

     As a result of Western Resources' ownership of a majority of POI's Common Stock, it has the ability to elect directors and otherwise approve matters to be presented to stockholders.

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services.

PREFERRED STOCK

     The Amended and Restated Certificate of Incorporation of POI authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders of POI. Although the issuance of Preferred Stock may, in certain circumstances, have the effect of delaying, deferring or preventing a change in control of POI without further action by the stockholders of POI and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others, any change of control will require the approval of Western Resources, which controls POI through its ownership of in excess of 80% of the issued and outstanding shares of Common Stock of POI.

                              PLAN OF DISTRIBUTION

     POI and Monitoring may sell the Securities being offered hereby through agents, underwriters, dealers or remarketing firms.

     Offers to purchase Securities may be solicited by agents designated by POI or Monitoring from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Monitoring to such agent will be set forth, in a Prospectus Supplement. Any such agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable Prospectus Supplement, on a firm commitment basis. Agents may be entitled under agreements which may be entered into with POI or Monitoring to indemnification by POI or Monitoring, as the case may be, against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for POI or Monitoring in the ordinary course of business.

     If any underwriters are utilized in any sale of the Securities in respect of which this Prospectus is delivered, POI or Monitoring will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by POI or Monitoring against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for POI or Monitoring in the ordinary course of business.

     If a dealer is utilized in any sale of the Securities in respect of which the Prospectus is delivered, POI or Monitoring will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by POI or Monitoring against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for POI or Monitoring in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for POI or Monitoring. Any remarketing firm will be identified and the terms of its agreement, if any, with POI or Monitoring, as the case may be, and its compensation will be described in the Prospectus Supplement. Remarketing firms may be entitled under agreements which may be entered into with POI or Monitoring to indemnification by POI or Monitoring, as the case may be, against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for POI or Monitoring in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, POI or Monitoring will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Debt Securities from POI or Monitoring, as the case may be, at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby has been passed upon for POI and Monitoring by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. Certain legal matters in connection with offerings made by this Prospectus may be passed upon for any underwriters, dealers or agents by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of POI appearing in its Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Arthur Anderson LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

                                     [LOGO]